     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 1999



                                                      REGISTRATION NO. 333-81227

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           CONCUR TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7372                          91-1608052
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                              6222 185TH AVENUE NE
                           REDMOND, WASHINGTON 98052
                                 (425) 702-8808
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                S. STEVEN SINGH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              6222 185TH AVENUE NE
                           REDMOND, WASHINGTON 98052
                                 (425) 702-8808
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                            MATTHEW P. QUILTER, ESQ.

                              KEVIN S. CHOU, ESQ.

                           NICHOLAS S. KHADDER, ESQ.
                               FENWICK & WEST LLP
                              TWO PALO ALTO SQUARE
                          PALO ALTO, CALIFORNIA 94306
                                 (650) 494-0600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 23, 1999

                                      LOGO

                                1,709,946 SHARES

                                  COMMON STOCK

                         ------------------------------

     Concur Technologies, Inc.'s common stock currently trades on the Nasdaq National Market. The last reported sale price of our common stock on June 15, 1999 was $25.875 per share. The trading symbol of our common stock is CNQR.

                         ------------------------------

                                  THE OFFERING

     Under this prospectus, the selling stockholders named on pages 69 to 72 of this prospectus are offering and selling shares of our common stock that they acquired as a result of our acquisition of Seeker Software, Inc.

                         ------------------------------

                  INVESTING IN OUR COMMON STOCK INVOLVES RISK.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.


                         ------------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1999

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE THESE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO "CONCUR," "WE," "OUR" AND "US" REFER TO CONCUR TECHNOLOGIES, INC., TOGETHER WITH ITS SUBSIDIARIES.
                         ------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    4
Special Notice Regarding Forward-Looking Statements.........   15
Use of Proceeds.............................................   16
Price Range of Common Stock.................................   16
Dividend Policy.............................................   16
Selected Consolidated Financial Data........................   17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   19
Business....................................................   35
Management..................................................   51
Certain Transactions........................................   63
Principal Stockholders......................................   67
Selling Stockholders........................................   69
Plan of Distribution........................................   73
Description of Capital Stock................................   78
Legal Matters...............................................   80
Experts.....................................................   80
Where You Can Find More Information.........................   80
Index to Consolidated Financial Statements..................  F-1

                           -------------------------

     We own or have rights to the product names, trade names and trademarks that we use in conjunction with the sale of our products, including Concur(TM), Concur Technologies(TM), Xpense Management Solution(TM), XMS(TM),
CompanyStore(TM), EmployeeDesktop(TM), The Seeker Workplace(TM) and QuickXpense(R). This prospectus also contains product names, trade names and trademarks that belong to other organizations.

                                    SUMMARY

     Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors" and the consolidated financial statements and notes, before deciding to invest in shares of our common stock.

                           CONCUR TECHNOLOGIES, INC.

     We are a leading provider of Intranet-based employee-facing software applications that extend automation to employees throughout the enterprise and to partners, vendors and service providers in the extended enterprise. Our Xpense Management Solution, or XMS, and CompanyStore products automate the preparation, approval, processing and data analysis of travel and entertainment expense reports and front-office procurement requisitions. Our EmployeeDesktop product integrates XMS and CompanyStore through a common user interface and provides a business portal through which corporate customers and third parties can deliver other information and services to employees. We believe we are the leading provider of travel and entertainment expense management solutions, based on a combination of the number of customers we serve and the features our solutions provide. Through our acquisition of Seeker Software, Inc. in June 1999, we added The Seeker Workplace, a comprehensive suite of Web-based employee and managerial human resource self-service applications, to our suite of products. We plan to incorporate The Seeker Workplace into EmployeeDesktop and to provide a comprehensive automation and transaction processing suite, including travel expense management, front-office procurement and human resources self-service solutions, fully integrated into a single business portal. Since 1996, we have licensed products to over 225 enterprise customers for use by over 1,500,000 end users. By automating manual, paper-based processes, our products reduce processing costs and enable customers to consolidate purchases with preferred vendors and negotiate vendor discounts.

     We sell our products primarily through our direct sales organization. We also have a number of strategic referral relationships. For example, American Express has referred corporate charge card customers seeking a travel and entertainment expense management solution to us. American Express owns a minority equity stake in us and is an affiliate. Automatic Data Processing, or ADP, jointly markets our XMS product and refers potential customers to us as well.

     Given the broad applicability of our products, we have licensed applications to numerous customers in a wide range of industries. Our customers include:

ADP                            Eastman Kodak               Motorola
AT&T                           Exxon                       The New York Times
Allied Signal                  Federal Express             Northrop Grumman
American Airlines              Gillette                    Pfizer
Anheuser-Busch                 Guardian Industries         Pharmacia & Upjohn
Bell South                     Hearst Corporation          Revlon
Bristol-Myers Squibb           J.C. Penney                 Seagate Technology
Case Corporation               John Hancock                Solutia
Clorox                         Knight-Ridder               Sprint
Computer Sciences Corporation  Lehman Brothers             Texaco
DaimlerChrysler Corporation    Levi Strauss                Texas Instruments
Dell Computer                  Lucent Technologies         Visio
DuPont                         Monsanto

                                  OUR ADDRESS

     Our principal executive offices are located at 6222 185th Avenue NE, Redmond, Washington 98052 and our telephone number is (425) 702-8808. Information in our Web site is not part of this prospectus.

                                  THE OFFERING

     All of the shares offered under this prospectus were originally issued by us to former Seeker Software stockholders in connection with our acquisition of Seeker Software. These shares are being offered on a continuous basis under Rule 415 of the Securities Act of 1933 during the period commencing on the effective date of the registration statement of which this prospectus is a part and ending on the first anniversary of the effective date, or as specified in our shelf registration agreement dated May 26, 1999 with the Seeker Software stockholders.

COMMON STOCK THAT MAY BE
  OFFERED BY SELLING
  STOCKHOLDERS.............  1,709,946 shares

COMMON STOCK TO BE
  OUTSTANDING AFTER THIS
  OFFERING.................  22,619,337 shares. This is based on the actual number of shares outstanding on June 15, 1999. The number excludes 5,630,186 shares subject to outstanding options or reserved for issuance under our stock and option plans and 2,224,267 shares subject to outstanding warrants.

USE OF PROCEEDS............  We will not receive any proceeds.

NASDAQ NATIONAL MARKET
  SYMBOL...................  CNQR

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Our consolidated financial data reflects our acquisition of 7Software, Inc. in June 1998 which resulted in a charge for acquired in-process technology, but does not reflect our acquisition of Seeker Software, Inc. in June 1999. See Note 3 to Notes to our Consolidated Financial Statements and see the separate financial statements of 7Software included in this prospectus. Supplemental financial information provided below is derived from the Supplemental Consolidated Financial Statements which combine our results with those of Seeker Software. See Note 20 to Notes to our Consolidated Financial Statements and see the separate financial statements of Seeker Software included in this prospectus.


                                                                                         SIX MONTHS ENDED
                                                 YEAR ENDED SEPTEMBER 30,                   MARCH 31,
                                      -----------------------------------------------   ------------------
                                       1994     1995      1996      1997       1998      1998       1999
                                      ------   -------   -------   -------   --------   -------   --------
CONSOLIDATED STATEMENT OF OPERATIONS
   DATA:
Revenues, net.......................  $   --   $ 2,128   $ 1,959   $ 8,270   $ 17,159   $ 7,074   $ 13,591
Loss from operations................    (602)   (2,895)   (4,958)   (5,505)   (17,760)   (3,867)   (11,461)
Net loss............................    (602)   (2,890)   (4,953)   (5,524)   (18,074)   (4,063)   (11,263)
Basic and diluted net loss per
   share............................  $(0.43)  $ (1.29)  $ (2.17)  $ (2.41)  $  (7.45)  $ (1.76)  $  (1.00)
Shares used in calculation of basic
   and diluted net loss per share...   1,400     2,234     2,282     2,288      2,425     2,309     11,294

SUPPLEMENTAL CONSOLIDATED STATEMENT
   OF OPERATIONS DATA:
Revenues, net.......................  $   --   $ 2,128   $ 2,085   $ 9,914   $ 21,216   $ 8,388   $ 16,814
Net loss............................    (602)   (2,890)   (5,285)   (8,614)   (27,129)   (7,337)   (16,525)
Basic and diluted net loss per
   share............................  $(0.43)  $ (1.29)  $ (1.75)  $ (2.84)  $  (8.41)  $ (2.39)  $  (1.36)



                                                                  MARCH 31, 1999
                                                                  --------------
                                                              ACTUAL    SUPPLEMENTAL
                                                              -------   ------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............  $46,156     $47,405
Working capital.............................................   33,425      30,157
Total assets................................................   60,719      64,641
Long-term obligations, net of current portion...............    6,579       8,757
Total stockholders' equity..................................   32,788      20,157

                                  RISK FACTORS

     You should carefully consider the risks described below before making any investment decision. The risks described below are not the only ones we face. Additional risks that we are unaware of or that we currently believe are immaterial may become important factors that affect our business. If any of the following risks actually occur, our business, results of operations and financial condition would be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or a part of your investment.

OUR OPERATING RESULTS FLUCTUATE WIDELY AND ARE DIFFICULT TO PREDICT.

     In the past our quarterly operating results have fluctuated significantly, and we expect them to continue to fluctuate in the future. Many of the factors causing the fluctuations are listed in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations." Our products are typically shipped when orders are received, so license backlog at the beginning of any quarter in the past represented only a small portion of that quarter's expected license revenues. This makes license revenues in any quarter difficult to forecast because they are dependent on orders booked and shipped in that quarter. Moreover, we typically recognize a substantial percentage of revenues in the last month of the quarter, frequently in the last week or even the last days of the quarter. Since our expenses are relatively fixed in the near term, any shortfall from anticipated revenues or any delay in the recognition of revenues could result in significant variations in operating results from quarter to quarter. We find it difficult to forecast quarterly license revenues because our sales cycle, from initial evaluation to delivery of software, is lengthy and varies substantially from customer to customer. If revenues fall below our expectations in a particular quarter, our business could be harmed. See "--Our lengthy sales cycle could adversely affect our revenue growth."

OUR EXPANSION INTO THE FRONT-OFFICE PROCUREMENT APPLICATION AND HUMAN RESOURCE SELF-SERVICE APPLICATION MARKETS IS RISKY.

     We recently added the CompanyStore front-office procurement application and The Seeker Workplace human resource self-service application to our product line. To date, we have licensed our front-office procurement and human resource self-service applications, collectively, to less than 40 customers. Our future revenue growth depends on our ability to license CompanyStore and The Seeker Workplace to new customers and our existing base of XMS customers. Potential and existing customers may not purchase CompanyStore or The Seeker Workplace for a number of reasons, including:

     - an absence of desired functionality;

     - the costs of and time required for implementation;

     - possible software defects; and

     - a customer's lack of the necessary hardware, software or Intranet infrastructure.

     Further, we must overcome certain significant obstacles to expand into the front-office procurement application and human resource self-service application markets, including:

     - competitors that have more experience and better name recognition;

     - the limited experience of our sales and consulting personnel in the front-office procurement application and human resource self-service application markets; and

     - our limited reference accounts in the front-office procurement application and human resource self-service application markets.

     Our business could be harmed if we fail to deliver the enhancements to CompanyStore and The Seeker Workplace that customers want. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

YEAR 2000 CONSIDERATIONS AMONG OUR CUSTOMERS AND POTENTIAL CUSTOMERS MAY REDUCE OUR SALES.

     We may experience reduced sales of products as customers and potential customers put a priority on correcting Year 2000 problems and therefore defer purchases of our products until later in 2000. Accordingly, demand for our products may be particularly volatile and unpredictable for the remainder of 1999 and early 2000.

WE RELY HEAVILY ON SALES OF ONE PRODUCT.

     Since 1997, we have generated substantially all of our revenues from licenses and services related to our XMS product. We believe that XMS revenues will continue to account for a large portion of our revenues for the foreseeable future. Our future financial performance will depend upon the successful development, introduction and customer acceptance of new and enhanced versions of XMS and our business could be harmed if we fail to deliver the enhancements to XMS that customers want. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE HAVE LIMITED EXPERIENCE SELLING OUR PRODUCTS AS A SUITE AND OUR EMPLOYEEDESKTOP MODEL MAY FAIL.

     We recently introduced EmployeeDesktop, which integrates XMS and CompanyStore as a suite of applications. Through our acquisition of Seeker Software, Inc. in June 1999, we added The Seeker Workplace to our suite of products. We plan to incorporate The Seeker Workplace into EmployeeDesktop. Until recently we have not sold our products as a suite, and we do not know whether customers will prefer to buy our products this way. In an effort to increase overall revenues, we expect to offer our integrated suite of applications at prices that will be lower than would be the case for the applications sold separately. This may have the effect of reducing per-user revenues. We also expect that selling our products as a suite will lengthen our sales cycle because the sale is more complex and is more likely to involve information technology specialists at the prospective customer. Because we are inexperienced selling our products this way, we cannot predict whether it will hurt our business. See "--Our lengthy sales cycle could adversely affect our revenue growth."

WE FACE SIGNIFICANT COMPETITION.

     The market for our products is intensely competitive and rapidly changing. Direct competition comes from independent software vendors of travel and entertainment expense management, front-office procurement and human resource self-service applications, and from providers of enterprise resource planning, or ERP, software applications that have or may be developing travel and entertainment expense management, front-office procurement and human resource self-service products. Many of our competitors in the travel and entertainment expense management, front-office procurement and human resource self-service markets have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we do. Moreover, a number of our competitors, particularly major ERP vendors, have well-established relationships with our current and potential customers as well as with systems integrators and other vendors and service providers. These competitors may also be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than we can. We also face indirect competition from potential customers' internal development efforts and have to overcome their reluctance to move away from existing paper-based systems. See "Business--Competition."

WE MAY EXPERIENCE DIFFICULTIES IN INTRODUCING NEW PRODUCTS AND UPGRADES.

     Through our acquisition of Seeker Software in June 1999, we added The Seeker Workplace to our product suite. We expect to add additional employee-facing applications to our product suite by acquisition or internal development, and to develop enhancements to our existing applications. We have experienced delays in the planned release dates of our software products and upgrades, and we have discovered software defects in new products after their introduction. New products or upgrades may not be released according to schedule, or may contain defects when released. Either situation could result in adverse publicity, loss of sales, delay in market acceptance of our products or customer claims against us, any of which could harm our business. If we do not develop, license or acquire new software products, or deliver enhancements to existing products on a timely and cost-effective basis, our business will be harmed.

YEAR 2000 COMPLIANCE COSTS ARE DIFFICULT TO ASSESS.

     Based on our assessment to date, we believe the current versions of our software products are capable of adequately distinguishing 21st century dates from 20th century dates. However, our products are generally integrated into enterprise systems involving sophisticated hardware and complex software products, which may not be Year 2000 compliant. We may in the future be subject to claims based on Year 2000 problems in others' products, Year 2000 problems alleged to be found in our products, Year 2000-related issues arising from the integration of multiple products within an overall system, or other Year 2000-related claims. In addition, earlier versions of our products were not Year 2000 compliant, and we do not intend to make them Year 2000 compliant. We also need to ensure Year 2000 compliance of our own internal computer and other systems, to continue testing our software products, to audit the Year 2000 compliance status of our suppliers and business partners, and to conduct a legal audit. We have not completed our Year 2000 investigation and overall compliance initiative, and the total cost of Year 2000 compliance may be material and may harm our business. See "--Year 2000 considerations among our customers may reduce our sales" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

OUR PLAN TO SELL PRODUCTS AS AN INTERNET-BASED ENTERPRISE SERVICE PROVIDER MAY FAIL.

     In addition to licensing our software applications, we plan to offer them as an Internet-based enterprise service provider, or ESP. We would price solutions on a per-transaction basis or on a subscription basis to companies seeking to outsource their employee-facing business applications. This business model is unproven and represents a significant departure from the strategies traditionally employed by us and other enterprise software vendors. We have no experience selling products or services as an ESP, and our efforts to develop this ESP business may significantly divert our revenues and management time and attention. In connection with our planned ESP business model, we will engage third-party service providers to perform many of the necessary services as independent contractors, and we will be responsible for monitoring their performance. We have limited experience outsourcing services or other important business functions in the past, and independent contractors may not perform those services adequately. If any service provider delivers inadequate support or service to our customers, our reputation could be harmed. In addition, we plan to use resellers to market ESP products. We have no experience utilizing resellers and we may not be successful in this effort.

     If customers determine that our products are not scalable, do not provide adequate security for the dissemination of information over the Internet, or are otherwise inadequate for Internet-based use, or if for any other reason customers fail to accept our products for use on the Internet or on a per-transaction or subscription basis, our business will be harmed. As an outsourced ESP provider, we may regularly receive large amounts of confidential information, including credit card, travel booking and other financial and accounting data through the Internet or extranets, and there can be no assurance that this information will not be subject to computer break-ins, theft and other improper activity that could jeopardize the security of information for which we are responsible. Even if our strategy of offering products to customers over the Internet is successful, some of those Internet customers may be ones that otherwise might have bought our software and services through our traditional licensing arrangements. Any such shift in potential license revenues to the ESP model, which is unproven and potentially less profitable, could harm our business.

WE HAVE LIMITED EXPERIENCE WITH LARGE-SCALE DEPLOYMENT, WHICH IS IMPORTANT TO OUR FUTURE SUCCESS.

     To date only a limited number of customers have deployed XMS and The Seeker Workplace on a large scale, and no customer has deployed CompanyStore on a large scale. We think that the ability of large customers to roll out our products across large numbers of users is critical to our success. If our customers cannot successfully implement large-scale deployments, or they determine that our products cannot accommodate large-scale deployments, our business would be harmed.

IT IS IMPORTANT FOR US TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS.

     To offer products and services to a larger customer base than we can reach through direct sales, telesales and internal marketing efforts, we depend on strategic referral relationships. If we were unable to maintain our existing strategic referral relationships or enter into additional strategic referral relationships, we would have to devote substantially more resources to the distribution, sale and marketing of our products and services. We would also lose anticipated customer introductions and co-marketing benefits. Our success depends in part on the ultimate success of our strategic referral partners and their ability to market our products and services successfully. A significant number of our new XMS sales have come through referrals from American Express, but American Express is not obligated to refer any potential customers to us, and it may enter into strategic relationships with other providers of expense reporting and front office procurement applications.

     Many of our strategic partners have multiple strategic relationships, and they may not regard us as significant for their businesses. In addition, our strategic partners may terminate their respective relationships with us, pursue other partnerships or relationships, or attempt to develop or acquire products or services that compete with our products or services. Further, our existing strategic relationships may interfere with our ability to enter into other desirable strategic relationships. See "Business--Sales," "--Marketing" and "--Competition."

FUTURE ACQUISITIONS MIGHT HARM OUR BUSINESS.

     As part of our business strategy, we might seek to acquire or invest in businesses, products or technologies that we feel could complement or expand our business. If we identify an appropriate acquisition opportunity, we might not be able to negotiate the terms of that acquisition successfully, finance it, or integrate it into our existing business and operations. We have completed only two acquisitions to date, 7Software, Inc. and Seeker Software. We may not be able to select, manage or absorb any future acquisitions successfully. Further, the negotiation of potential acquisitions, as well as the integration of an acquired business, would divert management time and other resources. We may have to use a substantial portion of our available cash to consummate an acquisition. On the other hand, if we consummate acquisitions through an exchange of our securities, our stockholders could suffer significant dilution. In addition, we cannot assure you that any particular acquisition, even if successfully completed, will ultimately benefit our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE MAY NOT MEET OUR EXPECTATIONS FOR THE SEEKER SOFTWARE ACQUISITION.

     Our acquisition of Seeker Software in June 1999 was a significant investment. The purchase price for Seeker Software included shares of our common stock and options to purchase shares of our common stock, together representing an aggregate of approximately 18% of our outstanding common stock as of June 15, 1999. In connection with the acquisition, we recorded in the third quarter a charge to operating expenses of approximately $7.9 million for direct and other acquisition-related costs pertaining to the transaction. Acquisition costs consisted primarily of financial advisor fees for both companies, attorneys, accountants, financial printing and other related charges. We may incur additional costs in the future in integrating the business of Seeker Software with our business. We were willing to pay such costs to acquire a company and products which we believe will allow us to provide a comprehensive automation and transaction processing suite, including travel expense management, front-office procurement and human resources self-service solutions, fully integrated into a single business portal. We plan to integrate the Seeker Software business with our own, including product development efforts focused on fully integrating The Seeker Workplace into EmployeeDesktop. We also expect to be able to sell our newly-acquired The Seeker Workplace applications to some of the existing customers of our EmployeeDesktop, XMS and CompanyStore products, and to sell EmployeeDesktop, XMS and CompanyStore to existing customers of The Seeker Workplace. We may not, however, be able to meet our expectations for the acquisition. We may encounter substantial difficulties and financial risks such as:

     - difficulty assimilating the operations, technology and personnel of the combined companies;

     - disruption of our ongoing business;

     - potential difficulties in completing projects;

     - problems retaining key technical and managerial personnel;

     - additional operating losses and expenses of the acquired business; and

     - impairment of relationships with existing customers, business partners and employees.

     In addition, recent actions and comments from the Securities and Exchange Commission have indicated that they are scrutinizing the application of the pooling of interest method of accounting for business combinations. While we believe we are in compliance with the rules and related guidance as they currently exist, we can provide no assurance that the Commission will not challenge our conclusions and ultimately seek to treat this transaction under the purchase method of accounting for business combinations. This could result in the restatement of financial statements requiring the recording of goodwill and related amortization expense and as such could have a material negative impact on our financial results for the periods subsequent to the acquisition.

     We cannot assure you that we will be successful in overcoming these or any other problems or risks in connection with the acquisition of Seeker Software. Mergers and acquisitions of high-technology companies are inherently risky, and no assurance can be given that our previous or future acquisitions will be successful and will not adversely affect our financial condition or results of operations.

OUR SHORT OPERATING HISTORY AND SIGNIFICANT LOSSES MAKE OUR BUSINESS DIFFICULT TO EVALUATE.

     We are still in the early stages of our development, so evaluating our business operations and our prospects is difficult. We incorporated in 1993 and have incurred net losses in each quarter since then. We shipped our first product in fiscal 1995, and since fiscal 1997 have derived substantially all of our revenues from licenses of our XMS product and related services. To compete effectively, we expect to devote substantial cash, financial and other resources to expanding our sales and marketing, research and development, and professional services organizations. These investments may never produce a profit. We incurred net losses of $5.0 million for fiscal 1996, $5.5 million for fiscal 1997, $18.1 million for fiscal 1998 and $11.3 million for the six months ended March 31, 1999. As of March 31, 1999, we had an accumulated deficit of $43.3 million. We expect to continue to incur net losses for the foreseeable future. Despite substantial net operating loss carryforwards as of March 31, 1999, tax laws may limit their use in the future upon the occurrence of certain events, including a significant change in ownership interests. See "--Our operating results fluctuate widely and are difficult to predict," "Selected

Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR LENGTHY SALES CYCLE COULD ADVERSELY AFFECT OUR REVENUE GROWTH.

     Because of the high costs involved, customers for enterprise software products typically commit significant resources to an evaluation of available software applications and require us to expend substantial time, effort and money educating them about the value of our products and services. The time between initial contact with a potential customer and the ultimate sale, our sales cycle, typically ranges between six and nine months. As a result of our lengthy sales cycle, we have only a limited ability to forecast the timing and size of specific sales. Any delay in completing, or failure to complete, sales in a particular quarter or fiscal year could harm our business and could cause our operating results to vary significantly. See "--Our operating results fluctuate widely and are difficult to predict," and "--Year 2000 considerations among our customers and potential customers may reduce our sales."

WE DEPEND ON OUR KEY EMPLOYEES.

     Our success depends on the performance of our senior management, particularly S. Steven Singh, our President and Chief Executive Officer, who is not bound by an employment agreement. Although we maintain key person life insurance on Mr. Singh in the amount of $1 million, the loss of his services would harm our business. If one or more members of our senior management or any of our key employees were to resign, particularly to join or form a competitor, the loss of that personnel and any resulting loss of existing or potential customers to that competitor would harm our business. See "Business--Competition," "--Employees" and "Management."

WE MUST ATTRACT AND RETAIN QUALIFIED PERSONNEL, PARTICULARLY SERVICE PERSONNEL.

     Our success depends on our ability to attract and retain qualified, experienced employees. There is substantial competition for experienced engineering, sales and consulting personnel in the market segments in which we compete. Many of our competitors for experienced personnel have greater financial and other resources. In particular, we compete for personnel with Microsoft Corporation, which is located in the same geographic area as our headquarters. We also compete for personnel with other software vendors, including ERP vendors, and with consulting and professional services companies. In addition, our customers generally purchase consulting and implementation services. While we have recently established relationships with some third-party providers, we continue to be the primary provider of these consulting and implementation services. It is difficult and expensive to recruit, train and retain qualified personnel to perform these services, and we may from time to time have inadequate levels of staffing to perform these services. As a result, our growth could be limited due to our lack of capacity to provide such services, or we could experience deterioration in service levels or decreased customer satisfaction, any of which would harm our business. See "--We depend on service revenues to increase our overall revenues" and "Business--Employees."

WE DEPEND ON OUR DIRECT SALES MODEL.

     We sell our products primarily through our direct sales force. We believe that there is significant competition for direct sales personnel with the advanced sales skills and technical knowledge we need. Our inability to hire competent sales personnel, or our failure to retain them, would harm our business. See "--We depend on our key employees" and "--We must attract and retain qualified personnel, particularly service personnel."

     In addition, by relying primarily on a direct sales model, we may miss sales opportunities that might be available through other sales channels, such as domestic and international resellers. In the future, we intend to develop indirect distribution channels through third-party distribution arrangements, but we may not be successful in establishing those arrangements, or they may not increase revenues. Furthermore, we plan to use resellers to market our ESP products in particular. We have no experience utilizing resellers to date. The failure to develop indirect channels may place us at a significant competitive disadvantage. See "Business--Competition" and "--Sales."

WE DEPEND ON SERVICE REVENUES TO INCREASE OUR OVERALL REVENUES.

     Our service revenues, excluding the impact of the Seeker Software acquisition, have increased each year as a percentage of total revenues. Service revenues represented 12.4% of total revenues for fiscal 1996, 23.3% of total revenues for fiscal 1997, 31.8% of total revenues for fiscal 1998 and 32.0% of total revenues for the six months ended March 31, 1999. We anticipate that service revenues will continue to represent a significant percentage of total revenues. To a large extent, the level of service revenues depends upon the ongoing renewals of customer support contracts by our growing installed customer base. Customer support contracts might not be renewed. And, if third-party organizations such as systems integrators become proficient in installing or servicing our products, consulting revenues could decline. Our ability to increase service revenues will depend in large part on our ability to increase the scale of our services organization, including our ability to successfully recruit and train a sufficient number of qualified services personnel. See "--We depend on our key employees," "--We must attract and retain qualified personnel, particularly service personnel" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

THERE ARE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

     Our international operations are subject to a number of risks, including:

     - costs of customizing products for foreign countries;

     - laws and business practices favoring local competition;

     - dependence on local vendors;

     - compliance with multiple, conflicting and changing governmental laws and regulations;

     - longer sales cycles;

     - greater difficulty in collecting accounts receivable;

     - import and export restrictions and tariffs;

     - difficulties staffing and managing foreign operations;

     - multiple conflicting tax laws and regulations; and

     - political and economic instability.

     Our international operations also face foreign currency-related risks. To date, most of our revenues have been denominated in U.S. Dollars, but we believe that an increasing portion of our revenues will be denominated in foreign currencies. In particular, we expect that an increasing portion of our international sales may be Euro-denominated. The Euro is an untested currency and may be subject to economic risks that are not currently contemplated. We currently do not engage in foreign exchange hedging activities, and therefore our international revenues and expenses are currently subject to the risks of foreign currency fluctuations. See "--Our operating results fluctuate widely and are difficult to predict" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Revenues from customers outside the United States, excluding the impact of the Seeker Software acquisition, primarily in the United Kingdom, Canada and Australia, were insignificant prior to fiscal 1997, and represented approximately $1.3 million in fiscal 1997, $810,000 in fiscal 1998 and $665,000 in the six months ended March 31, 1999. A key component to our business strategy is to expand our sales and support operations internationally. We employ sales professionals in London and Sydney and intend to establish additional international sales offices, expand our international management, sales and support organizations, and enter into relationships with additional international remarketers. We are in the early stages of developing our indirect distribution channels in markets outside the United States. We may not be able to attract remarketers that will be able to market our products effectively.

     We must also customize our products for local markets. For example, our ability to expand into the European market will depend on our ability to develop a travel and entertainment expense management solution that incorporates the tax laws and accounting practices followed in Germany and other European countries, and to develop employee-facing applications that support the Euro. Further, if we establish significant operations overseas, we may incur costs that would be difficult to reduce quickly because of employee practices in those countries.

OUR PRODUCTS MIGHT NOT BE COMPATIBLE WITH ALL MAJOR PLATFORMS, WHICH COULD INHIBIT SALES.

     We must continually modify and enhance our products to keep pace with changes in hardware and software platforms and database technology. As a result, uncertainties related to the timing and nature of new product announcements, introductions or modifications by vendors of operating systems, back-office applications, and browsers and other Internet-related applications could hurt our business. In addition, our products are not currently based upon the Java programming language, an increasingly widely-used language for developing Internet applications. We have made a strategic decision not to develop a fully Java-based product at this time. Accordingly, certain features available to products written in Java may not be available in our products, and this could result in reduced customer demand. See "Business--Products and Technology."

WE RELY ON THIRD-PARTY SOFTWARE THAT IS DIFFICULT TO REPLACE.

     Some of the software we license from third parties would be difficult to replace. This software may not continue to be available on commercially reasonable terms, if at all. The loss or inability to maintain any of these technology licenses could result in delays in the sale of our products and services until equivalent technology, if available, is identified, licensed and integrated, which could harm our business.

OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY IS LIMITED AND OUR PRODUCTS MAY BE SUBJECT TO INFRINGEMENT CLAIMS BY THIRD PARTIES.

     We are dependent upon our proprietary technology. We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary information. In some cases, we are using marks to which we do not have federal trademark registration and certain of these marks for which we have filed for federal registration may not be ultimately be registrable and we may have incomplete rights to use these marks. We have also taken steps to avoid disclosure of our proprietary technology by generally restricting customer access to our products' source code and requiring all employees and contractors to enter into confidentiality and invention assignment agreements. However, certain of our customers and partners have received access to source code versions of our products in order to facilitate more extensive testing of our products and certain of our former technical personnel and contractors did not execute such confidentiality and invention assignment agreements. Further, we only recently began requiring contractors and temporary employees to execute our confidentiality agreement rather than executing the confidentiality agreements maintained by temporary agencies or not executing any such agreements. We presently have no patents or patent applications pending. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to as great as extent as do the laws of the United States, and we expect that it will become more difficult to monitor use of our products as we increase our international presence. There can be no assurance that our means of protecting these proprietary rights will be adequate, nor that our competitors will not independently develop similar technology. In addition, we cannot assure you that third parties will not claim infringement by us with respect to current or future products or other intellectual property rights. Any such claims could have a material adverse effect on our business, results of operations and financial condition. See "Business--Intellectual Property Rights."

OUR ABILITY TO MAINTAIN A SATISFACTORY LEVEL OF INTEROPERABILITY OF OUR PRODUCTS WITH THOSE OF OTHER SOFTWARE VENDORS MAY BE LIMITED.

     Our products are designed to operate on a variety of hardware and software platforms employed by our customers. We must continually modify and enhance our products to keep pace with changes in hardware and software platforms and database technology. As a result, uncertainties related to the willingness of the various vendors of these platforms to work with us, the timing and nature of new product announcements, introductions or modifications by vendors of operating systems (particularly Microsoft), by vendors of back-office applications (particularly SAP, Oracle and PeopleSoft) and by vendors of browsers and other Internet-related applications (particularly Netscape and Microsoft) could harm our business, results of operations and financial condition. See "Business--Products and Technology."

OUR REVENUE RECOGNITION POLICY MAY CHANGE WHEN DEFINITIVE GUIDANCE IS AVAILABLE.

     We recognize revenues from sales of software licenses when we sign a non-cancelable license agreement with a customer, the software is shipped, no significant post-delivery vendor obligations remain and collection is deemed probable. We recognize customer support revenues ratably over the contract term (which is typically one year) and recognize revenues for consulting services as such services are performed. We believe our current revenue recognition policies and practices are consistent with applicable accounting standards. However, full guidelines for recently introduced software revenue recognition standards have not yet been issued. Once available, such guidance could lead to unanticipated changes in our current revenue accounting practices, and such changes could significantly reduce our future revenues and earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Results of Operations."

WE HAVE BEEN PUBLIC FOR ONLY A SHORT TIME AND OUR STOCK PRICE HAS BEEN VOLATILE.

     We completed our initial public offering in December 1998. Prior to this there was no trading market for our stock. The market price of our common stock has been highly volatile and is subject to wide fluctuations. We expect our stock price to continue to fluctuate:

     - in response to quarterly variations in operating results;

     - in reaction to announcements of technological innovations or new products by us or our competitors;

     - because of market conditions in the enterprise software industry; and

     - in reaction to changes in financial estimates by securities analysts, and our failure to meet or exceed the expectations of analysts or investors.

OUR CORPORATE GOVERNANCE STRUCTURE MAY DELAY OR PREVENT OUR ACQUISITION BY ANOTHER COMPANY.

     Our staggered board of directors makes a takeover less likely. Our certificate of incorporation and bylaws divide the board of directors into three classes to serve staggered three-year terms, prohibit the stockholders from taking action by written consent and restrict the ability of stockholders to call special meetings. These provisions may make it more difficult for a third party to acquire a majority of our voting stock or effect a change in control of us. Agreements with American Express also contain provisions making it more difficult for third parties to acquire a substantial amount of our voting stock or effect a change in control of us. In addition, our board of directors is authorized to issue 5,000,000 shares of preferred stock, without further stockholder approval, that could have preference over the common stock with respect to the payment of dividends and upon our liquidation, dissolution or winding-up. See "Management--Executive Officers and Directors," "Description of Capital Stock" and "Certain Transactions."

FUTURE SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE.

     If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public, the market price of our common stock could fall. These sales could also impair our ability to raise capital through the sale of equity securities in the future at a price we deem appropriate.

     As of June 15, 1999, we had outstanding approximately 22,619,337 shares of common stock. Of these shares, approximately 7,117,753 were eligible for sale in the public market on that date. Approximately 3,419,929 are shares we issued to former stockholders of Seeker Software in exchange for their Seeker Software stock, which are eligible for sale in the public market beginning on the effective date of this prospectus, but only in accordance with the restrictions set forth in the "Plan of Distribution" section. Approximately 11,184,835 shares of our common stock are subject to lock-up agreements between the holders of those shares and the representatives of the underwriters of our secondary public offering, pursuant to which the holders have agreed not to sell, contract to sell or grant any option to purchase or otherwise dispose of common stock until 90 days after the effective date of the registration statement filed in connection with the secondary offering (July 16, 1999). Of the shares subject to the lock-up with the representatives of the underwriters, approximately 10,966,919 shares are also subject to a lock-up agreement with us in connection with our acquisition of Seeker Software that will expire when we have publicly released the combined financial results of Concur and Seeker Software covering a period of at least 30 days of our post-merger combined operations. We expect this announcement to occur in July 1999. Following the expiration of these periods, substantially all the shares subject to the lock-up agreements will become available for immediate sale in the public market, subject to volume and other limitations of Rule 144. The underwriters have informed us that they reserve the right without announcement to release shares from the lock-up agreements prior to the expiration of their terms.

              SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our expectations about our future performance, contain projections of our future operating results of our future financial condition, or state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this prospectus, as well as any other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in these risks factors and elsewhere in this prospectus could have a material and adverse effect on our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline and you could lose all or part of your investment.

                                USE OF PROCEEDS

     We will not receive any proceeds from sales of our common stock by the selling stockholders under this prospectus.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is traded on the Nasdaq National Market under the symbol "CNQR." The following table sets forth the range of the high and low closing sale prices by quarter as reported on the Nasdaq National Market since December 16, 1998, the date our common stock commenced public trading.

                                                         HIGH         LOW
        FISCAL YEAR ENDING SEPTEMBER 30, 1999:           ----        -----
First quarter (since December 16, 1998)................  $30 1/2     $19 1/2
Second quarter.........................................  $45 1/8     $25
Third quarter (through June 15, 1999)..................  $55         $25 1/4

     On June 15, 1999, the last reported sale price for our common stock on the Nasdaq National Market was $25.875 per share.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock and do not expect to do so in the foreseeable future. We anticipate that any future earnings will be retained by us to develop and expand our business. Any future determination with respect to the payment of dividends will be at the discretion of our board of directors and will depend upon, among other things, operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions and such other factors as our board of directors deems relevant. In addition, we have credit facilities in place that prohibit the payment of cash dividends without the lender's consent. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with our Consolidated Financial Statements and related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended September 30, 1996, 1997 and 1998, and the consolidated balance sheet data as of September 30, 1997 and 1998, are derived from our consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this prospectus. The consolidated statement of operations data for the year ended September 30, 1995 and the consolidated balance sheet data as of September 30, 1995 and 1996 are derived from our audited consolidated financial statements that are not included in this prospectus. The consolidated statement of operations data for the year ended September 30, 1994, and the consolidated balance sheet data as of September 30, 1994, are derived from our unaudited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the six months ended March 31, 1998 and 1999 and the consolidated balance sheet data as of March 31, 1999 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements reflect all normal recurring adjustments that, in the opinion of our management, are necessary for a fair presentation of our financial position at March 31, 1999 and for the six month periods ended March 31, 1998 and 1999. The results of operations for the six month period ended March 31, 1999 are not necessarily indicative of future results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."


     Our consolidated financial data reflects our acquisition of 7Software in June 1998 which resulted in a charge for acquired in-process technology, but does not reflect our acquisition of Seeker Software in June 1999. See Note 3 of Notes to Consolidated Financial Statements and see the separate financial statements of 7Software and Seeker Software included in this prospectus. See
Note 13 of Notes to Consolidated Financial Statement for an explanation of the number of shares used in computing pro forma net loss per share.



     Our supplemental consolidated financial statement information is derived from the supplemental consolidated financial statements included in this prospectus which reflects the retroactive restatement of our accounts to reflect the accounting for the acquisition with Seeker Software as a pooling of interests.

                                                                                        SIX MONTHS ENDED
                                            YEAR ENDED SEPTEMBER 30,                        MARCH 31,
                             ------------------------------------------------------    -------------------
                              1994        1995       1996        1997        1998       1998        1999
                             -------    --------    -------    --------    --------    -------    --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA
Revenues, net:
  Licenses.................  $    --    $  2,104    $ 1,717    $  6,347    $ 11,696    $ 4,854    $  9,243
  Services.................       --          24        242       1,923       5,463      2,220       4,348
                             -------    --------    -------    --------    --------    -------    --------
        Total revenues.....       --       2,128      1,959       8,270      17,159      7,074      13,591
                             -------    --------    -------    --------    --------    -------    --------
Cost of revenues:
  Licenses.................       --         728        386         394         558        172         573
  Services.................       --         673        839       2,269       5,684      2,212       5,139
                             -------    --------    -------    --------    --------    -------    --------
        Total cost of
          revenues.........       --       1,401      1,225       2,663       6,242      2,384       5,712
                             -------    --------    -------    --------    --------    -------    --------
Gross profit...............       --         727        734       5,607      10,917      4,690       7,879
                             -------    --------    -------    --------    --------    -------    --------
Operating expenses:
  Sales and marketing......      111       2,363      2,936       5,896      12,353      4,606      10,401
  Research and
    development............      425         744      1,793       3,401       6,434      2,278       5,505
  General and
    administrative.........       66         515        963       1,815       4,687      1,673       3,434
  Acquired in-process
    technology.............       --          --         --          --       5,203         --          --
                             -------    --------    -------    --------    --------    -------    --------
        Total operating
          expenses.........      602       3,622      5,692      11,112      28,677      8,557      19,340
                             -------    --------    -------    --------    --------    -------    --------
Loss from operations.......     (602)     (2,895)    (4,958)     (5,505)    (17,760)    (3,867)    (11,461)
Other income (expense),
  net......................       --           5          5         (19)       (314)      (196)       (198)
                             -------    --------    -------    --------    --------    -------    --------
Net loss...................  $  (602)   $ (2,890)   $(4,953)   $ (5,524)   $(18,074)   $(4,063)   $(11,263)
                             =======    ========    =======    ========    ========    =======    ========
Basic and diluted net loss
  per share................  $ (0.43)   $  (1.29)   $ (2.17)   $  (2.41)   $  (7.45)   $ (1.76)   $  (1.00)
                             =======    ========    =======    ========    ========    =======    ========
Shares used in calculation
  of basic and diluted net
  loss per share...........    1,400       2,234      2,282       2,288       2,425      2,309      11,294
                             =======    ========    =======    ========    ========    =======    ========
SUPPLEMENTAL CONSOLIDATED
  STATEMENT OF OPERATIONS
  DATA:
Revenues, net..............  $    --    $  2,128    $ 2,085    $  9,914    $ 21,216    $ 8,388    $ 16,814
Net loss...................     (602)     (2,890)    (5,285)     (8,614)    (27,129)    (7,337)    (16,525)
Basic and diluted net loss
  per share................    (0.43)      (1.29)   $ (1.75)   $  (2.84)   $  (8.41)   $ (2.39)   $  (1.36)



                                                                     SEPTEMBER 30,
                                                    -----------------------------------------------   MARCH 31,
                                                    1994     1995      1996       1997       1998       1999
                                                    -----   -------   -------   --------   --------   ---------
                                                                          (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA
Cash, cash equivalents and marketable
  securities......................................  $ 277   $ 2,541   $ 5,685   $  6,695   $ 15,629    $46,156
Working capital (deficit).........................   (175)    1,839     4,073      6,183      8,474     33,425
Total assets......................................    345     3,058     6,759     12,364     25,031     60,719
Long-term obligations, net of current portion.....    233       125       215      3,687      8,092      6,579
Redeemable convertible preferred stock and
  warrants........................................     --     4,903    12,386     17,345     30,129         --
Total stockholders' equity (deficit)..............   (353)   (3,234)   (8,186)   (13,710)   (26,219)    32,788



                                                                     SEPTEMBER 30,
                                                    -----------------------------------------------   MARCH 31,
                                                    1994     1995      1996       1997       1998       1999
                                                    -----   -------   -------   --------   --------   ---------
                                                                          (IN THOUSANDS)
SUPPLEMENTAL CONSOLIDATED BALANCE SHEET DATA
Cash, cash equivalents and marketable
  securities......................................  $ 277   $ 2,541   $ 5,742   $  7,370   $ 18,698    $47,405
Working capital (deficit).........................   (175)    1,839     3,902      5,865      7,393     30,157
Total assets......................................    345     3,058     6,993     14,734     31,590     64,641
Long-term obligations, net of current portion.....    233       125       215      3,965      9,784      8,757
Redeemable convertible preferred stock and
  warrants........................................     --     4,903    12,386     17,345     38,144      8,201
Total stockholders' equity (deficit)..............   (353)   (3,234)   (8,307)   (13,733)   (35,839)    20,157

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. The following discussion of financial condition and results of operations generally excludes the impact of our acquisition of Seeker Software except as otherwise noted and as discussed under the caption "Supplemental Management's Discussion and Analysis."

OVERVIEW

     We are a leading provider of Intranet-based employee-facing software applications that extend automation to employees throughout the enterprise and to partners, vendors and service providers in the extended enterprise. Our Xpense Management Solution, or XMS, and CompanyStore products automate the preparation, approval, processing and data analysis of travel and entertainment expense reports and front-office procurement requisitions. Our EmployeeDesktop product integrates XMS and CompanyStore through a common user interface and provides a business portal through which corporate customers and third parties can deliver other information and services to employees. We believe we are the leading provider of travel and entertainment expense management solutions, based on a combination of the number of customers we serve and the features our solutions provide. Since 1996, we have licensed products to over 225 enterprise customers for use by over 1,500,000 end users. By automating manual, paper-based processes, our products reduce processing costs and enable customers to consolidate purchases with preferred vendors and negotiate vendor discounts. Through our acquisition of Seeker Software in June 1999, we added The Seeker Workplace, a comprehensive suite of Web-based employee and managerial human resource self-service applications, to our suite of products. We plan to incorporate The Seeker Workplace into EmployeeDesktop.

     We were incorporated in 1993 and commenced operations in fiscal 1994, initially developing QuickXpense, a retail, shrink-wrapped application that automated travel and entertainment expense reporting for individuals. We first shipped QuickXpense in fiscal 1995 and sold QuickXpense through a combination of retail channels and direct marketing, utilizing a small sales force and no consulting or implementation staff. In response to inquiries from businesses seeking to automate the entire travel and entertainment expense reporting process, including back-office processing and integration to financial systems, we significantly expanded our product development efforts and released XMS, a client-server based enterprise travel and entertainment expense management solution in July 1996. In March 1998, we shipped an Intranet-based version of XMS. While we continue to sell the client-server version of XMS, since its release the Intranet-based version has accounted for a majority of XMS license revenues. We expect to continue to focus product development efforts on the Intranet-based versions of our products.

     On June 30, 1998, we acquired 7Software, a privately-held software company and the developer of CompanyStore. 7Software was incorporated in May 1997. 7Software was selling the initial version of its product through a single sales representative at the time we acquired it. In connection with the acquisition, we issued 708,918 shares of our common stock in exchange for all the outstanding shares of 7Software. We also converted all of

7Software's outstanding options into options to purchase up to 123,921 shares of our common stock, paid $130,000 to 7Software, and agreed to pay $500,000 to certain shareholders of 7Software. Our total purchase price was valued at $6.2 million, including direct costs of the acquisition. The total purchase price was determined by our management and board of directors based on an assessment of the value of 7Software and as a result of negotiations with 7Software. In determining the purchase price, we estimated the fair value of our common stock and our stock options issued in the transaction. We also entered into employment and bonus agreements with certain officers of 7Software. The acquisition was recorded under the purchase method of accounting and the results of operations of 7Software and the fair value of the assets acquired and liabilities assumed were included in our consolidated financial statements beginning on the acquisition date. In connection with this acquisition, we recorded $5.2 million for in-process technology as an expense in the quarter ended June 30, 1998. In addition, we recorded capitalized technology and other intangible assets of $960,000 that will be amortized on a straight-line basis over the three years following the acquisition. See Note 3 of Notes to Consolidated Financial Statements.

     In January 1999 we introduced EmployeeDesktop, which provides a common user interface and a common technology platform to integrate our current products and future applications. We plan to offer our products as an Internet-based enterprise service provider on a per-transaction or subscription basis to companies seeking to outsource their employee-facing business applications.

     On June 1, 1999, we acquired all of the outstanding capital stock of Seeker Software. Seeker Software, based in Oakland, California, provides a comprehensive suite of Web-based employee and managerial human resource self-service applications called The Seeker Workplace. In connection with the acquisition, we issued approximately 3,419,929 shares of common stock in exchange for all of the outstanding capital stock and warrants of Seeker Software, and we converted all of Seeker Software's outstanding options into options to purchase up to 680,234 shares of our common stock. The Seeker Software acquisition was accounted for as a pooling of interest. The historical results of the pooled entities reflect each of their actual operating cost structures and, as a result, do not necessarily reflect the cost structure of the newly combined entity. The historical results do not purport to be indicative of results, which may occur in the future. Prior to the acquisition, Seeker Software had a fiscal year-end of December 31.

     In connection with the acquisition, we recorded in the third quarter a charge to operating expenses of approximately $7.9 million for direct and other acquisition-related costs pertaining to the transaction. Acquisition costs consisted primarily of financial advisors fees for both companies, attorneys, accountants, financial printing and other related charges.

     We expect that for the foreseeable future the significant majority of our revenues will continue to be derived from our XMS product line and related services. Our revenues, which consist of software license revenues and service revenues, totaled $2.0 million, $8.3 million and $17.2 million in fiscal 1996, 1997 and 1998, respectively, and $13.6 million in the six months ended March 31, 1999. Through June 1996, our revenues were derived from licenses of QuickXpense and related services. In July 1996, we released XMS. Substantially all of our revenues since the fourth quarter of fiscal 1996 have been derived from licenses of XMS and related services. Our product pricing is based on the number of users or employees of the purchasing enterprise. Service revenues consist of consulting, customer support and training. See "Risk Factors--Our short operating history and significant losses make our business difficult to evaluate," "--Our operating results fluctuate widely and are difficult to predict" and "--We rely heavily on sales of one product."

     We market our software and services primarily through our direct sales organization in the United States, Canada, the United Kingdom and Australia. Revenues from XMS licenses and services to customers outside the United States were insignificant prior to fiscal 1997, and represented approximately $1.3 million and $810,000 in fiscal 1997 and 1998, respectively, and $665,000 in the six months ended March 31, 1999. Historically, as a result of the relatively small amount of international sales, fluctuations in foreign currency exchange rates have not had a material effect on our business. See "Risk Factors--There are risks associated with international operations" and Note 15 of Notes to Consolidated Financial Statements.

     For fiscal 1998 and prior years, we recognized revenues in accordance with the American Institute of Certified Public Accountants Statement of Position 91-1. Software license revenues are recognized when a non-cancelable license agreement has been signed with a customer, the software is shipped, no significant post delivery vendor obligations remain and collection is deemed probable. Maintenance revenues are recognized ratably over the contract term, typically one year. Revenues for consulting services are recognized as such services are performed. Commencing with fiscal 1999, we recognize revenues in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition," or SOP 97-2. SOP 97-2 has been subject to certain modifications and interpretations since its release in October 1997. Most recently in December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" which has been adopted by us without any significant effect on revenue recognition. Further implementation guidelines relating to SOP 97-2 and related modifications may result in unanticipated changes in our revenue recognition practices and such changes could affect our future revenues and earnings.

     Since inception, we have incurred substantial research and development costs and have invested heavily in the expansion of our sales, marketing and professional services organizations to build an infrastructure to support our long-term growth strategy. The number of our full-time employees increased from 150 as of March 31, 1998, to 281 as of March 31, 1999, representing an increase of 87%. As a result of investments in our infrastructure, we have incurred net losses in each fiscal quarter since inception and, as of March 31, 1999, had an accumulated deficit of $43.3 million. We anticipate that our operating expenses will increase substantially for the foreseeable future as we expand our product development, sales and marketing and professional services staff. In addition, we expect to incur substantial expenses associated with sales personnel, referral fees and marketing programs in future periods as a result of our joint marketing agreements with TRS and ADP. Accordingly, we expect to incur net losses for the foreseeable future.

     We have recorded aggregate deferred stock compensation of $861,000. Deferred stock compensation is amortized over the life of the options, generally four years. During fiscal 1998, we recorded amortization of deferred stock compensation of $409,000 and during the six month period ended March 31, 1999, we recorded amortization of deferred stock compensation of $133,000.

     We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as indicative of future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets. There can be no assurance we will be successful in addressing such risks and difficulties. In addition, although we have experienced significant revenue growth recently, this trend may not continue. In addition, we may not achieve or maintain profitability in the future. See "Risk Factors--Our short operating history and significant losses make our business difficult to evaluate" and "--Our operating results fluctuate widely and are difficult to predict."

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data as a percentage of total revenues for the periods indicated:

                                                                     SIX MONTHS
                                                                       ENDED
                                      YEAR ENDED SEPTEMBER 30,       MARCH 31,
                                      -------------------------    --------------
                                       1996     1997      1998     1998     1999
                                      ------    -----    ------    -----    -----
Revenues, net:
  Licenses..........................    87.6%    76.7%     68.2%    68.6%    68.0%
  Services..........................    12.4     23.3      31.8     31.4     32.0
                                      ------    -----    ------    -----    -----
          Total revenues............   100.0    100.0     100.0    100.0    100.0
                                      ------    -----    ------    -----    -----
Cost of revenues:
  Licenses..........................    19.7      4.8       3.3      2.4      4.2
  Services..........................    42.8     27.4      33.1     31.3     37.8
                                      ------    -----    ------    -----    -----
          Total cost of revenues....    62.5     32.2      36.4     33.7     42.0
                                      ------    -----    ------    -----    -----
Gross margin........................    37.5     67.8      63.6     66.3     58.0
                                      ------    -----    ------    -----    -----
Operating expenses:
  Sales and marketing...............   149.9     71.3      72.0     65.1     76.5
  Research and development..........    91.5     41.1      37.5     32.2     40.5
  General and administrative........    49.2     21.9      27.3     23.6     25.3
  Acquired in-process technology....      --       --      30.3       --       --
                                      ------    -----    ------    -----    -----
          Total operating
             expenses...............   290.6    134.3     167.1    120.9    142.3
                                      ------    -----    ------    -----    -----
Loss from operations................  (253.1)   (66.5)   (103.5)   (54.6)   (84.3)
Other income (expense), net.........     0.3     (0.2)     (1.9)    (2.8)    (1.5)
                                      ------    -----    ------    -----    -----
Net loss............................  (252.8)%  (66.7)%  (105.4)%  (57.4)%  (82.8)%
                                      ======    =====    ======    =====    =====

SIX MONTHS ENDED MARCH 31, 1998 AND 1999

    Revenues

     Our revenues are derived from software licenses and related services. Our revenues were $7.1 million and $13.6 million for the six months ended March 31, 1998 and 1999, respectively, representing an increase of $6.5 million, or 92%. International revenues were $329,000 and $665,000 for the six months ended March 31, 1998 and 1999, respectively.

     Our license revenues were $4.9 million and $9.2 million for the six months ended March 31, 1998 and 1999, respectively, representing an increase of $4.3 million, or 90%. License revenues represented 68.6% and 68.0% of total revenues for the six months ended March 31, 1998 and 1999, respectively. This increase consisted primarily of increased sales of XMS, and the sales of CompanyStore and EmployeeDesktop in fiscal 1999. This increase was also due to the sales related to referrals attributable to our strategic marketing alliance agreements with American Express and ADP.

     Our service revenues were $2.2 million and $4.3 million for the six months ended March 31, 1998 and 1999, respectively, representing an increase of $2.1 million, or 96%. Service revenues represented 31.4% and 32.0% of total revenues for the six months ended March 31, 1998 and 1999, respectively. This increase reflected increased licenses of XMS in fiscal 1999 as well as revenues recognized with respect to maintenance agreements entered into in the current and prior periods. We believe that the percentage of total revenues represented by service revenues in prior fiscal periods is not indicative of levels to be expected in future periods. In addition, we expect that the proportion of our service revenues to total revenues will fluctuate in the future, depending in part on our use of third-party consulting and implementation service providers as well as market acceptance of our outsourced enterprise service provider, or ESP, solution.

    Cost of Revenues

     Cost of License Revenues. Our cost of license revenues was $172,000 and $573,000 for the six months ended March 31, 1998 and 1999, respectively, representing an increase of $401,000, or 233%. This increase was principally a result of the amortization of capitalized technology and other intangible assets recorded in connection with the June 1998 acquisition of 7Software, increased expenses associated with sub-licensing of third-party software due to increased sales of XMS, and the costs of production, manuals and other media associated with the release of both EmployeeDesktop 5.0 and CompanyStore 5.0 during the second quarter of fiscal 1999. Cost of license revenues represented 3.5% and 6.2% of license revenues for the six months ended March 31, 1998 and 1999, respectively. We expect that the cost of license revenues may increase significantly as a percentage of total revenues and as a percentage of license revenues upon the introduction of our outsourced ESP solution and will fluctuate in the future depending in part on the demand for our current products and our outsourced ESP solution.

     Cost of Service Revenues. Our cost of service revenues was $2.2 million and $5.1 million for the six months ended March 31, 1998 and 1999, respectively, representing an increase of $2.9 million, or 132%. This increase was primarily due to an increase in professional service support personnel to manage and support our growing customer base. Cost of service revenues was 100% and 118% of service revenues for the six months ended March 31, 1998 and 1999, respectively. Cost of service revenues as a percentage of service revenues may vary between periods due to the mix of services provided by us and the resources used to provide such services.

    Costs and Expenses

     Sales and Marketing. Our sales and marketing expenses were $4.6 million and $10.4 million for the six months ended March 31, 1998 and 1999, respectively, representing an increase of $5.8 million, or 126%. This increase primarily reflects the overall increase in our revenues as well as our continuing investment in our sales and marketing infrastructure, which included significant personnel-related costs to recruit and hire sales personnel, trade show expenses, and sales referral fees under our agreements with our referral partners, principally American Express and ADP. Sales and marketing expenses represented 65.1% and 76.5% of total revenues for the six months ended

March 31, 1998 and 1999, respectively. We believe that a significant increase in our sales and marketing efforts is essential for us to maintain our market position and further increase acceptance of our products, especially for CompanyStore and EmployeeDesktop. Accordingly, we anticipate we will continue to invest significantly in sales and marketing for the foreseeable future, and sales and marketing expenses will increase in future periods.

     Research and Development. Our research and development expenses were $2.3 million and $5.5 million for the six months ended March 31, 1998 and 1999, respectively, representing an increase of $3.2 million, or 142%. This increase was primarily related to the increase in software developers, program management and quality assurance personnel and outside contractors to support our expanded product lines and our ongoing product development of XMS, CompanyStore and EmployeeDesktop. Research and development costs represented 32.2% and 40.5% of total revenues for the six months ended March 31, 1998 and 1999, respectively. We believe that a significant increase in our research and development investment is essential for us to maintain our market position, to continue to expand our product line and to enhance the common technology platform for our suite of products. Accordingly, we anticipate that we will continue to invest significantly in product research and development for the foreseeable future, and research and development expenses are likely to increase in future periods. In the development of our new products and enhancements of existing products, the technological feasibility of the software is not established until substantially all product development is complete. Historically, software development costs eligible for capitalization have been insignificant, and all costs related to internal research and development have been expensed as incurred.

     General and Administrative. Our general and administrative expenses were $1.7 million and $3.4 million for the six months ended March 31, 1998 and 1999, respectively, representing an increase of $1.7 million, or 105%. This increase was primarily the result of additional general and administrative personnel to support the growth of our business, an increase of outside contractors expense associated with increased recruiting efforts, and an increase in the allowance for doubtful accounts related to our increase in revenues. General and administrative costs represented 23.6% and 25.3% of our total revenues for the six months ended March 31, 1998 and 1999, respectively. We believe that our general and administrative expenses will continue to increase as a result of the continued expansion of our administrative staff and expenses associated with being a public company, including public reporting expenses, directors' and officers' liability insurance, investor relations programs and professional services fees.

     Interest Income and Interest Expense. Our interest income was $91,000 and $847,000 for the six months ended March 31, 1998 and 1999, respectively, representing an increase of $756,000, or 831%. This increase reflects interest income earned on the higher cash and short-term investment base as a result of proceeds we received in December 1998 from our initial public offering of our common stock. Interest expense was $210,000 and $537,000 for the six months ended March 31, 1998 and 1999, respectively, representing an increase of $327,000, or 156%. This increase was due to additional bank borrowings and higher capital lease obligations during the six months ended March 31, 1999.

     Provision for Income Taxes. No provision for federal and state income taxes has been recorded because we have experienced net losses since inception which has resulted in deferred tax assets. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset balance.

YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998

    Revenues

     Our revenues were $2.0 million, $8.3 million and $17.2 million in fiscal 1996, 1997 and 1998, respectively, representing increases of $6.3 million, or 322%, from fiscal 1996 to fiscal 1997 and $8.9 million, or 107%, from fiscal 1997 to fiscal 1998. We had no customer that accounted for more than 10% of our revenues in fiscal 1996, 1997 or 1998.

     Our license revenues were $1.7 million, $6.3 million and $11.7 million in fiscal 1996, 1997 and 1998, respectively, representing increases of $4.6 million, or 271%, from fiscal 1996 to fiscal 1997 and $5.4 million, or 84%, from fiscal 1997 to fiscal 1998. The increase in our license revenues from fiscal 1996 to fiscal 1997 was due to increased market acceptance of the client-server version of XMS and increases in both the size and productivity of the sales force. The increase in license revenues from fiscal 1997 to fiscal 1998 was a result of the continued impact of those same factors, as well as the release of the Intranet version of XMS, and the strategic marketing alliance agreement signed with American Express in December 1997. Virtually none of the increase in revenues was attributable to increased prices.

     Our service revenues were $242,000, $1.9 million and $5.5 million in fiscal 1996, 1997 and 1998, respectively, representing increases of $1.7 million from fiscal 1996 to fiscal 1997 and $3.5 million, or 184%, from fiscal 1997 to fiscal 1998. Prior to fiscal 1997, service revenues consisted primarily of customizing electronic versions of expense report forms in connection with sales of QuickXpense. In fiscal 1997 and fiscal 1998, service revenues consisted primarily of consulting service fees, customer support and, to a lesser extent, training services, associated with the increasing license revenues during these periods. Service revenues represented 12.4%, 23.3% and 31.8% of our total revenues in fiscal 1996, 1997 and 1998, respectively. The increase in absolute service revenues from fiscal 1997 to fiscal 1998 reflects increasing licenses of XMS as well as service revenues recognized with respect to licenses entered into in prior periods.

    Cost of Revenues

     Cost of License Revenues. Our cost of license revenues was $386,000, $394,000 and $558,000 in fiscal 1996, 1997 and 1998, respectively, representing increases of $8,000, or 2%, from fiscal 1996 to fiscal 1997 and $164,000, or 42%, from fiscal 1997 to fiscal 1998. Cost of license revenues remained relatively constant from fiscal 1996 to fiscal 1997 as a result of a shift in the mix of revenues from QuickXpense and XMS. The increase from fiscal 1997 to fiscal 1998 was a result of increased expenses associated with sub-licensing of third party software due to increased sales of XMS and the costs of production, manuals and other media associated with the release of the Intranet version of XMS in March 1998. Cost of license revenues as a percentage of license revenues was 22.5%, 6.2% and 4.8% for fiscal 1996, 1997 and 1998, respectively. A portion of the capitalized technology and other intangible assets recorded in connection with the acquisition of 7Software will be amortized on a straight-line basis over three years as cost of license revenues.

     Cost of Service Revenues. Our cost of service revenues was $839,000, $2.3 million and $5.7 million in fiscal 1996, 1997 and 1998, respectively, representing increases of $1.4 million, or 170%, from fiscal 1996 to fiscal 1997 and $3.4 million, or 151%, from fiscal 1997 to fiscal 1998. The increase from fiscal 1996 to fiscal 1997 was a result of hiring and training a consulting organization to implement XMS and retraining existing personnel, in connection with the shift in our product line from QuickXpense to XMS. The increase from 1997 to 1998 was primarily due to an increase in professional services personnel to support our growing XMS customer base. Cost of service revenues as a percentage of service revenues was 346.7%, 118.0% and 104.1% for fiscal 1996, 1997 and 1998, respectively. The decrease in cost of service revenues as a percentage of service revenues from fiscal 1996 through fiscal 1998 was primarily due to economies of scale realized as a result of higher levels of consulting services activity and increased experience of the professional services personnel.

    Costs and Expenses

     Sales and Marketing. Our sales and marketing expenses were $2.9 million, $5.9 million and $12.4 million in fiscal 1996, 1997 and 1998, respectively, representing increases of $3.0 million, or 101%, from fiscal 1996 to fiscal 1997 and $6.5 million, or 110%, from fiscal 1997 to fiscal 1998. The increases from fiscal 1996 through fiscal 1998 primarily reflect our investment in our sales and marketing infrastructure, which included significant personnel-related expenses such as salaries, benefits and commissions, recruiting fees, travel and entertainment expenses, and related costs of hiring sales management, sales representatives, sales engineers and marketing personnel. Sales and marketing employees totaled 21, 42 and 66 as of September 30, 1996, 1997 and 1998, respectively, representing increases of 100% and 57%, respectively. The increase in sales and marketing expenses from fiscal 1997 to fiscal 1998 also reflected increased hiring rates to replace and support promoted regional sales managers, public relations and trade show expenses, and sales referral fees made under our agreement with our referral partners, principally American Express. Sales and marketing expenses represented 149.9%, 71.3% and 72.0% of our total revenues for fiscal 1996, 1997 and 1998, respectively. The decreases in sales and marketing expenses as a percentage of total revenues from fiscal 1996 through 1998 primarily reflects the more rapid growth of revenues compared to the growth of sales and marketing expenses in this period due to the increase in service revenues as a percentage of total revenues and a maturing sales force.

     Research and Development. Our research and development expenses were $1.8 million, $3.4 million and $6.4 million in fiscal 1996, 1997 and 1998, respectively, representing increases of $1.6 million, or 90%, from fiscal 1996 to fiscal 1997 and $3.0 million, or 89% from fiscal 1997 to fiscal 1998. The increases from fiscal 1996 through fiscal 1998 were primarily related to the increase in the number of software developers and quality assurance personnel and outside contractors to support our product development and testing activities related to the development and release of both the client-server and Intranet versions of XMS. Our research and development employees totaled 22, 38 and 64 as of September 30, 1996, 1997 and 1998, respectively, representing increases of 73% and 68%, respectively. Research and development costs represented 91.5%, 41.1% and 37.5% of our total revenues in fiscal 1996, 1997 and 1998, respectively.

     General and Administrative. Our general and administrative expenses were $963,000, $1.8 million and $4.7 million in fiscal 1996, 1997 and 1998, respectively, representing increases of $852,000, or 88%, from fiscal 1996 to 1997 and $2.9 million, or 158%, from fiscal 1997 to 1998. The increases from fiscal 1996 through 1998 were primarily the result of additional finance, executive and administrative personnel to support the growth of our business during these periods. In addition to increased compensation and related expenses, the increase in general and administrative expenses from fiscal 1997 to fiscal 1998 reflects an increase in the allowance for doubtful accounts related to our increase in revenues, and stock compensation expense, during the period. During fiscal 1998, we recorded deferred stock compensation for the differences between the exercise prices and the deemed fair values of our common stock with respect to certain options, and recorded amortization of deferred stock compensation of $409,000. General and administrative costs represented 49.2%, 21.9% and 27.3% of our total revenues in fiscal 1996, 1997 and 1998, respectively.

     Income Taxes. As of September 30, 1998, we had net operating loss carryforwards for federal and state income tax reporting purposes of approximately $19.1 million and tax credit carryforwards of $262,000, which expire at various dates from 2009 to 2013. The U.S. tax laws contain provisions that limit the use in any future period of net operating loss and credit carryforwards upon the occurrence of certain events, including a significant change in ownership interests. We had deferred tax assets, including our net operating loss carryforwards and tax credits, totaling approximately $8.8 million as of September 30, 1998. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset balance. See Note 8 of Notes to Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

     Our quarterly operating results have fluctuated significantly in the past, and will continue to fluctuate in the future, as a result of a number of factors, many of which are outside our control. These factors include:

     - demand for our products and services;

     - size and timing of specific sales;

     - delays in customer orders due to customers' Year 2000 priorities;

     - level of product and price competition;

     - timing and market acceptance of new product introductions and product enhancements by us and our competitors;

     - delays in our new product introductions and enhancements;

     - changes in pricing policies by us or our competitors;

     - our ability to hire, train and retain sales and consulting personnel;

     - the length of our sales cycle;

     - our ability to establish and maintain relationships with third-party implementation services providers and strategic partners;

     - the mix of products and services sold, including an anticipated shift to providing our solutions as an ESP;

     - mix of distribution channels through which products are sold;

     - changes in our sales force incentives;

     - software defects and other product quality problems;

     - personnel changes;

     - changes in our strategy, including the anticipated development of an ESP strategy; and

     - budgeting cycles of our customers.

     We have in the past experienced delays in the planned release dates of our new software products or upgrades, and have discovered software defects in our new products after their introduction. Our new products or upgrades may not be released according to schedule, or when released may contain defects. Either of these situations could result in adverse publicity, loss of revenues, delay in market acceptance or claims by customers brought against us, any of which could harm our business. In addition, the timing of individual sales has been difficult for us to predict, and large individual sales have, in some cases, occurred in quarters subsequent to those anticipated by us. The loss or deferral of one or more significant sales may harm our quarterly operating results.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have funded our operations primarily through sales of equity securities and to a lesser degree the use of long-term debt and equipment leases. Prior to our initial public offering, we had raised approximately $29.7 million, net of offering costs, from the issuance of preferred stock, and approximately $8.0 million from the issuance of long-term debt, and had financial equipment purchases totaling approximately $3.6 million.

     In December 1998, we completed our initial public offering of common stock and received approximately $37.4 million in cash, net of underwriting discounts, commissions and other offering costs. In April 1999, we completed a follow-on offering and received approximately $82.5 million in cash, net of underwriting discounts, commissions and other offering costs. Our sources of liquidity as of March 31, 1999 consisted principally of cash and cash equivalents and investments in corporate bonds, commercial paper and money market securities, all totaling $46.2 million, and approximately $4.0 million of available borrowings under a line of credit.

     Net cash used in operating activities was $4.1 million, $6.6 million and $8.5 million in fiscal 1996, 1997 and 1998, respectively, and $8.3 million in the six months ended March 31, 1999. For such periods, net cash used by operating activities was primarily a result of funding ongoing operations.

     Since 1995, our investing activities have consisted of purchases of property and equipment. Capital expenditures, including those under capital leases, totaled $420,000, $1.0 million and $1.6 million in fiscal 1996, 1997 and 1998, respectively, and $1.1 million in the six months ended March 31, 1999. We finance the acquisition of property and equipment, primarily computer hardware and software for our increasing employee base as well as for our management information systems, primarily through capital leases. We anticipate that we will experience an increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel. We do not expect to incur significant costs to make our products or internal information systems Year 2000 compliant because we believe such products and information systems are designed to function properly through and beyond the year 2000. See "Risk Factors--Year 2000 considerations among our customers and potential customers may reduce our sales" and "--Year 2000 compliance costs are difficult to assess."

     Our financing activities provided $7.7 million, $8.6 million and $17.6 million in fiscal 1996, 1997 and 1998, respectively, and $38.9 million in the six months ended March 31, 1999. In fiscal 1996, cash provided by financing activities consisted primarily of $7.5 million received in connection with the sale of Series C redeemable convertible preferred stock and $563,000 in proceeds from long-term debt borrowings, partially offset by principal payments on long-term debt totaling $380,000. In fiscal 1997, cash provided by financing activities consisted primarily of $4.6 million received in connection with the sale of Series D redeemable convertible preferred stock, $3.1 million in proceeds from long-term debt, and $1.9 million in proceeds from sales leaseback transactions and capital lease financing, offset in part by principal payments on long-term debt of $925,000. In fiscal 1998, cash provided by financing activities consisted primarily of $12.7 million received in connection with the sale of Series E redeemable convertible preferred stock and $5.5 million in proceeds from long-term borrowings, offset by $335,000 in principal payments on long-term debt and $500,000 in payments on capital lease obligations. In the six months ended March 31, 1999, cash provided by financing activities consisted primarily of $37.4 million from our initial public offering of common stock and $2.6 million from the exercise of warrants offset in part by principal payments on long-term debt of $572,000 and payments on capital lease obligations of $513,000.

     Prior to March 15, 1999, we had a line of credit with a bank for $2.0 million. On March 15, 1999, the credit facility was amended to increase the borrowing amount to $4.0 million and to extend the expiration date to March 2000. This $4.0 million line of credit bears interest at the lending bank's prime rate plus 1.5%. Borrowings are limited to the lesser of 80% of eligible accounts receivable or $4.0 million and are secured by substantially all of our non-leased assets. As of March 31, 1999, we had not borrowed under the line of credit; however, there were approximately $500,000 in standby letters of credit outstanding. Approximately $3.5 million remains available under this line as of March 31, 1999.

     In September 1997, we entered into a $1.0 million senior term loan facility with the same bank with which we have the line of credit, pursuant to the terms of a security and loan agreement. In April 1998, the loan agreement was amended to allow for additional borrowings up to a total of $3.0 million. The facility, which bears interest at the lending bank's prime rate less 1.0%, matures on February 15, 2001. Payments were interest only through February 15, 1999, at which time we started to pay off the facility in 24 equal monthly principal payments plus interest. The loan agreement contains certain financial restrictions and covenants, with which we are currently in compliance. As of March 31, 1999, the outstanding indebtedness under the loan agreement was $2.9 million.

     In July 1997, we entered into a subordinated loan and security agreement with an equipment lessor in the principal amount of $1.5 million which bears interest at an annual rate of 8.5%. In May 1998, the subordinated loan agreement was amended to allow for additional borrowings of $5.0 million bearing interest at an annual rate of 11% on the first $3.5 million and 12.5% on the remaining $1.5 million, which expired on December 31, 1998. The notes are due in varying monthly installments through April 2002, and contain certain restrictions and covenants, with which we are currently in compliance. As of March 31, 1999, the outstanding indebtedness under the subordinated loan agreement was $4.2 million.

     On August 11, 1998, we issued a warrant to TRS to purchase shares of our Series E preferred stock which, in connection with our initial public offering in December 1998, converted into a warrant to purchase 2,325,000 shares of our common stock. In December 1998, TRS partially exercised the warrant to purchase 225,000 shares at $11.625 per share. Additionally, under the warrant, TRS may acquire 700,000 shares at any time on or before October 15, 1999 at a cash purchase price of $33.75 per share, 700,000 additional shares at any time on or before January 15, 2001 at a cash purchase price of $50.625 per share, and 700,000 shares at any time on or before January 15, 2002 at a cash purchase price of $85.00 per share.

     We currently anticipate that for the foreseeable future we will continue to experience significant growth in our operating expenses related to augmenting our sales and marketing operations, increasing research and development and extending our professional service capabilities. We also anticipate developing new distribution channels, improving our operational and financial systems, entering new markets for our products and services and possibly acquiring or investing in complementary businesses, products or technologies or investing in joint ventures. Such expenditures will be a material use of our cash resources. We may also incur costs in the future in integrating the business of Seeker Software with our business. We believe that our existing cash and cash equivalents and available bank borrowings, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through private or public sales of securities, strategic relationships, bank debt, financing under leasing arrangements, or otherwise. If additional funds are raised through the issuance of equity securities, stockholders may experience additional dilution, or such equity securities may have rights, preferences, or privileges senior to those of the holders of our common stock. There can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our products, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, financial condition and operating results.

  Qualitative and Quantitative Disclosures about Market Risk

     Our operating results are sensitive to changes in the general level of U.S. interest rates, particularly since the majority of its cash equivalents are invested in short-term debt instruments while certain portions of its outstanding long-term debt bear interest at variable rates.

SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS


     On June 1, 1999, pursuant to an Agreement and Plan of Reorganization dated May 26, 1999 among the Company, ConStar Acquisition Corp. and Seeker Software, we acquired all of the outstanding capital stock of Seeker Software. We issued 3,419,929 shares of common stock in exchange for all outstanding preferred stock, common stock and warrants to purchase preferred stock of Seeker Software, and we assumed all outstanding options of Seeker Software which resulted in the issuance of options to purchase up to 680,234 shares of our common stock. The supplemental consolidated financial information has been prepared to reflect the restatement of all periods presented to include the accounts of Seeker Software and Concur after accounting for the acquisition of Seeker Software as a pool of interests.


     Seeker Software develops, markets and sells Web-based self-service human resources workplace solution applications which allow employees within an organization to access update and share information from their desktop computers. Seeker Software's product is referred to as The Seeker Workplace.


     The supplemental consolidated financial statements have been prepared by combining our consolidated balance sheets as of September 30, 1997 and 1998 and the consolidated statements of operations, shareholder equity and cash flows for each of the three years ended September 30, 1998 with the Seeker Software financial statements as of December 31, 1997 and 1998 and the consolidated statement of operations, shareholders equity and cash flows for each of the three years ended December 31, 1998. The supplemental consolidated balance sheet as of March 31, 1999 and the consolidated statement of operations, shareholders equity and cash flows, for the six month periods ended March 31, 1998 and 1999 reflect the combined results of each company for each such period. We have presented the supplemental consolidated financial statements to comply with the regulations of the Securities and Exchange Commission while we consider the periods to be combined for the ultimate presentation of the restated financial statements to reflect the accounting for this merger as a pooling of interests.


     The supplemental results of operations are impacted primarily by our operations as discussed in the preceding sections. The supplemental results of operations were impacted by the operations of Seeker Software by the following results:

  Revenues


     Seeker Software's revenues were $4.1 million in the year ended December 31, 1998, of which $2.5 million was attributable to license fees and $1.6 million was attributable to service revenues. Total fiscal 1998 revenues represent an increase of 156% in total revenues as compared to $1.6 million of total revenues in fiscal 1997. Seeker Software's revenues in fiscal 1998 represent 19% of supplemental consolidated revenues. The increase in fiscal 1998 revenues represents increased market acceptance of The Seeker Workplace, which was initially released in April 1998. As Seeker Software commenced operations in March 1996, revenues attributable to Seeker Software's applications were insignificant to the supplemental consolidated revenues.


  Cost of Revenues


     Seeker Software's cost of revenues increased from $83,495 in fiscal 1996 to $546,000 in fiscal 1997 and to $2.8 million in fiscal 1998, representing an increase of 554% from fiscal 1996 to fiscal 1997, and 413% from fiscal 1997 to fiscal 1998. The related gross margin percentage declined from 67% in fiscal 1997 to 30% in fiscal 1998. The increase in the cost of revenues from fiscal 1996 to fiscal 1998 was primarily attributable to an increase in the number of personnel performing consulting and training services. The impact of Seeker Software's gross margins on supplemental consolidated gross margins may fluctuate significantly in future periods due to the potential for significant variations in the mix between license fees and service revenues.


  Operating Expenses


     Operating expenses attributable to Seeker Software's operations represent 6%, 30%, 28% and 24% of supplemental consolidated operating costs in fiscal 1996, 1997, 1998 and the three months ended March 31, 1999, respectively. Seeker Software's operating costs increased from $376,000 in fiscal 1996 to $4.2 million in fiscal 1997 and $10.3 million in fiscal 1998, representing an increase of 9% from fiscal 1996 to fiscal 1997, and 145% from fiscal 1997 to fiscal 1998. These increases are primarily due to increases in total personnel which was 8 at December 31, 1996, 47 at December 31, 1997, 81 at December 31, 1998, and 96 at March 31, 1999. Also included in operating expenses is stock compensation related to stock option grants during fiscal 1998 and fiscal 1999. Stock compensation expense recognized in fiscal 1998 and during the three months ended March 31, 1999 was $44,800 and $290,000, respectively.

  Liquidity

     Since inception, Seeker Software has been financed primarily through the issuance of preferred stock, common stock, long-term debt and notes payable to shareholders. At March 31, 1999, liabilities exceeded assets by $4.4 million. As described in Note 19 to the Supplemental Consolidated Financial Statements, in April 1999, Seeker Software issued 972,944 shares of redeemable convertible preferred stock in exchange $9,434,000 and the conversion notes payable to shareholders and related accrued interest aggregating $2,566,000. In connection with our acquisition of Seeker Software in June 1998, all capital stock of Seeker Software, including the redeemable convertible preferred stock, was exchanged for our common stock.

YEAR 2000 COMPLIANCE

   Background of Year 2000 Issues

     Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates because such systems were developed using two digits rather than four to determine the applicable year. For example, computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This error could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with such "Year 2000" requirements.

   State of Readiness

     Our business is dependent on the operation of numerous systems that could potentially be affected by Year 2000-related problems. Those systems include, among others:

     - hardware and software systems used by us to deliver products and services to customers, including our proprietary software systems as well as software supplied by third parties;

     - communications networks such as the Internet and private intranets;

     - the internal systems of our customers and suppliers;

     - software products sold to customers;

     - the hardware and software systems used internally by us in the management of our business; and

     - non-information technology systems and services, such as power, telephone systems and building systems.

     Our Year 2000 Compliance Task Force, composed of high-level representatives of the product, management and information systems and legal departments, is formulating and implementing the Year 2000 readiness of our operations, products and relationships. The phases of our Year 2000 program include:

     (1) assignment of responsibility for external issues, such as products developed by us and licensed to customers, and internal issues, such as systems, facilities, equipment, software and legal audit;

     (2) inventory of all aspects of our operations and relationships subject to the Year 2000 problem;

     (3) comprehensive analysis, including impact analysis and cost analysis, of our Year 2000 readiness; and

     (4) remediation and subsequent testing.

     We have tested our software products and have determined that the currently shipping versions of all of our software products are Year 2000 compliant, consistent with the Year 2000 compliance specifications established by the British Standards Institute's DISC PD-2001. Some product versions no longer shipping had Year 2000 issues that have already been resolved with patches or updates provided at no charge to authorized licensees. Some earlier product versions no longer shipping that have Year 2000 issues will be patched or updated timely with no charge to authorized licensees. Some remaining older versions not currently shipping may not be supported beyond December 1999; however, those customers will be timely notified and will be timely provided a free upgrade to at least the next current Year 2000 compliant version.

     We are evaluating the Year 2000 compliance of our products currently under development. We plan to continue to test our current and future products by applying our Year 2000 compliance criteria and to include any necessary modifications the compliance process reveals. We have completed Phases 1 and 2 of our program. We anticipate completing Phase 3 by July 1999 and Phase 4 by August 1999.

   Risks Related to Year 2000 Issues

     Our products are generally integrated into enterprise systems involving sophisticated third-party hardware and software products which may not themselves be Year 2000 compliant. In addition, in some cases even certain earlier Year 2000 compliant versions of our software, while compatible with earlier, non-Year 2000 compliant versions of other software products with which our software was integrated, are not compatible with certain more recent Year 2000 compliant versions of such other third-party software providers. While we do not believe we have any obligation under this circumstance (because customers using our older versions of our software would have to upgrade in order to be compatible with newer versions of third parties' products) there can be no assurance that we will not be subject to claims or complaints by our customers. We sell our products to companies in a variety of industries, each of which is experiencing different Year 2000 compliance issues. Customer difficulties with Year 2000 issues might require us to devote additional resources to resolve their underlying problems. However, our Year 2000 compliance efforts cannot assure the success of our customers in dealing with their Year 2000 issues.

     Although we have not been a party to any litigation or arbitration proceeding to date involving our products or services and related to Year 2000 compliance issues, there can be no assurance that we will not in the future be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, regardless of the merits of such disputes, and any liability for Year 2000-related damages, including consequential damages, would have a material adverse effect on our business, results of operations and financial condition. In addition, we believe that purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for Year 2000 compliance or defer additional software purchases until after 2000. As a result, some customers and potential customers may have more limited budgets available to purchase software products such as those offered by us, and others may choose to refrain from changes in their information technology environment until after 2000. To the extent Year 2000 issues cause significant delay in, or cancellation of, decisions to purchase our products or services, our business would be materially adversely affected.

     We are also reviewing our internal management information and other systems in order to identify any products, services or systems that are not Year 2000 compliant, in order to take corrective action. To assist us in this initiative, we have retained the services of a Year 2000 consulting firm. To date, we have not encountered any material Year 2000 problems with our computer systems or any other equipment that might be subject to such problems. Our plan for the Year 2000 calls for compliance verification of external vendors supplying software and information systems to us and communication with significant suppliers to determine the readiness of third parties' remediation of their own Year 2000 issues. As part of our assessment, we are evaluating the level of validation we will require of third parties to ensure their Year 2000 compliance and are in process of circulating letters to our suppliers and other business partners requesting their Year 2000 compliance status. We are taking steps with respect to new supplier agreements to ensure that the suppliers' products and internal systems are Year 2000 compliant. In the event that any such third parties' products, services or systems do not meet the Year 2000 requirements on a timely basis, our business could be materially adversely affected. We could also experience material adverse effects on our business if we fail to identify all Year 2000 dependencies in our systems and in the systems of our suppliers, customers and financial institutions. Therefore, we plan to develop contingency plans for continuing operations in the event such problems arise, but do not presently have a contingency plan for handling Year 2000 problems that are not detected and corrected prior to their occurrence. We have not completed our Year 2000 investigation, and there can be no assurance that the total cost of Year 2000 compliance will not be material to our business. We may not identify and remediate all significant Year 2000 problems on a timely basis, remediation efforts may involve significant time and expense, and unremediated problems may have a material adverse effect on our business. See "Risk Factors--Year 2000 considerations among our customers and potential customers may reduce our sales" and "--Year 2000 compliance costs are difficult to assess."

                                    BUSINESS

     The following description contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that may cause such results to differ include those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OVERVIEW

     We are a leading provider of Intranet-based employee-facing software applications that extend automation to employees throughout the enterprise and to partners, vendors and service providers in the extended enterprise. Our Xpense Management Solution, or XMS, and CompanyStore products automate the preparation, approval, processing and data analysis of travel and entertainment expense reports and front-office procurement requisitions. Our EmployeeDesktop product integrates XMS and CompanyStore through a common user interface and provides a business portal through which corporate customers and third parties can deliver other information and services to employees. We believe we are the leading provider of travel and entertainment expense management solutions, based on a combination of the number of customers we serve and the features our solutions provide. Through our acquisition of Seeker Software in June 1999, we added The Seeker Workplace, a comprehensive suite of Web-based employee and managerial human resource self-service applications, to our suite of products. We plan to incorporate The Seeker Workplace into EmployeeDesktop and to provide a comprehensive automation and transaction processing suite, including travel expense management, front-office procurement and human resources self-service solutions, fully integrated into a single business portal. Since 1996, we have licensed our products to over 225 enterprise customers for use by over 1,500,000 end users. By automating manual, paper-based processes, our products reduce processing costs and enable customers to consolidate purchases with preferred vendors and negotiate vendor discounts.

PRODUCTS AND TECHNOLOGY

     Our current product line consists of:

     - EmployeeDesktop, which provides a common user interface to integrate our current products;

     - XMS, our market-leading travel and entertainment expense management application;

     - CompanyStore, our easy-to-use front-office procurement application; and

     - The Seeker Workplace, our Web-based employee and manager self-service applications focused on human resources.

     Substantially all revenues to date have been derived from XMS and related services. We shipped an enterprise-wide, client-server based version of XMS in July 1996, and shipped the Intranet-based version of XMS in March 1998. For customers without corporate Intranets or for users not connected to the Internet, we provide a disconnected Windows-based version of XMS, which is interoperable with the Intranet version of XMS. Since 1996, we have licensed our products to over 225 companies for use by over 1,500,000 end users. We generally offer licenses for our software based on the number of users or employees at a given enterprise. The typical order size for our products and services ranges from $50,000 to $500,000, with certain transactions that have been greater than $1 million.

    EmployeeDesktop

     EmployeeDesktop provides a common user interface to integrate XMS and CompanyStore, and provides a business portal through which corporate customers and third parties can deliver other information and services to employees. We plan to incorporate our newly acquired The Seeker Workplace into EmployeeDesktop. EmployeeDesktop improves employee productivity by integrating XMS and CompanyStore with common features, such as the user interface, applications icons, approval reminders, status updates and passwords. Features include frequently asked questions and helpful tips about the applications. It enables IT personnel to easily administer employee-facing applications that are integrated into EmployeeDesktop, because all the data is captured in a central database, eliminating the need to support, maintain and manage multiple servers and software programs. In addition, IT personnel can deploy the applications in our suite, and deliver updates to those applications from a central location. We plan to offer application programming interfaces to allow third party vendors and customers to integrate other employee-facing applications into the EmployeeDesktop framework.

    Xpense Management Solution

     XMS automates the travel and entertainment expense management process, including report preparation, approval, processing and data analysis. Version
5.0 of XMS enables integration with EmployeeDesktop.

     Report Preparation. XMS includes a number of features that facilitate report preparation for the end-user. The application uses corporate charge or credit card information to prepopulate a user's expense report with transaction data covering a variety of the information required for the expense report, including transaction date, type of expense, vendor, location, method of payment, currency amount and foreign currency conversion. Using a graphical user interface, the employee supplies additional expense-related information by using pull-down menus. To eliminate the task of sorting receipts, XMS allows the user to enter data in any order. The HotelXpert feature of the program automates the complicated process of itemizing hotel receipts. With each use of XMS, the application retains commonly incurred expense information and uses this information to help complete the next expense report. Other ease-of-use features include simple "checkbook" style input screens, the ability to create "attendees" lists, mileage reimbursement tracking and automatic flagging of non-compliant and incomplete entries.

     Report Approval. XMS allows each enterprise to determine how expense reports should be processed, whether by submission to a manager for approval before processing or by submission to the accounting department for immediate review and payment. Once the report is submitted, the approver receives an e-mail message containing an Intranet link to XMS, where all reports awaiting approval are listed. XMS can be configured to route the report for approval based on cost center, dollar limit or other criteria. Items that do not comply with corporate policy can be automatically flagged for review, allowing approvers to focus on problematic items. Approvers can reject individual line items, while allowing the rest of the report to continue in the approval process. Once approved, the report is automatically forwarded to the next phase in the process or to the enterprise's accounting department, and the user is notified of the action.

     Report Processing. XMS streamlines back-office processing of expense reports in a number of ways. Because all expense reports are prepared electronically, the processing department no longer needs to check the arithmetic of each report manually. Moreover, businesses can greatly reduce the time spent auditing reports by choosing to audit only those reports flagged by XMS as not compliant with corporate travel and entertainment expense policies. In addition, XMS reduces the number of status inquiries between employees and processing departments by automatically updating the status of reports in the database, and alerting employees via e-mail to the status of their reports. XMS allows significant time savings by automatically posting expense report information to the enterprise's ERP or accounting package, eliminating the manual re-entry of these data. XMS further simplifies processing by producing bar-coded receipt submission cover pages to validate delivery of receipts associated with expense reports. XMS also helps companies claim reimbursement of tax credits by tracking VAT, GST and other international taxes.

     Data Analysis. XMS utilizes business intelligence software to analyze expense data. This information can be presented graphically in various display formats and allows travel managers to determine total spending according to vendor, location or other user-defined criteria. Informed by this data, managers can analyze trends and determine methods for controlling costs or negotiating more favorable terms with vendors. Managers can also analyze the data to monitor compliance with corporate travel policies and determine if policy modifications are appropriate.

     The following table describes significant features and potential benefits of XMS:

------------------------------------------------------------------------------------------
REPORT PREPARATION
------------------------------------------------------------------------------------------
  FEATURES                                  BENEFITS
 Prepopulates report with corporate credit  Speeds report preparation time card transactions
 Retains commonly incurred expense          Reduces input mistakes
 information
 Simplifies receipt entry                   Reduces queries and dependence on
 Itemizes hotel receipts automatically      accounting department
 Prevents submission of incomplete reports
 Built-in attendee lists, mileage           Ensures submission of all applicable
 reimbursement tracking, foreign currency   expenses
 translation
 Integrates with American Express online    Increases employee use of corporate credit
 travel booking application                 card
------------------------------------------------------------------------------------------
REPORT APPROVAL
------------------------------------------------------------------------------------------
 FEATURES                                   BENEFITS
 Automatic routing of reports               Speeds approval time
 Flags non-compliant expenses               Increases compliance with corporate
                                            policies
 Line-item approval of reimbursement data
                                            Facilitates more efficient use of
 Approver notification                      management resources
------------------------------------------------------------------------------------------
REPORT PROCESSING
------------------------------------------------------------------------------------------
 FEATURES                                   BENEFITS
 Integrates travel expense data with        Facilitates more efficient use of
 back-office systems                        processing resources
 Flags non-compliant expenses               Speeds report processing and employee
                                            reimbursement
 Provides automatic status updates
                                            Reduces human error
 Bar-codes receipt submissions
                                            Reduces queries and dependence on
 Tracks VAT, GST and other foreign taxes    accounting department
 Verifies arithmetic                        Identifies tax credits
------------------------------------------------------------------------------------------
DATA ANALYSIS
------------------------------------------------------------------------------------------
 FEATURES                                   BENEFITS
 Presents travel expense data graphically   Supplies data needed for vendor rate
                                            negotiation
 Allows customer to sort data by employee,
 vendor and type of expense                 Facilitates vendor consolidation
 Drill-down capability                      Identifies trends and problem areas
                                            Allows monitoring of compliance with
                                            vendor commitments and corporate travel
                                            policies
------------------------------------------------------------------------------------------

    CompanyStore

     CompanyStore automates the front-office procurement process, including order preparation, approval, processing and data analysis. CompanyStore has been licensed to five customers. Version 5.0 of CompanyStore enables integration with EmployeeDesktop and adds new features and functionality. See "Risk Factors--Future acquisitions might harm our business" and "--Our expansion into the front-office procurement application and human resource self-service application markets is risky."

     Order Preparation. CompanyStore utilizes a customer-specific electronic catalog of preferred vendors and commonly requested goods and services such as office supplies, computers and other equipment. Using a graphical user interface, requisitioners browse the catalog to select and order items and place them in an electronic "shopping basket." Catalog materials can be updated by either the enterprise or the vendor. CompanyStore contains links to vendor Web sites, allowing the requisitioner to obtain detailed product information. To make the ordering process easier, CompanyStore retains information about the user, including name, employee identification, shipping address, accounting information and frequently ordered products. To reduce delays and unnecessary processing iterations, CompanyStore prevents submission of incomplete orders.

     Order Approval. CompanyStore allows an enterprise to determine how requisitions should be processed, whether by submission to a manager for approval before processing or by submission to the purchasing department for immediate processing. Once the order is submitted, an e-mail notification of the order is automatically sent to the specified approver. The e-mail contains a link to an "approval" Web page, which lists all purchase requisitions that are awaiting approval by the particular approver. Using the Web page, the approver specifies which requisitions to approve in each order. CompanyStore enables the customer to configure approval rules based on cost center, dollar limit, material type or other criteria. CompanyStore enables authorization of orders based on digital signatures and prohibits the release of orders without required approval.

     Order Processing. CompanyStore streamlines processing of front-office requisitions in a number of ways. The customer's purchasing department selects the items and vendors to be included in the CompanyStore electronic catalog. After approval, orders are sent to the purchasing department to be processed and progress reports are delivered to the requisitioner automatically, reducing the number of status inquiries between the requisitioner and the purchasing department. CompanyStore can be integrated into the customer's enterprise resource planning application package so that the order can be entered into the purchasing system automatically, allowing significant time savings. CompanyStore allows approved requisitions to be sent directly to vendors via fax, e-mail or electronic data interchange.

     Data Analysis. CompanyStore consolidates purchasing data, allowing managers to determine spending according to cost center, time period, employee and supplier. This data allows managers to determine how best to control costs, negotiate more favorable supplier arrangements and consolidate vendors. Managers can analyze the data to monitor compliance with corporate purchasing policies and vendor commitments.

     The following table describes significant features and potential benefits of CompanyStore:

----------------------------------------------------------------------------------------
ORDER PREPARATION
-------------------------------------------
 FEATURES                                    BENEFITS
 Simple point-and-click ordering             Speeds order time
 Customer-specific electronic catalog        Directs orders to preferred vendors
 stores preferred vendors and commonly
 requested goods and services                Reduces errors
 Retains user information, including         Detailed product descriptions available
 shipping information, frequently ordered
 products and purchasing card information    Reduces queries and dependence on
                                             purchasing department
 Prevents submission of incomplete orders
 Internet links to vendor Web sites
----------------------------------------------------------------------------------------
  ORDER APPROVAL
-------------------------------------------
 FEATURES                                    BENEFITS
 Automatically e-mails order to designated   Speeds approval time
 approver
                                             Reduces errors
 Digital signatures for order authorization
                                             Decreases purchasing in violation of
 Automated approval controls based on user   company procedures
 signing authority
                                             Facilitates more efficient use of
                                             management resources
                                             Increases compliance with corporate
                                             policies
----------------------------------------------------------------------------------------
  ORDER PROCESSING
-------------------------------------------
 FEATURES                                    BENEFITS
 Integrates purchasing data with             Speeds fulfillment time
 back-office systems
                                             Reduces lost orders
 Sends approved requisitions directly to
 vendor or to enterprise's purchasing        Facilitates more efficient use of
 system                                      processing resources
 Updates requisitioner on order progress     Improves consistency of items ordered
 Purchasing department determines items      Allows vendor consolidation
 available in catalog
 Prohibits release of orders without
 required approval
----------------------------------------------------------------------------------------
  DATA ANALYSIS
-------------------------------------------
 FEATURES                                    BENEFITS
 Allows customers to track spending by       Identifies trends and problem areas
 multiple factors, including cost center,
 time period, employee and supplier          Supplies data needed for vendor rate
                                             negotiation
                                             Allows monitoring of compliance with vendor
                                             commitments
                                             Facilitates vendor consolidation
-------------------------------------------

    The Seeker Workplace

     The Seeker Workplace automates employee and managerial human resources processes for enterprise customers. It allows employees and managers to access and update information easily, and to process everyday human resources transactions quickly. The Seeker Workplace employee self-service applications are Seeker Core, Payroll and Paid-Time-Off, and Benefits Open Enrollment and Modeling. Its managerial self-service applications are Events@Work and Compensation and Salary Management. The Seeker Workplace allows employees and managers to conduct many everyday transactions themselves, without the involvement of human resources personnel. This reduces administrative costs and allows the human resources staff to maximize employee productivity and efficiency.

     Employee Self-Service Applications. The Seeker Workplace allows employees to review and modify information in the human resources, payroll and benefits management systems. Seeker Core, which is a foundation component of The Seeker Workplace, provides security, navigation, search, display and maintenance capabilities, and allows employees to access information about company personnel. The Seeker Workplace's Payroll and Paid-Time-Off application allows employees to access their payroll and W-4 data, view their pay stubs and perform updates to deductions, withholdings and direct deposit data. The Seeker Workplace's Benefits Enrollment and Modeling application allows employees to access information about the employer's benefit plans, and to complete enrollment forms, 24 hours a day, seven days a week. The Seeker Workplace's employee self-service applications are "role based" in that each user's access rights, views and workflow are tailored to that user's role in the organization.

     Managerial Self-Service Applications. The Seeker Workplace also automates manager-centric processes. The Seeker Workplace's Events@Work provides managers the convenience of a single access point to manage planning and day-to-day transactions such as performance reviews, salary planning, position management (interdepartmental transfers, salary changes, promotions and terminations). The Seeker Workplace's Compensation and Salary Management application also provides managers with easy access to decision-critical information such as compensation data and department compensation plans, modeling and approvals. These applications reduce the time that managers must spend on routine administrative functions, allowing them to spend more time on core business matters. Like The Seeker Workplace employee self-service applications, The Seeker Workplace's managerial self-service applications are role based.

     The following table describes significant features and potential benefits of applications of The Seeker Workplace:

----------------------------------------------------------------------------------------
EMPLOYEE SELF-SERVICE APPLICATIONS
-------------------------------------------
 FEATURES                                    BENEFITS
 Security, navigation, search, display and   Speeds processing time
 maintenance capabilities
                                             Timely access to up-to-date information,
 Access to information about company         reducing errors from using obsolete
 personnel                                   information
 Facilitates name and address changes        Reduces queries and dependence on human
                                             resources, accounting and other departments
 Access to payroll and W-4 data, including
 performing updates to deductions,           Information available 24 X 7
 withholdings and direct deposit data
                                             More efficient use of processing resources
 Benefit plan enrollment information and
 forms                                       Reduces administrative costs
 Benefit plan updates
 User-specific access rights
----------------------------------------------------------------------------------------
  MANAGERIAL SELF-SERVICE APPLICATIONS
-------------------------------------------
 FEATURES                                    BENEFITS
 Allows managers to facilitate position      Facilitates more efficient use of
 management (transfers, salary changes,      management resources
 promotions, terminations)
                                             Improves access to information
 Access to compensation data and department
 compensation plans, modeling and approvals  Increases productivity
 User-specific access rights                 Reduces administrative costs
                                             Identifies trends and problem areas
-------------------------------------------

    Product Architecture

     The following diagram illustrates the key features of our product architecture:
                                      LOGO

     EmployeeDesktop, XMS, CompanyStore and The Seeker Workplace operate on advanced IT platforms and are scalable and configurable. These products are built on multi-tiered architectures and have a separate client, application server and database server built using message based architectures. All products house common business logic, including workflow, user management, security, business rules, business intelligence and messaging in a distributed application model. EmployeeDesktop, XMS and CompanyStore use a distributed application model referred to as the Concur Common Technology Platform. The Seeker Workplace uses a similar distributed application model referred to as the Seeker Framework.

     The Concur Common Technology Platform contains all of the business logic, is COM-based and is built using Microsoft Visual C++. The application server layer can be extended using off-the-shelf tools such as Microsoft Visual Basic. The application server operates on Windows NT 4.0 and, for browser-based clients, supports both the Microsoft Internet Information Server and the Netscape Enterprise Server.

     The Seeker Framework contains all of the business logic, is based upon objects embedded in HTML documents and is built using C++. Seeker Framework applications can be extended by embedding objects and logic in application documents using an HTML editor. The Seeker Framework application server operates on Windows NT and Sun Solaris operating systems using Microsoft Internet Information Server or Netscape Enterprise Server.

     The XMS application server supports Oracle, Sybase and Microsoft SQL server databases and integrates with multiple ERP systems, including SAP, PeopleSoft, Oracle and existing legacy systems. The CompanyStore application server supports the Microsoft SQL server database and Oracle databases and integrates with SAP R/3 and Oracle Financials 11.0. We intend to integrate the CompanyStore application server with other database and ERP systems in the future.

     The Seeker Framework supports Oracle, Sybase and Microsoft SQL server databases and integrates with multiple ERP systems, including SAP, PeopleSoft, Oracle and existing legacy systems.

     Browser-based clients run on versions of Microsoft Internet Explorer 3.02 and above and Netscape Navigator 3.0 and above, utilizing primarily HTML and JavaScript. Operating systems supported include Microsoft Windows 3.11, Windows 95, Windows 98 and Windows NT 4.0. The Windows-based XMS client is written utilizing Microsoft Visual C++, and is fully functional in a disconnected environment.

SERVICES

     Our professional services organization was formed in 1996 to offer consulting, customer support and training in connection with licenses of XMS. We believe that services are an important part of our success and consequently we have expanded our professional services organization to offer similar services in connection with licenses of EmployeeDesktop, CompanyStore and The Seeker Workplace. See "Risk Factors--We depend on service revenues to increase our overall revenues."

     Consulting. We offer a variety of consulting services in connection with licenses of our products. Our consulting staff meets with customers prior to product implementation to review the customer's existing business processes and IT infrastructure, and to provide advice on ways to improve these processes using industry best practices. Thereafter, our consultants install, configure and test the application and integrate it with the customer's existing ERP and employee reimbursement systems. Our consultants also help customers implement bar-coding processes and develop a strategy for the customers' enterprise-wide deployment of the application.

     Customer Support. We provide product upgrades and customer support through our "CustomerOne" customer support program. Customers generally purchase the first year of the CustomerOne program at the time they license an application; thereafter, support may be renewed on an annual basis. Customer support personnel are available 24 hours a day, seven days a week. We also offer Internet-based support that features an on-line knowledge base.

     Training. We offer a variety of training programs for our products. These classes are tailored to particular user groups, such as end users, help desk personnel and trainers. Training classes are offered at customer sites and also at our headquarters in Redmond, Washington. We also provide training classes for third-party service providers, such as systems integrators.

CUSTOMERS

     We have licensed our applications to over 225 enterprise customers in a wide range of industries. The following table lists a selection of our significant customers since fiscal 1996:

TECHNOLOGY/TELECOMMUNICATIONS/MEDIA
ADP, Inc.
AT&T Corp.
American Management Systems, Inc.
Bell South Corporation
Cambridge Technology Partners
Computer Sciences Corporation
Dell Computer Corporation
The Hearst Corporation
Knight-Ridder, Inc.
Lucent Technologies, Inc.
Motorola, Inc.
The New York Times Company
Quantum Corporation
Reuters Limited
Seagate Technology, Inc.
Sprint Corporation
Texas Instruments Incorporated
The Times Mirror Company
Tivoli Systems, Inc.
Visio Corporation

INDUSTRIAL/MANUFACTURING
Allied Signal Inc.
Case Corporation
E.I. du Pont de Nemours and Company
Guardian Industries Corporation
Monsanto Company
Northrop Grumman Corporation
PPG Industries, Inc.
Solutia, Inc.

PHARMACEUTICAL/HEALTH CARE
Baxter Heathcare Corporation
Bristol-Myers Squibb Company
Columbia/HCA Healthcare Corporation
Merck, Sharpe & Dohme Limited
Pfizer Inc.
Pharmacia & Upjohn Co.
Tenet Healthcare Corporation
CONSUMER
Anheuser-Busch Companies Inc.
Avon Products, Inc.
The Clorox Company
DaimlerChrysler Corporation
Eastman Kodak Company
The Gap, Inc.
The Gillette Company
J.C. Penney Company, Inc.
Levi Strauss & Co.
Maytag Corporation
Revlon, Inc.

FINANCIAL SERVICES
ABN Amro Holding N.V.
Bear Stearns & Co. Inc.
Comdisco, Inc.
Dresdner Kleinwort Benson
John Hancock Financial Services
J & H Marsh & McLennan, Inc.
Lehman Brothers Inc.
Royal Insurance
Wells Fargo Bank, N.A.

ENERGY AND NATURAL RESOURCES
Amerada Hess Corporation
Baltimore Gas & Electric Company
Broken Hill Proprietary Company Limited
Exxon Corporation
Florida Power & Light Company
Occidental Petroleum Corporation
Southern California Edison Company
Texaco Inc.

OTHER
American Airlines, Inc.
Battelle Memorial Institute
Federal Express Corporation
Harvard College
J. Walter Thompson
Ontario Ministry of Labour

     No customer accounted for 10% or more of our total revenues in fiscal 1996, 1997 and 1998.

SALES

     We sell our software primarily through our domestic direct sales organization, with sales professionals located in the metropolitan areas of Atlanta, Baltimore, Boston, Chicago, Columbus, Dallas, Denver, Los Angeles, New York, Oakland, Philadelphia, Raleigh, Redmond, St. Louis, San Francisco and Washington, D.C. We also have sales professionals in Toronto, London and Sydney. The field sales force is complemented by direct telesales and telemarketing representatives based at our headquarters in Redmond, Washington. Technical sales support is provided by sales engineers located in several of the field offices. We currently intend to add a significant number of sales representatives and sales engineers in other domestic and international locations. We use a remarketer in New Zealand and plan to expand our remarketing channel to other international markets. The remarketer receives a referral fee from us for marketing our products, and provides post-sale implementation and support of the Company's products. See "Risk Factors--We depend on our direct sales model."

     Since our products affect employees throughout the enterprise, our sales effort involves multiple decision makers and frequently includes the chief financial officer, vice president of finance, controller and vice president of purchasing. While the average sales cycle varies substantially from customer to customer, for initial sales it has generally ranged from six to nine months. See "Risk Factors--Our lengthy sales cycle could adversely affect our revenue growth."

    Strategic Marketing and Referral Relationships

     We have developed a number of strategic referral relationships. Under arrangements with American Express, the largest corporate charge card issuer in the United States, and its subsidiary TRS, American Express may, at its sole discretion, refer corporate charge card customers that seek a travel and entertainment expense management software solution to us. TRS has agreed to be a strategic marketer for the ESP version of XMS. ADP, Inc., a subsidiary of Automatic Data Processing, Inc., has agreed to refer potential customers for travel and entertainment expense management software products and services exclusively to us. We and ADP also agreed to jointly market our travel and entertainment expense report processing products and services to ADP customers.

     Our existing strategic relationships generally do not, and any future strategic relationships may not, afford us any exclusive marketing or distribution rights. Many of our strategic partners have multiple strategic relationships, and we may not be regarded as significant for their own businesses. In addition, our strategic partners may terminate their respective relationships with us, pursue other partnerships or relationships, or attempt to develop or acquire products or services that compete with our products or services. Further, our existing strategic relationships may interfere with our ability to enter into other desirable strategic relationships. Any inability to maintain our strategic relationships or to enter into additional strategic relationships may have a material adverse effect on our business. See "Risk Factors--It is important for us to establish and maintain strategic relationships" and "Certain Transactions."

MARKETING

     Our marketing efforts are directed at promoting our integrated suite of applications under EmployeeDesktop, extending our leadership position in travel and entertainment expense management applications and increasing our market share for CompanyStore and The Seeker Workplace. Our marketing programs are targeted at accounting, finance, purchasing, human resources and travel executives, and are focused on creating awareness of, and generating interest in, our products.

     We engage in a variety of marketing activities, including developing and executing co-advertising and co-marketing strategies designed to leverage our existing strategic relationships, targeting additional strategic relationships, managing and maintaining our Web site, issuing newsletters and direct mailings, creating and placing advertisements, conducting public relations campaigns, and establishing and maintaining close relationships with recognized industry analysts. We are an active participant in technology-related conferences and demonstrate our products at trade shows targeted at accounting, finance, purchasing, human resources and travel executives.

     We believe that demand is increasing, and will continue to increase, for employee-facing applications such as those sold by us. We may not be able to expand our sales and marketing staff, either domestically or internationally, to take advantage of any increase in demand for employee-facing applications. Our failure to expand our sales and marketing organization or other distribution channels could materially adversely affect our business. See "Risk Factors--We depend on our key employees" and "--We must attract and retain qualified personnel, particularly service personnel."

PRODUCT DEVELOPMENT

     We have been an innovator and leader in the development of employee-facing enterprise applications. We believe that we were one of the first to introduce an integrated suite of employee-facing applications, and one of the first to introduce a commercially successful travel and entertainment expense reporting application. We also believe that we pioneered a number of features that are now common throughout the travel and entertainment expense reporting field, such as prepopulation with corporate credit card transactions and automatic itemization of hotel bills. Our software development staff is responsible for enhancing our existing products and expanding our product line. We believe that a technically skilled, quality oriented and highly productive software development organization will be a key component of the continued success of new product offerings. We expect that we will increase our product development expenditures substantially in the future.

     Our current product development activities focus on product enhancements to EmployeeDesktop, XMS, CompanyStore, The Seeker Workplace and the Concur Common Technology Platform and the Seeker Framework that standardize the software architecture underlying all applications in the suite. We plan to offer our applications through the Internet as an outsourced ESP starting with XMS in the second half of calendar 1999 and to provide CompanyStore, EmployeeDesktop and The Seeker Workplace as ESP offerings in fiscal 2000.

     These development efforts may not be completed within our anticipated schedules, and if completed, they may not have the features necessary to make them successful in the marketplace. Future delays or problems in the development or marketing of product enhancements or new products could result in a material adverse effect on our business. See "Risk Factors--We may experience difficulties in introducing new products and upgrades" and "--Our plan to sell products as an Internet-based enterprise service provider may fail."

COMPETITION

     The market for our products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our primary source of direct competition comes from independent software vendors of travel and entertainment expense management, front-office procurement and human resource self-service applications, and from providers of enterprise resource planning, or ERP, software applications that have or may be developing travel and expense management, front-office procurement and human resource self-service products. We also face indirect competition from potential customers' internal development efforts and have to overcome their reluctance to move away from existing paper-based systems.

     Our major competitors in the travel and entertainment expense management field include Captura Software, Inc., Extensity, Inc., International Business Machines Corporation and Necho Systems Corporation. In addition, several major ERP vendors such as SAP AG, Oracle Corporation and PeopleSoft, Inc. have already developed or have announced plans to develop travel and entertainment expense management and human resource self-service products, and Oracle Corporation has developed a front-office procurement product. These companies have begun to sell these products along with their ERP application suites. Our major competitors in the front-office procurement field include Ariba Technologies, Inc., Clarus Corporation, Commerce One, Inc., Harbinger Corporation, Intelisys Electronic Commerce, LLC, Netscape Communications Corporation, Trilogy Development Corporation and TRADE'ex Electronic Commerce Systems, Inc. Our major competitors in the human resource self-service field include ProBusiness Services, Inc., Edify Corporation and Employease, Inc. We also expect to face competition from new entrants including those ERP providers that do not already market travel and entertainment expense management and human resource self-service products. Most of the major ERP providers have a significant installed customer base and have the opportunity to offer additional products to those customers as additional components of their respective ERP application suites.

     We believe that the principal competitive factors considered in selecting travel and entertainment expense management, front-office procurement and human resource self-service applications are functionality, interoperability with existing IT infrastructure, price and an installed referenceable base of customers. We learned from our customers that XMS tends to be 20% to 200% more expensive than other competing solutions, depending on the size and the nature of the transaction. Despite the disparity in price, we believe that we have a competitive advantage relative to competing solutions. With respect to functionality, we believe that we offer a product with more features than other competing products, and that we have often been the first to offer new and innovative features, such as prepopulation of transaction reports based on credit card information. Significantly, we believe we were one of the first providers of a suite of employee-facing applications, and we were the first provider of an Intranet-based travel and entertainment expense management solution. In addition, XMS was designed and built to interoperate with existing IT systems and can often be deployed on an enterprise customer's existing IT infrastructure. Many of our competitors have chosen to develop their Intranet-based applications using Java, which we believe is difficult to deploy on a large scale within today's corporate IT infrastructure. With respect to price, we position XMS as the premium product compared to the competition. We believe that this positioning does cause us to lose some potential transactions to competitors based on price. Finally, we believe that we have a larger customer base, spread across a wider variety of industries, than our primary competitors. We believe that this large installed customer base helps us to secure additional customers.

     Many of our competitors in the travel and entertainment expense management, front-office procurement and human resource self-service markets have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers. Moreover, a number of our competitors, particularly major ERP vendors, have well-established relationships with our current and potential customers as well as with systems integrators and other vendors and service providers. In addition, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than we can.

     It is also possible that new competitors or alliances among competitors or other third parties may emerge and rapidly acquire significant market share. We expect that competition in our markets will increase as a result of consolidation and the formation of alliances in the industry. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect our business. We may not be able to compete successfully against current or future competitors and the competitive pressures we face may materially adversely affect our business. See "Risk Factors--Our expansion into the front-office procurement application and human resource self-service application markets is risky," "--We face significant competition" and "--It is important for us to establish and maintain strategic relationships."

INTELLECTUAL PROPERTY RIGHTS

     Our success depends upon our proprietary technology. We rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information. For example, we license rather than sell our software to customers and require licensees to enter into license agreements that impose certain restrictions on licensees' ability to utilize the software. We currently hold no patents and do not have any patent applications pending. There can be no assurance that any of our copyrights or trademarks will not be challenged and invalidated.

     As part of our confidentiality procedures, we enter into non-disclosure agreements with certain of our employees, consultants, corporate partners, customers and prospective customers. We also enter into license agreements with respect to our technology, documentation and other proprietary information. Such licenses are generally non-transferable and have a perpetual term. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology that we consider proprietary and third parties may attempt to develop similar technology independently. In particular, we provide our licensees with access to object code versions of our software, and to other proprietary information underlying our licensed software. In a small number of instances, we have provided our licensees with access to source code versions of our software in order to facilitate more extensive testing of such products. Policing unauthorized use of our products is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. While we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Overall, the protection of our proprietary rights may not be adequate and our competitors may independently develop similar technology.

     We are not aware that our products, trademarks, copyrights or other proprietary rights infringe the proprietary rights of third parties. Third parties may assert infringement claims against us in the future with respect to current or future products. Further, we expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. From time to time, we hire or retain employees or consultants, including through acquisition, who have worked for independent software vendors or other companies developing products similar to those offered by us. Such prior employers may claim that our products are based on their products and that we have misappropriated their intellectual property. Any such claims, with or without merit, could cause a significant diversion of management attention, result in costly and protracted litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which would have a material adverse effect upon our business. See "Risk Factors--We have only limited protection for our proprietary technology and we may be subject to claims of infringement."

EMPLOYEES

     As of June 15, 1999, we had approximately 407 full-time employees, of whom 11 were based in the United Kingdom, one in Canada and two in Australia. These employees included 124 engaged in research and development, 118 in sales and marketing, 124 in consulting, training and technical support and 41 in administration and finance. No employees are known by us to be represented by a collective bargaining agreement and we have never experienced a strike or similar work stoppage. We consider our relations with our employees to be good. Our ability to achieve our financial and operational objectives depends in large part upon our continuing ability to attract, integrate, retain and motivate highly qualified sales, technical and managerial personnel. Competition for such qualified personnel in our industry is intense, particularly in the Seattle area in which our headquarters is located and in the San Francisco Bay Area in which our Seeker Software operations are located, and particularly with respect to software development, marketing and management personnel. In addition, competitors may attempt to recruit our key employees. There can be no assurance that we will be able to attract or retain employees in the future. We are a party to employment agreements with certain of our employees. See "Risk Factors--We depend on our key employees," "--We must attract and retain qualified personnel, particularly service personnel" and "Management--Employment Agreements."

FACILITIES

     Our principal administrative, sales, marketing and research and development facility is located in Redmond, Washington and consists of approximately 80,000 square feet of office space held under a lease that expires in May 2005. Our wholly owned subsidiary, Seeker Software, will continue to operate out of our facility located in Oakland, California consisting of approximately 19,500 square feet of office space held under a lease that expires in October 2001. As of June 15, 1999, we also leased sales offices in Atlanta, Baltimore, Boston, Chicago, Dallas, Los Angeles, New York, Philadelphia, Raleigh, St. Louis, San Francisco, Sydney and London. For a discussion of certain risks associated with our anticipated need for additional office space.

LEGAL PROCEEDINGS

     We are not a party to any currently pending material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors:

                NAME                  AGE                 POSITION
                ----                  ---                 --------
S. Steven Singh.....................  38    President, Chief Executive Officer
                                            and Director
Michael W. Hilton...................  35    Chairman of the Board and Chief
                                              Technical Officer
Jon T. Matsuo.......................  39    Executive Vice President of
                                            Worldwide Sales
Sterling R. Wilson..................  40    Chief Financial Officer and
                                            Executive Vice President of
                                              Operations
Rajeev Singh........................  31    Executive Vice President of Products
Michael Watson......................  51    Executive Vice President of
                                            Professional Services
Bruce A. Chatterley.................  36    Executive Vice President and General
                                              Manager, eService
Alan A. Brown.......................  36    Executive Vice President of Global
                                              Marketing
Robert K. Reid......................  48    Executive Vice President and General
                                              Manager, Human Resources Division
Gary L. Durbin......................  56    Chief Technical Officer, Human
                                              Resources Division
Jeffrey D. Brody (1)................  39    Director
Norman A. Fogelsong (1).............  47    Director
Michael J. Levinthal (2)............  44    Director
James D. Robinson III (2)...........  63    Director
Russell P. Fradin...................  43    Director
Edward P. Gilligan..................  39    Director

-------------------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     S. Steven Singh has served as our President and Chief Executive Officer since February 1996. Mr. Singh served as our Chairman of the board of directors from our inception until February 1996. Prior to joining us as an officer, Mr. Singh was General Manager of the Contact Management Division at Symantec Corporation from June 1993 to February 1996. From February 1992 to June 1993, when it was acquired by Symantec, Mr. Singh was Vice President of Development for Contact Software International, or CSI, a personal computer software publisher. Prior to joining CSI, Mr. Singh co-founded Eshani Corporation, where he was President and Chief Executive Officer. Mr. Singh holds a B.S. in Electrical Engineering from the University of Michigan. Mr. Singh is the brother of Rajeev Singh, our Executive Vice President of Products.

     Michael W. Hilton co-founded Concur in August 1993 and has served as our Chief Technical Officer since 1996. Mr. Hilton has served as a member of our board of directors since our founding, and as Chairman of the board since February 1996. Before co-founding

Concur, Mr. Hilton served as Senior Development Manager at Symantec during 1993. Prior to his employment at Symantec, Mr. Hilton served as Director of Product Development for CSI's California office. Mr. Hilton also was a co-founder of Eshani, where he was Vice President of Product Development. Mr. Hilton holds a B.A. in Computer and Information Sciences and a B.S. in Mathematics from the University of California at Santa Cruz.

     Jon T. Matsuo joined us in July 1994 and currently serves as our Executive Vice President of Worldwide Sales. Prior to joining us, Mr. Matsuo served as General Manager, Consumer Software Division of Delrina Corporation from June 1993 to July 1994. Mr. Matsuo's experience also includes senior marketing positions with CSI and Bluebird Systems, as well as eight years of experience with Deloitte Haskins & Sells in auditing, consulting and product management. Mr. Matsuo holds a B.B.A. in Accounting from the University of San Diego and is a Certified Public Accountant.

     Sterling R. Wilson joined us in May 1994 and currently serves as our Chief Financial Officer and Executive Vice President of Operations. Prior to joining us, Mr. Wilson served as Vice President of Operations and Chief Financial Officer at IntelliQuest, Inc., a leading provider of market research information, from July 1993 to May 1994. Mr. Wilson also served as Chief Financial Officer at CSI from 1992 to 1993. Mr. Wilson holds a B.B.A. in Accounting from California State University at Bakersfield, formerly California State College at Bakersfield, and is a Certified Public Accountant.

     Rajeev Singh co-founded Concur in August 1993 and currently serves as our Executive Vice President of Products. Previously, Mr. Singh acted as our Director of Product Management. Prior to co-founding Concur, Mr. Singh served as a Software and Manufacturing Engineer at General Motors Corporation from July 1986 to January 1990 and he served as a Software Project Manager for the development of complex computer simulations at Ford Motor Company from January 1991 to March 1993. Mr. Singh holds a B.S. in Mechanical Engineering from Kettering University (formerly GMI Engineering and Management Institute). Mr. Singh is the brother of S. Steven Singh, our President and Chief Executive Officer.

     Michael Watson joined us in August 1998 and currently serves as our Executive Vice President of Professional Services. Prior to joining us, Mr. Watson was Vice President of Consulting Services from June 1995 to August 1998 at Hyperion Software, where he also held various roles in the sales organization from October 1990 to June 1995. Mr. Watson also served as the National Director of Price Waterhouse's Applied Technology Center from 1986 to 1990. Mr. Watson holds a B.A. in Business Studies from Lanchester University (U.K.) and an M.B.A. from the Babcock Graduate School of Management at Wake Forest University.

     Bruce A. Chatterley joined us in March 1999 and currently serves as our Executive Vice President and General Manager of eService. Prior to joining us, Mr. Chatterley served in various positions, most recently Vice President of Product Management, at Ameritech Corporation, a telecommunications company, from July 1994 to March 1999. Mr. Chatterley also served as Director of New Opportunity Development, Small Business Group, at US West, a telecommunications company, from February 1989 to June 1994. Mr. Chatterley holds a B.S.S.A. in Business Public Affairs from Central Michigan University and an M.B.A. from The American University, Kogod College of Business Administration.

     Alan A. Brown joined us in May 1999 and currently serves as our Executive Vice President of Global Marketing. Prior to joining us, Mr. Brown was Vice President of Global Corporate Products and Travel and Entertainment Marketing at MasterCard International Incorporated from May 1996 to May 1999. From October 1993 to May 1996, Mr. Brown served as Vice President of Marketing and Product Development for U.S. Bancorp (formerly First Bank System, Inc.). Mr. Brown holds a B.A. in Economics and Political Science from Stanford University.

     Robert K. Reid joined us in June 1999 and currently serves as our Executive Vice President and General Manager, Human Resources Division. Prior to joining us, Mr. Reid served as President and Chief Executive of Seeker Software, our wholly owned subsidiary, from January 1999 to May 1999. From January 1997 to December 1998, Mr. Reid was the Vice President of the Applications Group of Documentum, Inc., a document management software company. Mr. Reid also served as Documentum's Vice President of Marketing from August 1993 to January 1997. Mr. Reid holds a B.S. in Communications from the University of Tennessee.

     Gary L. Durbin joined us in June 1999 and currently serves as our Chief Technical Officer, Human Resources Division. Mr. Durbin has served as a director of Adpac Corporation since 1994. Prior to joining us, Mr. Durbin served as Chairman and Chief Technical Officer of Seeker Software from February 1999 to May 1999. Mr. Durbin also served as Seeker Software's Chairman and Chief Executive Officer from January 1997 to January 1999, and as its Chief Executive Officer from January 1996 to December 1996. Before joining Seeker Software, Mr. Durbin was an Executive Vice President for Ceridian Employer Services, a payroll service company, from August 1993 to October 1995.

     Jeffrey D. Brody has served as a member of our board of directors since October 1994. Since April 1994, Mr. Brody has been employed by Brentwood Venture Capital, a venture capital firm, where he has been a General Partner of Brentwood since October 1995. From 1988 to April 1994, Mr. Brody was Senior Vice President of Comdisco Ventures, a venture leasing company. Mr. Brody holds a B.S. in Engineering from the University of California at Berkeley and an M.B.A. from the Graduate School of Business at Stanford University. Mr. Brody is a member of the boards of directors of several private technology companies.

     Norman A. Fogelsong has served as a member of our board of directors since July 1996. Since March 1989, Mr. Fogelsong has been a General Partner of Institutional Venture Partners, a venture capital firm. Between March 1980 and February 1989, Mr. Fogelsong was a General Partner of Mayfield Fund, a venture capital firm. Mr. Fogelsong holds a B.S. in Industrial Engineering from Stanford University, an M.B.A. from Harvard Business School and a J.D. from Harvard Law School. Mr. Fogelsong is a member of the boards of directors of Aspect Telecommunications Corporation and several private technology companies.

     Michael J. Levinthal has served as a member of our board of directors since April 1998. Since 1984, Mr. Levinthal has been a General Partner or managing director of various entities associated with Mayfield Fund, a venture capital firm. Mr. Levinthal holds a B.S. in Engineering, an M.S. in Industrial Engineering and an M.B.A. from the Graduate School of Business at Stanford University. Mr. Levinthal is a member of the boards of directors of Focal, Inc., InControl, Inc., Symphonix Devices, Inc., and several private technology companies.

     James D. Robinson III has served as a member of our board of directors since July 1998. Since 1994, Mr. Robinson has been the Chairman and Chief Executive Officer of RRE Investors, LLC, a private information technology venture investment firm. From 1977 to 1993, Mr. Robinson served as Chairman and Chief Executive Officer of American Express Company. Mr. Robinson holds a B.S. in Industrial Management from the Georgia Institute of Technology and an M.B.A. from Harvard Business School. Mr. Robinson is a member of the boards of directors of The Coca-Cola Company, Bristol-Myers Squibb Company, Cambridge Technology Partners, First Data Corporation, and several private companies.

     Russell P. Fradin has served as a member of our board of directors since March 1999. In 1996, Mr. Fradin joined ADP, where he served first as Senior Vice President before becoming President, Employer Services North America. Prior to joining ADP, Mr. Fradin was a senior partner of McKinsey & Company, and was associated with that firm for 18 years. Mr. Fradin holds a B.S. in Economics from the Wharton School of the University of Pennsylvania and an M.B.A. from the Harvard Business School.

     Edward P. Gilligan has served as a member of our board of directors since February 1999. Mr. Gilligan has been President, Corporate Services Division, for TRS, since February 1996. From June 1995 to February 1996, Mr. Gilligan served as Executive Vice President of Travel Management Services for TRS. From September 1992 to June 1995, Mr. Gilligan was Senior Vice President and General Manager, Eastern Region, of American Express Travel Management Services. Mr. Gilligan holds a B.S. in Economics and Management from New York University.

     Our bylaws provide for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms. The classification of the board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Compensation Committee of the board of directors consists of Mr. Brody and Mr. Fogelsong. The Compensation Committee makes decisions regarding all forms of salary, bonus and stock compensation provided to our executive officers, the long-term strategy of employee compensation, the types of stock and other compensation plans to be used by us and the shares and amounts reserved thereunder, and any other compensation matters as from time to time directed by the board.

     The Audit Committee of the board of directors consists of Mr. Levinthal and Mr. Robinson. The Audit Committee meets with our independent auditors to review the adequacy of our internal control systems and financial reporting procedures, reviews the general scope of annual audits and the fees charged by the independent accountants, as well as the performance of non-audit services by our auditors, and reviews and makes recommendations to the board of directors regarding the fairness of any proposed transaction between us and any officer, director or other affiliate.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee of the board of directors was at any time since our formation an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or the Compensation Committee of our board of directors.

     Mr. Brody is a Managing Member of Brentwood VIII Ventures, LLC, the General Partner of Brentwood Affiliates Fund II, L.P. Several of Mr. Brody's Co-Managing Members of Brentwood VIII Ventures, LLC are also General Partners of Brentwood VI Ventures, L.P., the General Partner of Brentwood Associates VI, L.P. Between October 1, 1994 and October 31, 1998, Brentwood Associates VI, L.P. and Brentwood Affiliates Fund II, L.P. purchased in the aggregate 1,529,365 shares of our Series A preferred stock at a price of $1.30 per share, 312,500 shares of our Series B preferred stock at a price of $1.60 per share, 237,500 shares of our Series C preferred stock at a price of $2.00 per share, 135,378 shares of our Series D preferred stock at a price of $3.65 per share and 72,123 shares of our Series E preferred stock at a price of $7.75 per share. Mr. Brody also purchased 3,871 shares of our Series E preferred stock at $7.75 per share.

     Mr. Fogelsong is a General Partner of Institutional Venture Management VII, L.P., the General Partner of Institutional Venture Partners VII, L.P. and IVP Founders Fund I, L.P. Between October 1, 1994 and October 31, 1998 Institutional Venture Management VII, L.P., Institutional Venture Partners VII, L.P. and IVP Founders Fund I, L.P. purchased in the aggregate 2,000,000 shares of our Series C preferred stock at a price of $2.00 per share, 130,193 shares of our Series D preferred stock at a price of $3.65 per share and 72,090 shares of our Series E preferred stock at a price of $7.75 per share.

     All of our outstanding preferred stock converted into our common stock upon our initial public offering in December 1998.

DIRECTOR COMPENSATION

     Our directors do not receive any cash compensation for their services as directors but are reimbursed for their reasonable travel expenses in attending meetings of the board of directors.

     Our board of directors adopted the 1998 Directors Stock Option Plan in August 1998 and reserved a total of 240,000 shares of our common stock for issuance thereunder. Our stockholders approved this Directors Plan in September 1998. Members of our board of directors who are not our employees are eligible to participate in the Directors Plan. Option grants under the Directors Plan are automatic and the exercise price of the options must equal the fair market value of our common stock on the date of grant.

     Each eligible director is automatically granted an option for 20,000 shares of our common stock on the date he or she becomes a member of the board of directors. Eligible directors who were members of our board of directors prior to our initial public offering each received an option for 20,000 shares on the effective date of the initial public offering. To date, Messrs. Brody, Fogelsong, Levinthal, Robinson and Fradin have each received options for 20,000 shares of our common stock. Mr. Gilligan is not permitted to accept such stock option grants under policies of his employer, TRS.

     On the date of each annual meeting of stockholders, each eligible director who has served continuously as a member of our board of directors since the date of his or her original option grant is automatically granted an option for 8,000 shares of our common stock.

     All options granted under the Directors Plan vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 2.0833% of the shares each month thereafter. Options will cease to vest if the individual ceases to provide services to us either as a director or a consultant.

     In the event of a merger or consolidation in which we are not the surviving corporation, the sale of all or substantially all of our assets, or certain other corporate transactions as set forth in the Directors Plan, the vesting of all options granted under the Directors Plan accelerates and the options become exercisable in full. If a director does not exercise his or her options within seven months after the corporate transaction, the options will expire. Options may be granted pursuant to the Directors Plan until December 2008. The board of directors may terminate or amend the Directors Plan at any time. The Directors Plan may be administered by the full board of directors or by the board's Compensation Committee.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation awarded to, earned by or paid for services rendered to us in all capacities during fiscal 1998 by our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers as of September 30, 1998 and whose compensation was in excess of $100,000 in fiscal 1998 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                         ANNUAL COMPENSATION     ------------------
                                         --------------------        SECURITIES
      NAME AND PRINCIPAL POSITION         SALARY      BONUS      UNDERLYING OPTIONS
      ---------------------------        --------    --------    ------------------
S. Steven Singh........................  $200,000    $140,529         200,000
  President and Chief Executive Officer
Sterling R. Wilson.....................   150,000      83,459          52,000
  Chief Financial Officer and Executive
  Vice President of Operations
Jon T. Matsuo..........................   150,000     157,989          52,000
  Executive Vice President of Worldwide
  Sales
Michael W. Hilton......................   132,000      95,330          52,000
  Chairman of the Board and Chief
  Technical Officer
Rajeev Singh...........................   115,000     108,027          52,000
  Executive Vice President of Products

                          OPTION GRANTS IN FISCAL 1998

     The following table sets forth information regarding stock option grants during fiscal 1998 to each of the Named Executive Officers. We have not granted any stock appreciation rights. All options granted in fiscal 1998 were granted pursuant to the 1994 Plan and become exercisable with respect to 25% of the shares subject to the option on the first anniversary of the date of grant and with respect to an additional 2.0833% of these shares each month thereafter, subject to acceleration upon certain changes in control of Concur. See "--Employee Benefit Plans." All options were granted at an exercise price equal to the fair market value of our common stock at the time of grant. We granted a total of 746,414 options to all employees during fiscal 1998.

     The potential realizable values were computed by (a) multiplying the number of shares of common stock subject to a given option by our initial public offering price of $12.50 per share in December 1998, (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the remainder of the ten-year term of the option and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

                                               INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                            --------------------------------------------------------   VALUE AT ASSUMED ANNUAL
                            NUMBER OF    PERCENTAGE OF                                     RATES OF STOCK
                            SECURITIES   TOTAL OPTIONS                                 PRICE APPRECIATION FOR
                            UNDERLYING    GRANTED TO                                         OPTION TERM
                             OPTIONS     EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   -----------------------
           NAME              GRANTED      FISCAL YEAR      PER SHARE         DATE          5%          10%
           ----             ----------   -------------   --------------   ----------   ----------   ----------
S. Steven Singh...........   200,000         26.8%           $0.375        10/22/07    $3,803,321   $5,819,869
Sterling R. Wilson........    52,000          7.0             0.375        10/22/07       988,863    1,513,166
Jon T. Matsuo.............    52,000          7.0             0.375        10/22/07       988,863    1,513,166
Michael W. Hilton.........    52,000          7.0             0.375        10/22/07       988,863    1,513,166
Rajeev Singh..............    52,000          7.0             0.375        10/22/07       988,863    1,513,166

     On December 14, 1998, we granted options to purchase 100,000 shares of our common stock at an exercise price of $12.50 per share, to each of Messrs. S. Singh, Wilson, Matsuo, Hilton and R. Singh.

      AGGREGATE OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END VALUES

     The following table sets forth information concerning unexercised options held at September 30, 1998 with respect to each of the Named Executive Officers. Mr. Matsuo exercised options to purchase 8,000 shares of our common stock at $0.10 per share in June 1998. The fair market value of our common stock at the time of such exercise was $6.20, as determined by the board of directors. The value of unexercised in-the-money options are based on an assumed fair market value of our common stock at September 30, 1998 of $12.50 per share less the exercise price.

                                   VALUE REALIZED      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                         SHARES    (MARKET PRICE      UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                        ACQUIRED    AT EXERCISE     OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END($)
                           ON      LESS EXERCISE    ---------------------------   ---------------------------
         NAME           EXERCISE       PRICE)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           --------   --------------   -----------   -------------   -----------   -------------
S. Steven Singh.......      --        $    --         116,250        263,750      $1,434,525     $3,211,675
Sterling R. Wilson....      --             --           4,983         57,417          61,291        697,129
Jon T. Matsuo.........   8,000         48,800         176,983         57,417       2,194,091        697,129
Michael W. Hilton.....      --             --              --         52,000              --        630,500
Rajeev Singh..........      --             --           4,792         57,208          58,942        694,558

EMPLOYMENT AGREEMENTS

     We and Mr. Matsuo are parties to a letter agreement dated June 20, 1994 governing his employment with us. Under the agreement, we paid to Mr. Matsuo an initial annual salary of $90,000, which was to be increased to $105,000 following our initial equity financing, with possible bonuses of up to $50,000 per year. The compensation for Mr. Matsuo was subsequently increased. In addition, Mr. Matsuo was given benefits that we make available to employees in comparable positions, and was granted an option to purchase 104,000 shares of common stock. Mr. Matsuo's employment is voluntary and may be terminated by us or Mr. Matsuo at any time with or without cause or notice.

     We and Mr. Wilson are parties to a letter agreement dated April 21, 1994 governing his employment with us. Under the agreement, we paid to Mr. Wilson an annual initial salary of $90,000, which was to be increased to $105,600 following our initial equity financing, with possible bonuses of up to $36,000 per year. The compensation for Mr. Wilson was subsequently increased. In addition, Mr. Wilson was given benefits that we make available to employees in comparable positions, and was granted an option to purchase 80,000 shares of common stock. We also paid Mr. Wilson's costs to relocate to Seattle. Mr. Wilson's employment is voluntary and may be terminated by us or Mr. Wilson at any time with or without cause or notice.

     We and Mr. Watson are parties to a letter agreement dated June 24, 1998 governing his employment with us. Under the agreement, we agreed to pay Mr. Watson an annual salary of $160,000, with possible bonuses of up to $80,000 per year. In Mr. Watson's first year of employment by us, $10,000 per quarter of the possible bonus will be guaranteed provided that Mr. Watson is an employee of Concur on the bonus payment dates. In addition, Mr. Watson was granted an option to purchase 80,000 shares of common stock. We also agreed to pay a one-time relocation allowance of $20,000.

     We and Mr. Chatterley are parties to a letter agreement dated March 2, 1999 governing his employment with us. Under the agreement, we agreed to pay Mr. Chatterley an annual salary of $200,000, with a target bonus of $100,000 per year. In addition, we agreed to grant Mr. Chatterley an option to purchase up to 225,000 shares of our common stock at an exercise price equal to market value on his first day of employment with us which was in March 1999. The option became exercisable as to 80,000 shares on the first day of his employment with us, and the remainder will become exercisable as to 25% after one year and as to the balance in equal monthly increments over the next three years. We also agreed to reimburse Mr. Chatterley for relocation expenses and up to $20,000 in real estate closing costs associated with acquiring a home in the Seattle area.

     We and Mr. Reid are parties to a letter agreement dated May 26, 1999 governing his employment with us. Under the agreement, we agreed to pay Mr. Reid an annual salary of $225,000, with a target bonus of $75,000 per fiscal year. In Mr. Reid's first year of employment by us, he will be eligible for a pro rata bonus for fiscal 1999 based on nine-twelfths of $75,000. Mr. Reid will be eligible for consideration for the award of options to purchase our common stock on a basis commensurate with similarly situated executives when our Compensation Committee reviews compensation packages in October 1999.

     We and Mr. Durbin are parties to a letter agreement dated May 26, 1999 governing his employment with us. Under the agreement, we agreed to pay Mr. Durbin an annual salary of $165,000, with a target bonus of $75,000 per fiscal year. In Mr. Durbin's first year of employment by us, he will be eligible for a pro rata bonus for fiscal 1999 based on nine-twelfths of $75,000. Mr. Durbin will be eligible for consideration for the award of options to purchase our common stock on a basis commensurate with similarly situated executives when our Compensation Committee reviews compensation packages in October 1999.

EMPLOYEE BENEFIT PLANS

    1994 Stock Option Plan

     Our board of directors and stockholders approved the 1994 Stock Option Plan in April 1994. Just prior to our December 1998 initial public offering, there were 2,760,000 shares of our common stock reserved for issuance under this plan. The 1994 Plan provides for grants of both incentive stock options and non-qualified stock options. The 1994 Plan terminated in December 1998, when the 1998 Equity Incentive Plan became effective. As a result, no further options have been granted or will be granted under the 1994 Plan. However, termination of the 1994 Plan did not affect outstanding options, and as of June 15, 1999, options to purchase 1,336,285 shares of our common stock were outstanding under the 1994 Plan.

    1997 Stock Option Plan of 7Software

     In connection with our acquisition of 7Software, we assumed the 1997 Stock Option Plan of 7Software and all options outstanding under that plan at the closing of the acquisition. No options will be granted in the future under the 7Software Plan. As of June 15, 1999, options to purchase 35,216 shares of our common stock were outstanding under the 7Software Plan.

    1998 Equity Incentive Plan

     Our board of directors adopted the 1998 Equity Incentive Plan in August 1998, and our stockholders approved it in September 1998. The 1998 Plan became effective in December 1998. Our board of directors reserved 3,240,000 shares of our common stock for issuance under the 1998 Plan, and the following additional shares will become available for issuance under the 1998 Plan:

     - any shares that are subject to options granted under the 1994 Plan or the 1998 Plan that expire or terminate for any reason without being exercised;

     - any shares that are issued pursuant to an option under the 1994 Plan or the 1998 Plan that we repurchase upon termination of the optionholder's employment;

     - any shares that are issued under a restricted stock award under the 1998 Plan that we repurchase or that are forfeited upon the termination of the awardholder's employment;

     - any shares that are subject to a stock bonus award under the 1998 Plan that terminates without shares being issued.

     In addition, all of the shares of our common stock which remained available for issuance under the 1994 Plan when the 1998 Plan became effective, became available for issuance under the 1998 Plan.

     The 1998 Plan will terminate in August 2008, unless it is terminated sooner in accordance with the terms of the 1998 Plan.

     The 1998 Plan authorizes the award of incentive stock options, non-qualified stock options, restricted stock awards and stock bonuses. Incentive stock options may be granted only to our employees, including officers and directors who are also employees. All other awards may be granted to our employees, officers, directors, consultants, independent contractors and advisors, subject to applicable federal securities laws. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of non-qualified stock options must be equal to at least 85% of the fair market value of the common stock on the date of grant. The maximum term of options granted under the 1998 Plan is ten years.

     The 1998 Plan is administered by the Compensation Committee, which currently consists of Mr. Brody and Mr. Fogelsong, both of whom are "non-employee directors" under applicable federal securities laws and "outside directors" as defined under applicable federal tax laws. The Compensation Committee has the authority to construe and interpret the 1998 Plan and any agreement made thereunder, to grant awards and to make all other determinations necessary or advisable for the administration of the 1998 Plan. The Compensation Committee may, with the consent of optionees, issue new options in exchange for the surrender and cancellation of any outstanding options.

     The Compensation Committee in its discretion may permit payment for stock options or restricted stock:

     - in cash;

     - by cancellation of our indebtedness to the participant;

     - by surrender of shares that meet specific criteria set forth in the 1998 Plan;

     - by tender of a full recourse promissory note;

     - by waiver of compensation due or accrued to the participant for services rendered;

     - or, with respect to purchases upon exercise of an option only, through a "same day sale" or a "margin" commitment.

     The Compensation Committee may also guarantee third-party loans in order to help recipients of stock option grants or restricted stock awards pay the exercise price or purchase price of those options or awards.

     Awards granted under the 1998 Plan generally may not be transferred other than by will or by the laws of descent and distribution. In the event of our dissolution or liquidation or a "change in control" transaction, outstanding awards may be assumed by the successor corporation. If the successor corporation does not assume outstanding awards, they will expire. In the discretion of the Compensation Committee, the vesting of such awards may accelerate upon such transaction. As of June 15, 1999, options to purchase 1,925,381 shares of our common stock were outstanding under the 1998 Plan.

    1998 Employee Stock Purchase Plan

     Our board of directors adopted the 1998 Employee Stock Purchase Plan in August 1998, and reserved a total of 320,000 shares of our common stock for issuance under this plan at that time. Our stockholders approved the Purchase Plan in September 1998. The Purchase Plan became effective in December 1998. On each January 1, the aggregate number of shares reserved for issuance under the Purchase Plan increases automatically by a number of shares equal to 1% of our total outstanding shares as of the immediately preceding December 31. Such annual increase may not exceed 320,000 shares per year. On January 1, 1999, the number of shares of our common stock reserved for issuance under the Purchase Plan was automatically increased by 170,297 shares, to 490,297. The Purchase Plan is administered by the Compensation Committee, which has the authority to construe and interpret the Purchase Plan. Our employees generally will be eligible to participate in the Purchase Plan if they are:

     - customarily employed by us for more than 20 hours per week and more than five months in a calendar year, and

     - are not and would not as a result of their participation in the Purchase Plan become 5% stockholders of us.

     The Purchase Plan provides for offering periods of 24 months. After the first offering period, which will be shorter, each offering period comprises of four six-month purchase periods. Eligible employees may acquire shares of our common stock at the end of each six-month purchase period through payroll deductions in an amount between 2% and 15% of their cash compensation, subject to purchase limitations as described in the Purchase Plan.

     The first offering period under the Purchase Plan began in December 1998. The first purchase period of the first offering period was shorter than six months and ended on April 30, 1999. Offering periods and purchase periods thereafter begin on each May 1 and November 1. The purchase price for our common stock under the Purchase Plan is 85% of the lesser of:

     - the fair market value of our common stock on the first day of the applicable offering period, or

     - the fair market value of our common stock on the last day of each purchase period.

     In the event of a "change in control" transaction, the Purchase Plan will continue for the duration of each offering period that commenced prior to the closing of such proposed transaction and stock will be purchased on the purchase dates based on the fair market value of the surviving corporation's stock, unless otherwise provided by the Compensation Committee.

     The Purchase Plan will terminate in August 2008 unless earlier terminated pursuant to its terms. The board of directors may amend, terminate or extend the term of the Purchase Plan, except that the board of directors may not adversely affect any rights previously granted under the Purchase Plan. If the financial accounting treatment for the Purchase Plan changes in any way, the board of directors may make any amendments to the Purchase Plan as it determines to be necessary or advisable, even if the amendments affect rights which were previously granted.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     Our bylaws provide that we are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We may also indemnify our other officers, employees and agents. Our bylaws also required us to advance expenses to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

     We have also entered into indemnity agreements with each of our current directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification set forth in our bylaws and to provide additional procedural protections.

     In addition, our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Consistent with Delaware law, we have eliminated the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors except for liability for:

     - any breach of the director's duty of loyalty to us or our stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or

     - any transaction from which the director derived an improper personal benefit.

     We also maintain directors' and officers' liability insurance.

                              CERTAIN TRANSACTIONS

     Loan Repayment. On September 21, 1994, we entered into a repayment agreement with S. Steven Singh, our President, Chief Executive Officer and a director, and Michael W. Hilton, our Chairman of the Board and Chief Technical Officer. Pursuant to the repayment agreement, we agreed to repay loans previously made to us by Mr. Singh for $111,500 and Mr. Hilton for $121,500. Under the terms of the repayment agreement, we agreed to repay the loans on the date two years following the commencement date, as defined in the repayment agreement, together with interest at the rate of 7% per annum. In December 1996, we agreed to issue 64,530 shares of our Series C preferred stock to Mr. Singh and 70,390 shares of our Series C preferred stock to Mr. Hilton in consideration for the cancellation of indebtedness under the repayment agreement at a purchase price of $2.00 per share.

     Preferred Stock Financings. From October 1, 1994 through August 15, 1998, we sold:

     - 1,529,636 shares of our Series A preferred stock at a price of $1.30 per share;

     - 1,874,999 shares of our Series B preferred stock at a price of $1.60 per share;

     - 3,884,920 shares of our Series C preferred stock at a price of $2.00 per share, which includes the 134,920 shares of Series C preferred stock issued to Mr. Singh and Mr. Hilton in consideration for the cancellation of indebtedness under the repayment agreement;

     - 1,275,338 shares of our Series D preferred stock at a price of $3.65 per share; and

     - 1,648,660 shares of our Series E preferred stock at a price of $7.75 per share.

     Each share of preferred stock converted into one share of common stock upon the completion of our initial public offering. The purchasers of the preferred stock included the following holders of 5% or more of our common stock, directors and entities associated with directors:

                                           SHARES OF PREFERRED STOCK PURCHASED
                                 -------------------------------------------------------
           INVESTOR              SERIES A    SERIES B    SERIES C    SERIES D   SERIES E
           --------              ---------   ---------   ---------   --------   --------
American Express Travel Related
  Services Company, Inc........         --          --          --        --    645,161
Brentwood Associates VI, L.P.
  and affiliates...............  1,529,636     312,500     250,000   135,378     74,703
Institutional Venture Partners
  VII, L.P. and affiliates.....         --          --   2,000,000   130,193     72,090
Mayfield VIII and affiliates...         --          --   1,250,000   807,308     69,872
RRE Investors, L.P. and
  affiliates...................         --          --          --        --    645,161
US Venture Partners IV L.P. and
  affiliates...................         --   1,562,499     250,000   159,993         --
Michael W. Hilton..............         --          --      70,390        --      3,871
S. Steven Singh................         --          --      64,530        --      3,871

     Transactions with American Express. In August 1998, we sold an aggregate of 645,161 shares of our Series E preferred stock, at a cash purchase price of $7.75 per share, and issued a warrant exercisable for an aggregate of 2,400,000 shares of Series E preferred stock, to TRS, a subsidiary of American Express. Upon our initial public offering, the warrant issued to TRS automatically became exercisable for 2,325,000 shares of common stock. In December 1998, TRS partially exercised the warrant to purchase 225,000 shares at $11.625 per share. Additionally, under the warrant, TRS may acquire 700,000 shares at any time on or before October 15, 1999 at a cash purchase price of $33.75 per share, 700,000 additional shares at any time on or before January 15, 2001 at a cash purchase price of $50.625 per share, and 700,000 shares at any time on or before January 15, 2002 at a cash purchase price of $85.00 per share. As was permitted by the warrant, our board of directors originally determined to cancel 25% of the shares that could have been acquired under the warrant at the time of our initial public offering or on or before October 15, 1999. In connection with an amendment to the standstill agreement described below, the board of directors subsequently rescinded its 25% reduction. Under a voting agreement entered into by holders of our Series E preferred stock, TRS designated Edward Gilligan to be a member of our board of directors. We appointed Mr. Gilligan to the board in February 1999. The voting agreement terminated upon the completion of our initial public offering.

     Under a standstill agreement, TRS has agreed not to acquire beneficial ownership of additional shares of our capital stock prior to April 10, 2000 if such purchase would result in TRS owning more than 16% of our capital stock, including shares issuable upon exercise of their warrant. TRS has also agreed not to solicit proxies to vote any of our voting stock if at the time we are publicly traded and subject to the proxy rules.

     In December 1997, we entered into a strategic marketing alliance agreement with American Express, providing for the marketing of XMS to corporate card clients of American Express. Under the agreement, we agreed to pay American Express a fee for referrals of American Express corporate card clients that become XMS customers within 12 months after the referral. The referral fee ranges from 10% to 22.5% of license revenue realized by us from these clients. The percentage referral fee applicable to a particular customer is higher than the 10% base rate if the referral is converted into a customer relationship in a particularly short amount of time, or if annual license revenues realized by us from all American Express referrals have exceeded certain levels. In fiscal 1998, we paid or owed to American Express an aggregate of approximately $204,000 under the agreement. In the six months ended March 31, 1999, we paid or owed to American Express an aggregate of approximately $367,000 under this agreement.

     In connection with the strategic marketing alliance agreement, American Express terminated certain customer licenses of its own travel and entertainment expense management product, and we agreed to offer to license XMS to those former American Express customers on our standard terms. We also agreed to provide a special license rate to American Express for a specified number of end users. That special license rate reflected a quantity discount comparable to discounts we make available to orders of similar size to non-affiliated customers. We negotiated license arrangements with the former American Express customers, and where American Express chose to do so it agreed to pay some or all of the cost of the former customer's XMS license at the special license rate. American Express may also choose to pay the costs of maintenance for a specified number of end users on behalf of its former customers. In fiscal 1998, American Express paid or owed to us an aggregate of $193,000 under the marketing agreement. In the six months ended March 31, 1999, American Express did not pay or owe us fees under the marketing agreement. As of March 31, 1999, the maximum amount of XMS license fees that American Express may choose to pay at the special license rate on behalf of such former American Express customers was approximately $3.1 million.

     Under the strategic marketing alliance agreement, we also granted American Express an option to license XMS for its internal use at our generally prevailing rates. The option expired in June 1998 without being exercised. We and American Express also agreed to develop certain product features enabling a higher level of integration between XMS and certain American Express services and products. The marketing agreement includes cross-indemnification, proprietary information and confidentiality provisions, has a three year term and automatically renews for successive two-year terms unless terminated by either party. The marketing agreement may be terminated by either party upon an acquisition of us by any competitor of American Express and by American Express upon the acquisition of 20% or more of our securities by any competitor of American Express.

     In August 1998, we entered into a co-branded service marketing agreement with TRS, under which TRS will market to its clients a co-branded ESP version of XMS. The agreement provides that we will develop this co-branded service and that both Concur and TRS will develop certain special features for integration into the co-branded service. For 12 months following the release of a co-branded service containing a special feature, we have agreed not to include such special feature in any product or service offered by or on behalf of us or any of our licensees. TRS determines the prices at which the co-branded service will be offered, and may market the co-branded service initially in the United States and Canada, and eventually in other geographical areas as we complete our localization efforts in those areas. We have agreed to offer service contracts for the co-branded service to TRS clients at terms not materially less favorable than those offered to our own customers, and we have responsible for providing warranty and customer support services to these TRS clients. Revenue other than consulting revenue, direct costs and taxes associated with the co-branded service will be shared 55% to us and 45% to TRS, provided that we are entitled to payment of no less than 55% of certain minimum base prices, some or all of which may be paid by TRS on behalf of the customer, and no more than 55% of certain higher suggested prices. We are also entitled to 55% of consulting revenue associated with the co-branded service, after deduction of our direct and indirect costs, expenses and taxes associated with providing consulting services. We are also obligated to provide TRS with certain "most favored pricing" rights.

     We also agreed, for the term of the co-branded agreement and for one year thereafter, not to solicit any TRS client that is a co-branded service customer to become a customer of a corporate card product or a travel and booking product offered by a TRS competitor. TRS agreed not to solicit any of its clients who are co-branded service customers to become a customer of a business and expense management service offered by one of our competitors. The co-branded agreement also includes cross-indemnification, intellectual property rights and confidentiality provisions. TRS has the right to terminate the agreement if the co-branded service is not available for general commercial distribution to TRS clients by August 1, 1999. Otherwise, the co-branded agreement has a term of 18 months from the launch date of the co-branded service, and automatically renews for successive two-year terms unless terminated by either party. The co-branded agreement may be terminated at any time by TRS if a TRS competitor acquires a controlling interest in us or if any officer, director or other designee of a TRS competitor is appointed to our board of directors. No payments were made under the co-branded agreement in fiscal 1998 or in the six months ended March 31, 1999.

     We believe that the terms of the agreements with American Express and TRS, taken as a whole, are no less favorable to us than we could have obtained from unaffiliated third parties.

     Transactions with Former Stockholders of Seeker Software. On June 1, 1999, in connection with our acquisition of Seeker Software, we issued shares of our common stock in exchange for all of the outstanding capital stock and warrants of Seeker Software held by Seeker Software's former stockholders immediately prior to the acquisition. We also issued options to purchase our common stock in exchange for options to purchase Seeker Software's common stock held immediately prior to the acquisition. Among the recipients of these shares of our common stock and options to purchase our common stock were Mr. Reid, Mr. Durbin, Brentwood Affiliates Fund, L.P. and Brentwood Associates VIII, L.P.

     Mr. Durbin, who received 122 shares of our common stock and options to purchase up to 46,736 shares of our common stock in exchange for his Seeker Software warrants and options, has served as our Chief Technical Officer, Human Resources since our acquisition of Seeker Software in June 1999. Mr. Durbin is also a trustee for the Gary Lee Durbin and Loretta Ann Durbin Trust, which received 269,589 shares of our common stock in the acquisition. Mr. Durbin's children, Nathan E. Durbin, Samantha A. Durbin and Tadish C. Durbin received an aggregate of 53,034 shares of our common stock in the acquisition.

     Mr. Reid, our Executive Vice President and General Manager, Human Resources Division since the acquisition, received options to purchase 293,708 shares of our common stock in exchange for his Seeker Software options. In addition, one year of Mr. Reid's unvested options may have become fully vested in connection with the transaction.

     Brentwood Affiliates Fund, L.P. and Brentwood Associates VIII, L.P. received 5,586 shares and 527,783 shares, respectively, of our common stock in exchange for their Seeker Software stock. Mr. Brody, one of our directors, is a Managing Member of Brentwood VIII Ventures, LLC, which is a General Partner of Brentwood Affiliates Fund, L.P. Several of Mr. Brody's Co-Managing Members of Brentwood VIII Ventures, LLC are also General Partners of Brentwood VI Ventures, L.P., the General Partner of Brentwood Associates VIII, L.P.

     Mr. Brody, Brentwood Affiliates Fund II, L.P. and Brentwood Associates VI, L.P., each stockholders of Concur prior to the acquisition, owned of record 3,871 shares, 1,715,014 shares and 527,783 shares, respectively, of our common stock. Prior to the acquisition, Mr. Brody, Brentwood Affiliates Fund II, L.P. and Brentwood Associates VI, L.P. together held approximately 9.3% of our common stock. Following the acquisition, as of June 15, 1999 Mr. Brody, Brentwood Affiliates Fund II, L.P., Brentwood Affiliates Fund, L.P., Brentwood Associates VIII, L.P. and Brentwood Associates VI, L.P. together hold approximately 10.3% of our outstanding common stock.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock as of June 15, 1999 by the following individuals or groups:

     - each person or entity who is known by us to own beneficially more than 5% of our common stock;

     - each of our directors;

     - each of the Named Executive Officers; and

     - all current executive officers and directors as a group.

     Unless otherwise indicated, the address for each listed stockholder is c/o Concur Technologies, Inc., 6222 185th Avenue NE, Redmond, Washington 98052.

                                                              SHARES BENEFICIALLY OWNED
                      NAME AND ADDRESS                        --------------------------
                    OF BENEFICIAL OWNER                          NUMBER        PERCENT+
                    -------------------                       ------------    ----------
Edward P. Gilligan..........................................    2,970,161        12.0%
  American Express Travel Related Services Company, Inc. (1)
Jeffrey D. Brody............................................    2,320,501        10.3
  Brentwood Associates VI, L.P. and affiliates (2)
Norman A. Fogelsong.........................................    2,202,283         9.7
  Institutional Venture Partners VII, L.P. and affiliates
     (3)
Michael J. Levinthal........................................    2,127,180         9.4
  Mayfield VIII and affiliates (4)
US Venture Partners IV, L.P. and affiliates (5).............    1,972,492         8.7
S. Steven Singh (6).........................................    1,007,305         4.4
Michael W. Hilton (7).......................................      898,094         4.0
James D. Robinson III.......................................      322,581         1.4
  RRE Investors, L.P. and affiliates (8)
Jon T. Matsuo (9)...........................................      240,963         1.1
Sterling R. Wilson (10).....................................      208,591           *
Rajeev Singh (11)...........................................      179,888           *
Russell P. Fradin...........................................           --           *
  ADP, Inc. (12)
All current executive officers and directors as a group (15
  persons) (13).............................................   13,006,300        51.0%

------------
  *  Less than 1%.

  + Percentage ownership is based on 22,619,337 shares outstanding as of June 15, 1999. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 15, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (1) Represents 870,161 shares held of record by TRS and 2,100,000 shares subject to a warrant held by TRS that is exercisable within 60 days of June 15, 1999, expiring in three tranches through January 2002, at cash purchase prices of $33.75, $50.625 and $85.00, respectively. 700,000 shares may be acquired at any time on or before October 15, 1999 at a cash purchase price of $33.75 per share; 700,000 shares may be acquired at any time on or before January 15, 2001 at a cash purchase price of $50.625 per share; and the remaining 700,000 shares may be acquired at any time on or before January 15, 2002 at a cash purchase price of $85.00 per share. Edward P. Gilligan, who is a director of Concur, is President of the Corporate Services Division for TRS. Mr. Gilligan disclaims beneficial ownership of the shares held by TRS. The address for American Express and TRS is American Express Tower, World Financial Center, New York, New York 10285. See "Certain Transactions."

 (2) Represents (i) 1,715,014 shares held of record by Brentwood Associates VI, L.P.; (ii) 527,783 shares held of record by Brentwood Associates VIII, L.P.; (iii) 68,252 shares held of record by Brentwood Affiliates Fund II, L.P.; (iv) 5,586 shares held of record by Brentwood Affiliates Fund, L.P.; and (v) 3,871 shares held of record by Jeffrey D. Brody. Mr. Brody, a director of Concur, is a Managing Member of Brentwood VIII Ventures, LLC, a General Partner of Brentwood Affiliates Fund II, L.P., and Brentwood Affiliates Fund, L.P. Several of Mr. Brody's Co-Managing Members of Brentwood VIII Ventures, LLC are also General Partners of Brentwood VI Ventures, L.P., the General Partner of Brentwood Associates VIII, L.P. and Brentwood Associates VI, L.P. Mr. Brody disclaims beneficial ownership of all such shares except those he holds of record. Please see "Selling Stockholders" for the percent beneficially owned by Mr. Brody and his affiliates before and after this offering. The address for Mr. Brody, Brentwood Associates VI, L.P. Brentwood Associates VIII, L.P., Brentwood Affiliates Fund II, L.P. and Brentwood Affiliates Fund L.P. is c/o Brentwood Venture Capital, 3000 Sand Hill Road, Building 1, Suite 260, Menlo Park, California 94025.

(3) Represents 2,092,961 shares held of record by Institutional Venture Partners VII, L.P., 75,276 shares held of record by IVP Founders Fund I, L.P., and 34,046 shares held of record by Institutional Venture Management VII, L.P. Norman A. Fogelsong, a director of Concur, is the General Partner of Institutional Venture Management VII, L.P. (which is the General Partner of Institutional Venture Partners VII, L.P.) and Institutional Venture Management VI, L.P. (which is the General Partner of IVP Founders Fund I, L.P.). Mr. Fogelsong disclaims beneficial ownership of the shares held by Institutional Venture Partners VII, L.P., IVP Founders Fund I, L.P. and Institutional Venture Management VII, L.P. The address for Mr. Fogelsong, Institutional Venture Partners VII, L.P., IVP Founders Fund I, L.P. and Institutional Venture Management VII, L.P. is c/o Institutional Venture Management VII, L.P., 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, California 94025.

 (4) Represents 2,020,822 shares held of record by Mayfield VIII and 106,358 shares held of record by Mayfield Associates Fund III. Michael J. Levinthal, a director of Concur, is the Managing Member of Mayfield VIII Management, L.L.C., the General Partner of Mayfield VIII and Mayfield Associates Fund III. Mr. Levinthal disclaims beneficial ownership of the shares held by Mayfield VIII and Mayfield Associates Fund III. The address for Mr. Levinthal, Mayfield VIII and Mayfield Associates Fund III is c/o Mayfield Fund, 2800 Sand Hill Road, Suite 250, Menlo Park, California 94025.

 (5) Represents 1,706,206 shares held of record by U.S. Venture Partners IV, L.P., 59,175 shares held of record by USVP Entrepreneur Partners II, L.P., and 207,111 shares held of record by Second Ventures II, L.P. William K. Bowes, Jr., Irwin Federman, Steven Krausz, Lucio Lanza and Philip Young are the General Partners of Presidio Management Group IV, L.P., the General Partner of each of U.S. Venture Partners IV, L.P. USVP Entrepreneur Partners II, L.P. and Second Ventures II, L.P. Messrs. Bowes, Federman, Krausz, Lanza and Young disclaim beneficial ownership of the shares held by U.S. Venture Partners IV, L.P., USVP Entrepreneur Partners II, L.P. and Second Ventures II, L.P. The address for U.S. Venture Partners IV, L.P., USVP Entrepreneur Partners II, L.P. and Second Ventures II, L.P. is c/o Presidio Management Group IV, L.P., 2180 Sand Hill Road, Suite 300, Menlo Park, California 94025.

 (6) Represents 758,138 shares held of record by S. Steven Singh and 249,167 shares subject to options exercisable within 60 days of June 15, 1999 held by Mr. Singh. Mr. Singh is the President, Chief Executive Officer and a director of Concur.

 (7) Represents 874,261 shares held of record by Michael W. Hilton and 23,833 shares subject to options exercisable within 60 days of June 15, 1999 held by Mr. Hilton. Mr. Hilton is the Chairman of the Board and Chief Technical Officer of Concur.

 (8) Represents 322,581 shares held of record by RRE Investors, L.P. and 229,074 shares held of record by RRE Investors Fund, L.P. James D. Robinson III, a director of Concur, is a member of RRE Investors II, LLC, which indirectly exercises exclusive control over RRE Investors, L.P. and RRE Investors Fund, L.P. Mr. Robinson disclaims beneficial ownership of the shares held by RRE Investors, L.P. and RRE Investors Fund, L.P. 208,043 of the shares are being offered by RRE Investors, L.P. and 114,537 of the shares are being offered by RRE Investors Fund, L.P. The address for Mr. Robinson, RRE Investors, L.P. and RRE Investors Fund, L.P. is 126 East 56th Street, 22nd Floor, New York, New York 10022.

 (9) Represents 37,980 shares held of record by Jon T. Matsuo and 202,983 shares subject to options exercisable within 60 days of June 15, 1999 held by Mr. Matsuo. Mr. Matsuo is the Executive Vice President of Worldwide Sales of Concur.

(10) Represents 177,608 shares held of record by Sterling R. Wilson and 30,983 shares subject to options exercisable within 60 days of June 15, 1999 held by Mr. Wilson. Mr. Wilson is the Chief Financial Officer and Executive Vice President of Operations of Concur.

(11) Represents 149,180 shares held of record by Rajeev Singh and 30,708 shares subject to options exercisable within 60 days of June 15, 1999 held by Mr. Singh. Mr. Singh is the Executive Vice President of Products of Concur.

(12) Russell P. Fradin is President, Employer Services North America, of ADP,
     Inc.

(13) Represents 10,110,084 shares held of record by current executive officers and directors as a group and 2,896,216 shares subject to options or warrants exercisable within 60 days of June 15, 1999 held by current executive officers and directors as a group.

                              SELLING STOCKHOLDERS

     The following table presents information with respect to the selling stockholders and the shares of our common stock that each may offer under this prospectus. Each of the selling stockholders named below was formerly a stockholder or warrant holder of Seeker Software who acquired their shares as a result of our acquisition of Seeker Software. To our knowledge, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted in the footnotes to the table below.

     Under an escrow agreement, a portion of each selling stockholder's shares is being held in escrow. Although we list these shares as shares that may be offered in the table below, these shares may only be offered and sold under this prospectus if and when these shares are released from escrow and returned to the selling stockholders.

     Furthermore, under a shelf registration agreement, the selling shareholders are subject to volume and manner of sale restrictions. See "Plan of Distribution." The maximum aggregate number of shares that may be sold under this prospectus is 1,709,946, a number that equals approximately 50% of the aggregate number of shares currently owned by the selling stockholders. As described in the "Plan of Distribution" section of this prospectus, each selling stockholder is permitted under a shelf registration agreement to sell under this prospectus only a limited portion of such stockholder's total shares during specified periods, and the aggregate number of shares that the stockholder may sell under this prospectus during the period of this offering is limited to 50% of the stockholder's total shares, except for certain adjustments that are permitted during the first 90 days following the date of this prospectus (see footnote 2 to the table below). The table assumes that each selling stockholder sells the maximum number of shares eligible to be sold by that stockholder under the shelf registration agreement described in the "Plan of Distribution" section of this prospectus.

                                              SHARES BENEFICIALLY     MAXIMUM NUMBER      SHARES BENEFICIALLY
                                                  OWNED PRIOR         OF SHARES TO BE         OWNED AFTER
                                                TO THE OFFERING       OFFERED BY EACH     THE OFFERING (2)(3)
                                            -----------------------       SELLING       -----------------------
                   NAME                      NUMBER     PERCENT (1)   STOCKHOLDER (2)    NUMBER     PERCENT (1)
                   ----                     ---------   -----------   ---------------   ---------   -----------
Jeffrey D. Brody, Brentwood Associates VI,
  L.P. and affiliates (4).................  2,320,501      10.3%          266,684       2,053,817       9.1%
Advanced Technology Ventures IV, L.P......    585,777       2.6           292,888         292,889       1.3
Information Technology Ventures, L.P. and
  affiliates (5)..........................    585,776       2.6           292,888         292,888       1.3
Norwest Venture Partners VII L.P..........    468,229       2.1           234,114         234,115       1.0
Gary L. Durbin, Gary L. Durbin and Loretta
  A. Durbin as Trustees of the Gary Lee
  Durbin and Loretta Ann Durbin Trust
  (6).....................................    316,447       1.4           134,855         181,592         *
Jon T. Blankmeyer, Jon T. Blankmeyer,
  Trustee of the Blankmeyer Family Trust
  (7).....................................    218,408         *           102,322         116,086         *
David A. Duffield, Trustee of the David A.
  Duffield Trust..........................    124,406         *            62,203          62,203         *
Platinum Venture Partners II, L.P.........     81,215         *            40,607          40,608         *
Jerome E. Stanton.........................     63,165         *            31,582          31,583         *
Jan Wesemann (8)..........................     60,418         *            22,657          37,761         *
Inga S. Blankmeyer........................     50,349         *            25,174          25,175         *
Olivia R. Blankmeyer......................     50,349         *            25,174          25,175         *
Michael G. Deverell, Trustee of the
  Deverell Family Revocable Trust.........     48,552         *            24,276          24,276         *

                                              SHARES BENEFICIALLY     MAXIMUM NUMBER      SHARES BENEFICIALLY
                                                  OWNED PRIOR         OF SHARES TO BE         OWNED AFTER
                                                TO THE OFFERING       OFFERED BY EACH     THE OFFERING (2)(3)
                                            -----------------------       SELLING       -----------------------
                   NAME                      NUMBER     PERCENT (1)   STOCKHOLDER (2)    NUMBER     PERCENT (1)
                   ----                     ---------   -----------   ---------------   ---------   -----------
David J. Hanson (9).......................     39,229         *            18,377          20,852         *
Philippe J. Chouraki......................     36,144         *            18,072          18,072         *
Michael G. Deverell, Trustee of the Adele
  H. Deverell Irrevocable Trust...........     35,981         *            17,990          17,991         *
Baan Investment B.V.......................     27,972         *            13,986          13,986         *
Tadish C. Durbin (10)(11).................     19,468         *             9,734           9,734         *
Comdisco, Inc.............................     18,441         *             9,220           9,221         *
Kevin G. Hall, Trustee of Kevin G. Hall
  Revocable Trust.........................     18,242         *             9,121           9,121         *
Nathan E. Durbin..........................     16,783                       8,391           8,392
Samantha A. Durbin........................     16,783         *             8,391           8,392         *
ITV Affiliates Fund, L.P. ................     15,217         *             7,608           7,609         *
Deepak Natarajan..........................     14,615         *             7,307           7,308         *
Umang Gupta...............................     11,188         *             5,594           5,594         *
Jeffrey Saenger (12)......................     10,314         *             4,501           5,813         *
Diane Helton..............................      8,391         *             4,195           4,196         *
Eric Kiebler (13).........................      7,779         *             2,797           3,845         *
Carol Friedman............................      5,874         *             2,937           2,937         *
Robert Wargowski (10)(11)(14).............      5,547         *             2,365           3,182         *
Patrick Flanigan (10)(11)(15).............      5,547         *             2,202           3,345         *
John Cuellar..............................      3,356         *             1,678           1,678         *
Mark A. Potenzone (10)(11)(16)............      2,097         *               874           1,223         *
James W. Hunter (10)(11)(17)..............      2,097         *               786           1,311         *
Michael C. Phillips.......................      1,949         *               974             975         *
Linda Villers (10)(11)(18)................      1,788         *               582             909         *
Baharak Bavand (10)(11)(19)...............      1,724         *               606             839         *
Don Hackett...............................      1,468         *               734             734         *
Teresa O'Keefe (10)(11)(20)...............      1,468         *               419           1,049         *
William Champion (10)(11)(21).............      1,458         *               209             454         *
Janet Alvies..............................      1,305         *               652             653         *
Nancy McCune (10)(11)(22).................      1,170         *               314             559         *
Eugene R. Lopez (10)(11)(23)..............      1,118         *               419             699         *
Carrie Pedraza (10)(11)(24)...............      1,102         *               115             296         *
James Colby Kraybill......................        587         *               293             294         *
Susan Macleod (10)(11)(25)................        558         *               209             349         *
Patrick Welsh (10)(11)(26)................        523         *               209             328         *
Nan Ayers (10)(11)(27)....................        422         *                41             136         *
Lavinia Hong..............................        419         *               209             314         *
Murray Warner (10)(11)(28)................        411         *                20             399         *

-------------------------
    *  Less than 1%

   (1) Percentage ownership is calculated based on 22,619,337 shares outstanding as of June 15, 1999. Unless otherwise noted below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options or warrants that are currently exercisable within 60 days of June 15, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purposes of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. All warrants held by the selling stockholders were converted into shares of our common stock pursuant to the Agreement and Plan of Reorganization as described in the "Plan of Distribution" section of this prospectus.

   (2) Under the shelf registration agreement, each selling stockholder is permitted to sell under this prospectus during specified periods up to certain portions of the total shares of Concur owned by such stockholder (excluding any Concur shares acquired upon the exercise of stock options) ("Total Shares"). For example, during the first 90 days following the effective date of this prospectus, a selling stockholder is permitted to sell up to 15% of such stockholder's Total Shares (the "Initial Allotment"). With one exception, the maximum amount a selling stockholder may sell in all periods under this prospectus is 50% of such stockholder's Total Shares. The exception is that, during the first 90-day period following the date of this prospectus, each selling stockholder may assign all or a portion of such stockholder's Initial Allotment to other selling stockholders. Thus, if a selling stockholder receives assignments of Initial Allotments from other selling stockholders, the recipient could sell under this prospectus more than the number of shares shown for that stockholder in the table, but no more than such stockholder's Total Shares.

   (3) Because the selling stockholders are not obligated to sell shares and because the selling stockholders may also acquire publicly traded shares of our common stock, we can only estimate how many shares each selling stockholder will beneficially own after this offering by assuming that each such stockholder will sell its maximum allotment under the shelf registration agreement.

   (4) Represents (i) 1,715,014 shares held of record by Brentwood Associates VI, L.P.; (ii) 527,783 shares held of record by Brentwood Associates VIII, L.P.; (iii) 68,252 shares held of record by Brentwood Affiliates Fund II, L.P.; (iv) 5,586 shares held of record by Brentwood Affiliates Fund, L.P.; and (v) 3,871 shares held of record by Jeffrey D. Brody. Mr. Brody, a director of Concur, is a Managing Member of Brentwood VIII Ventures, LLC, a General Partner of Brentwood Affiliates Fund II, L.P., and Brentwood Affiliates Fund, L.P. Several of Mr. Brody's Co-Managing Members of Brentwood VIII Ventures, LLC are also General Partners of Brentwood VI Ventures, L.P. the General Partner of Brentwood Associates VIII, L.P. and Brentwood Associates VI, L.P. Mr. Brody disclaims beneficial ownership of all such shares except those he holds of record.

   (5) Represents 570,559 shares held of record by Information Technology Ventures, L.P. and 15,217 shares held of record by ITV Affiliates Fund, L.P.

   (6) Represents 269,589 shares held of record by Gary L. Durbin and Loretta A. Durbin as Trustees of the Gary Lee Durbin and Loretta Ann Durbin Trust, 122 shares held of record by Gary Durbin and 46,736 shares subject to options exercisable within 60 days of June 15, 1999 held by Mr. Durbin. Mr. Durbin's children, Nathan E. Durbin, Samantha A. Durbin and Tadish C. Durbin beneficially own an aggregate of 53,034 additional shares. Mr. Durbin is the Chief Technical Officer, Human Resources Division of Concur, and served as the Chief Technical Officer and Chairman of Seeker Software.

   (7) Represents 77,933 shares held of record by Jon T. Blankmeyer, 126,713 shares held of record by Jon T. Blankmeyer, Trustee of the Blankmeyer Family Trust U/D/T dated February 18, 1993 and 13,762 shares subject to options exercisable within 60 days of June 15, 1999 held by Mr. Blankmeyer. Mr. Blankmeyer's children, Inga S. Blankmeyer and Olivia R. Blankmeyer beneficially own an aggregate of 100,698 additional shares.

   (8) Represents 45,314 shares held of record by Jan Wesemann and 15,104 shares subject to options exercisable within 60 days of June 15, 1999 held by Ms. Wesemann. Ms. Wesemann was the Vice President of Sales of Seeker Software.

   (9) Represents 36,755 shares held of record by David J. Hanson and 2,475 shares subject to options exercisable within 60 days of June 15, 1999 held by Mr. Hanson. Mr. Hanson was the Vice President of Finance and the Chief Financial Officer of Seeker Software.

  (10) The selling stockholder formerly had an employment relationship with Seeker Software.

  (11) The selling stockholder is an employee of Concur, with an address at Concur Technologies, Inc., 6222 185th Avenue NE, Redmond, Washington 98052.

  (12) Represents 9,003 shares held of record by Jeffrey Saenger and 1,311 shares subject to options exercisable within 60 days of June 15, 1999 held by Mr. Saenger. Mr. Saenger is the Vice President of Consulting Services of Concur and served as the Vice President of Customer Service of Seeker Software.

  (13) Represents 5,594 shares held of record by Eric Kiebler and 2,185 shares subject to options exercisable within 60 days of June 15, 1999 held by Mr. Kiebler. Mr. Kiebler is the Vice President of Engineering, Human Resources Division of Concur and served as the Vice President of Engineering of Seeker Software.

  (14) Represents 4,731 shares held of record by Deanna Wargowski and 816 shares subject to options exercisable within 60 days of June 15, 1999 held by Ms. Wargowski.

  (15) Represents 4,405 shares held of record by Patrick Flanigan and 1,142 shares subject to options exercisable within 60 days of June 15, 1999 held by Mr. Flanigan.

  (16) Represents 1,748 shares held of record by Mark A. Potenzone and 349 shares subject to options exercisable within 60 days of June 15, 1999 held by Mr. Potenzone.

  (17) Represents 1,573 shares held of record by James W. Hunter and 524 shares subject to options exercisable within 60 days of June 15, 1999 held by Mr. Hunter.

  (18) Represents 1,165 shares held of record by Linda Villers and 623 shares subject to options exercisable within 60 days of June 15, 1999 held by Ms. Villers.

  (19) Represents 1,213 shares held of record by Baharak Bavand and 511 shares subject to options exercisable within 60 days of June 15, 1999 held by Mr. Bavand.

  (20) Represents 839 shares held of record by Teresa O'Keefe and 629 shares subject to options exercisable within 60 days of June 15, 1999 held by Ms. O'Keefe.

  (21) Represents 419 shares held of record by William Champion and 244 shares subject to options exercisable within 60 days of June 15, 1999 held by Mr. Champion.

  (22) Represents 629 shares held of record by Nancy McCune and 541 shares subject to options exercisable within 60 days of June 15, 1999 held by Ms. McCune.

  (23) Represents 839 shares held of record by Eugene R. Lopez and 279 shares subject to options exercisable within 60 days of June 15, 1999 held by Mr. Lopez.

  (24) Represents 230 shares held of record by Carrie Pedraza and 872 shares subject to options exercisable within 60 days of June 15, 1999 held by Ms. Pedraza.

  (25) Represents 419 shares held of record by Susan Macleod and 139 shares subject to options exercisable within 60 days of June 15, 1999 held by Ms. Macleod.

  (26) Represents 419 shares held of record by Patrick Welsh and 104 shares subject to options exercisable within 60 days of June 15, 1999 held by Mr. Welsh.

  (27) Represents 83 shares held of record by Nan Ayers and 339 shares subject to options exercisable within 60 days of June 15, 1999 held by Ms. Ayers.

  (28) Represents 41 shares held of record by Murray Warner and 370 shares subject to options exercisable within 60 days of June 15, 1999 held by Mr. Warner.

                              PLAN OF DISTRIBUTION

GENERAL

     The shares covered by this prospectus will be offered and sold only by the selling stockholders and not by us. We will not receive any of the proceeds of the sale of these shares.

    Shares Covered

     In connection with our acquisition of Seeker Software, we entered into a shelf registration agreement with the selling stockholders. Shares may be offered and sold under this prospectus only in accordance with the terms of that agreement. Pursuant to that agreement, only shares of our common stock issued at the time of the acquisition (upon conversion of Seeker Software stock or warrants) may be sold pursuant to this prospectus.

    Selling Stockholders Are Not Required to Sell

     The selling stockholders may decide not to sell any of the shares covered by this prospectus, and the selling stockholders might transfer the shares other than pursuant to this prospectus by gift or other transfer, to the extent permitted by law.

RESALE RESTRICTIONS

     The shelf registration agreement imposes a number of restrictions on the resale of shares pursuant to this prospectus. These are summarized below.

    Volume Limits

     No selling stockholder may sell shares under this prospectus in excess of the following:

          (a) Initial Period. During the 90-day period beginning with the date of this prospectus (the "Initial Period"), each selling stockholder will sell under this prospectus no more than 15% of the total number of shares of our common stock that such stockholder received in connection with our acquisition of Seeker Software upon conversion of such stockholder's Seeker Software stock and warrants (the "Total Shares"). During the Initial Period only, any selling stockholder may assign to any other selling stockholder all or any portion of the right (the "allotment") that the assigning stockholder would otherwise have had to sell shares during the Initial Period. By receiving such assignment of allotments from other selling stockholders, a selling stockholder would have the right to sell under this prospectus more than 15% of such stockholder's Total Shares during the Initial Period. In no event could a selling stockholder sell under this prospectus more than such stockholder's Total Shares.

          (b) Second Period. During the next 90-day period, each selling stockholder may sell under this prospectus additional shares up to 15% of such stockholder's Total Shares plus any unsold and unassigned allotment from the Initial Period.

          (c) Third Period. During the next 90-day period (or until June 1, 2000 if that date is within this period), each selling stockholder may sell under this prospectus additional shares up to 10% of such stockholder's Total Shares plus any unsold and unassigned allotments from earlier periods.

          (d) Fourth Period. During any remaining period prior to June 1, 2000, each selling stockholder may sell under this prospectus additional shares up to 10% of such stockholder's Total Shares plus any unsold allotments from earlier periods.

    Adjustment of Trading Limits

     If during the period from the date of this prospectus to June 1, 2000, any selling stockholder sells shares in an underwritten public offering pursuant to the Third Amended and Restated Registration Rights Agreement (under which certain stockholders have additional demand and piggyback registration rights), the number of shares that the selling stockholder will be permitted to sell under this prospectus will be reduced by the number of shares that such stockholder sells in the underwritten offering. That reduction will be allocated ratably over the trading periods referred to above (in proportion to the number of shares that the stockholder could otherwise have sold during those periods). For example, if the stockholder sold 70,000 shares in the underwritten public offering during the second period referred to above and if the stockholder would otherwise have been permitted to sell 150,000, 100,000 and 100,000 shares during the second, third and fourth periods, respectively, then the number of shares the stockholder could sell under this prospectus during those periods would be reduced by 30,000, 20,000 and 20,000, respectively.

    Permitted Windows

     In addition to the volume limitations summarized above, each selling stockholder is permitted to make sales under this prospectus only during certain permitted windows.

     To initiate a permitted window, the stockholder must give notice to us of the stockholder's intention to sell under this prospectus, indicating the number of shares the stockholder proposes to sell and the method of sale to be used. We have agreed to notify the stockholder promptly within two business days (1) that this prospectus is current and may be used for the sale or (2) that the prospectus must be supplemented or amended. If the prospectus must be supplemented, we have committed to file the supplement and notify the stockholder within five business days (seven business days from the stockholder's notice) that the prospectus may be used as supplemented. If we consider it necessary to amend the prospectus, we have agreed to file the amendment within 15 days and to use our best efforts to cause the amendment to become effective as soon as practicable and to notify the stockholder when it is effective. After receiving notice from us that the prospectus may be used, as described above (either in two business days, seven business days or upon effectiveness of an amendment), the stockholder will then have a window of 20 consecutive calendar days in which to sell shares under this prospectus.

     A stockholder may initiate as many permitted windows as the stockholder wishes, provided the stockholder has a bona fide intention to sell during the permitted window the shares indicated in the stockholder's notice.

    Suspension of Sales

     We may suspend the use of the prospectus if we learn of any event that is required to be disclosed in this prospectus before it is used for any further sale. We have agreed that, if such a suspension occurs, we will supplement the prospectus within five business days or file an amendment within 15 days. In addition, if in the good faith judgment of our board of directors there is a material development or potential material development which should be disclosed in our prospectus before it is used for further sales but which disclosure would be premature and would have a material adverse effect on us and our stockholders, then we can furnish the selling stockholders a certificate to this effect and interrupt any permitted selling windows that may have been initiated. In no event will any such interruption continue for longer than 45 days, and all such interruptions together may not exceed 60 days. The effective period of this prospectus will be extended after June 1, 2000 by a number of days equal to the aggregate number of days during which use of this prospectus was suspended or interrupted as described above. The extension will apply to the particular trading period during which the suspension or interruption occurs (i.e., the Initial Period, Second Period, Third Period or Fourth Period described above under "--Volume Limits").

    Broker Limitations

     If any selling stockholder sells more than 1,000 shares in any week under this prospectus, the shelf registration agreement requires the stockholder to make such sales only through BancBoston Robertson Stephens Inc., Hambrecht & Quist LLC or U.S. Bancorp Piper Jaffray Inc. or any other broker that is one of the three largest market makers in our common stock (in volume of market making transactions) during the 90 days immediately preceding that week.

    Trading Windows Under Our Insider Trading Policy

     In addition to the resale restrictions under the shelf registration agreement, resales by selling stockholders who are our employees are further restricted by our insider trading policy. Under this policy:

     - Employees may sell shares only during normal quarterly trading windows specified in the policy. Typically, these windows begin on the third trading day after we publicly report our operating results for the previous calendar quarter and end on the 15th day before the end of the then-current quarter (in the case of certain employees, the window typically ends on the last day of the second month of the then-current quarter).

     - In addition, our compliance officer may specify other blackout periods during which employees may not trade.

     - Certain employees must obtain trading approval from the compliance officer.

     - No trading is permitted by an employee while the employee in the possession of material nonpublic information.

     - No employee may trade in our stock at any time by means of any put, call or short sale (including a short sale "against the box") or by means of any other interest or position relating to the future prices of our stock.

MANNER OF SALE

    Variety of Methods of Sale

     Subject to the above restrictions, the selling stockholders will act independently from us in making decisions regarding the timing, manner and size of their sales of shares under this prospectus. In general, we expect sales to be made in ordinary brokerage transactions over the Nasdaq National Market at then prevailing market prices. However, sales might be made from time to time in other types of transactions as well, including sales in the over-the-counter market, in negotiated transactions (with or without a broker), in block trades or in any combination of these methods. The shares may be sold at prevailing market prices, at prices relating to prevailing market prices or at negotiated prices.

    Transactions with Broker-Dealers

     The selling stockholders may sell their shares directly to purchasers or through broker-dealers. The broker-dealers may act as agents or principals. If they purchase the shares as principals, they may resell the shares for their own accounts under this prospectus. Sales may occur in ordinary broker transactions or in transactions in which the brokers solicit purchasers. In effecting sales, broker-dealers that are engaged by selling stockholders may arrange for other broker-dealers to participate. The broker-dealers may engage in block transactions in which they may attempt to sell the shares as agents but may position and resell a portion of the block as principals.

     The selling stockholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the registered shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out their short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the registered shares. The broker-dealer may then resell or transfer these shares under this prospectus. A selling stockholder may also loan or pledge the registered shares to a broker-dealer and the broker-dealer may sell the shares so loaned or, upon a default, the broker-dealer may effect sales of the pledged shares under this prospectus.

     The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom the broker-dealers may act as agents or to whom they sell as principals, or both.

     To our knowledge, the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, and no underwriter or coordinating broker is acting in connection with the selling stockholders' proposed sale of their shares.

    Statutory Liabilities

     The selling stockholders and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters. Any profit on the sale of the shares by them and any discounts, commissions or concessions received by any broker, dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

    Prospectus Delivery

     The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

    Exchange Act Regulations

     SOME PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF OUR COMMON STOCK, INCLUDING THE ENTRY OF STABILIZING BIDS OR SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and its rules and regulations, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

EXPENSES ASSOCIATED WITH REGISTRATION

     We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and legal and accounting fees. Each of the selling stockholders will bear its pro rata share of all discounts, commissions or other amounts payable to dealers or agents as well as fees and disbursements for any legal counsel retained by any selling stockholder.

INDEMNIFICATION

     In the shelf registration agreement, we and the selling stockholders have agreed to indemnify each other and specified other persons against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act. The selling stockholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

TERMINATION OF THIS OFFERING

     The shelf registration agreement requires that we use our best efforts to keep the registration statement effective until June 1, 2000, or later in limited circumstances. Therefore, this offering will terminate on the earlier of
(1) the expiration of this period, (2) the date on which all shares offered under this prospectus have been sold by the selling stockholders or (3) in certain circumstances, if we are acquired by another party.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 60,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

COMMON STOCK

     As of June 15, 1999 there were 22,617,542 shares of common stock outstanding, held of record by 126 stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. See "Dividend Policy." Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Our stock is not entitled to preemptive rights and is not subject to conversion or redemption. Subject to the rights of creditors and holders of preferred stock which may be outstanding at the time, upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders would be distributable ratably among the holders of the common stock.

PREFERRED STOCK

     No shares of preferred stock are outstanding. Our board of directors is authorized, subject to any limitations prescribed by Delaware law, to issue the preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and to designate any qualifications, limitations or restrictions thereon, without any further vote or action by the stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. Thus, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Concur. We have no current plan to issue any shares of preferred stock.

WARRANTS

     As of June 15, 1999 we had outstanding warrants to purchase an aggregate of 2,224,267 shares of our common stock.

ANTI-TAKEOVER PROVISIONS

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from entering into a "business combination" with any "interested stockholder" for a three-year period after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or transaction resulting in a financial benefit to an interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of

Concur's voting capital stock. Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which resulted in the stockholder's becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of Concur, which could depress the market price of our common stock and which could deprive the stockholders of opportunities to realize a premium on shares of our common stock held by them.

     Our certification of incorporation and bylaws also divide the board of directors into three classes to serve staggered three-year terms, prohibit the stockholders from taking action by written consent and restrict the ability of stockholders to call special meetings. These provisions make it more difficult for a third party to acquire a majority of our voting stock or effect a change in control of Concur. See "Risk Factors--Our corporate governance structure may delay or prevent our acquisition by another company."

REGISTRATION RIGHTS

     Beginning in December 1999, the holders of 13,707,626 shares of our common stock not including shares of our common stock the offer and sale of which are being registered by this prospectus, but including 2,224,267 shares issuable upon exercise of warrants, have rights to require the registration of such shares under the Securities Act. Subject to certain limitations, if requested by holders of such shares, we must file a registration statement under the Securities Act covering all securities requested to be included by all holders with registration rights. In addition, if we propose to register any of our common stock, the holders of stock with registration rights may include all or a portion of their shares in such registration, subject to certain rights of the underwriter's representatives in an underwritten offering to limit the number of shares in any such offering. All expenses incurred in connection with such registrations will be borne by us.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Norwest Bank Minnesota, National Association.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Fenwick & West LLP, Palo Alto, California. Attorneys at Fenwick & West LLP own an aggregate of 4,190 shares of our common stock.

                                    EXPERTS


     The consolidated financial statements and the related financial statement schedule of Concur as of September 30, 1997 and 1998 and for each of the three years in the period ended September 30, 1998; the financial statements of Seeker Software, Inc. as of December 31, 1997 and 1998 and for each year then ended and the financial statements of 7Software as of December 31, 1997 and for the period then ended; and the supplemental consolidated financial statements and related supplemental financial statement schedule of Concur as of September 30, 1997 and 1998 and for each of the three years in the period ended September 30, 1998 appearing in this prospectus and the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere in this prospectus, and are included in reliance upon such reports, given upon the authority of such firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedule. For further information with respect to us and our common stock being offered, see the registration statement and its exhibits and schedule. A copy of the registration statement and its exhibits and schedule may be inspected without charge at the public reference facilities maintained by the SEC located at Room 1024, 450 Fifth Street, Washington, D.C. 20549 and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Information on the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including as, that file electronically with the SEC.

     We are subject to the information and periodic reporting requirements of the Securities Exchange Act and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC's public reference rooms and the Web site of the SEC referred to above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONCUR TECHNOLOGIES, INC.


Report of Ernst & Young LLP, Independent Auditors...........   F-3
Consolidated Balance Sheets as of September 30, 1997 and
  1998 and March 31, 1999...................................   F-4
Consolidated Statements of Operations for the years ended
  September 30, 1996, 1997, and 1998 and for the six months
  ended March 31, 1998 and 1999.............................   F-5
Consolidated Statements of Stockholders' Equity (Deficit)
  for the years ended September 30, 1996, 1997, and 1998 and
  for the six months ended March 31, 1999...................   F-6
Consolidated Statements of Cash Flows for the years ended
  September 30, 1996, 1997 and 1998 and for the six months
  ended March 31, 1998 and 1999.............................   F-7
Notes to Consolidated Financial Statements..................   F-8

SEEKER SOFTWARE, INC.
Report of Ernst & Young LLP, Independent Auditors...........  F-29
Balance Sheets as of December 31, 1997 and 1998 and March
  31, 1999..................................................  F-30
Statements of Operations for the years ended December 31,
  1997 and 1998 and for the three months ended March 31,
  1998 and 1999.............................................  F-31
Statements of Redeemable Convertible Preferred Stock and
  Shareholders' Deficit for the years ended December 31,
  1997 and 1998 and for the three months ended March 31,
  1999......................................................  F-32
Statements of Cash Flows for the years ended December 31,
  1997 and 1998 and for the three months ended March 31,
  1998 and 1999.............................................  F-33
Notes to Financial Statements...............................  F-34

7SOFTWARE, INC. (A DEVELOPMENT STAGE COMPANY)
Report of Ernst & Young LLP, Independent Auditors...........  F-45
Balance Sheets as of December 31, 1997 and June 30, 1998....  F-46
Statements of Operations for the Period May 30, 1997 (Date
  of Incorporation) to December 31, 1997 and the six months
  ended June 30, 1998.......................................  F-47
Statements of Shareholders' Equity (Deficit) for the period
  May 30, 1997 (Date of Incorporation) to December 31, 1997
  and the six months ended June 30, 1998....................  F-48
Statements of Cash Flows for the period May 30, 1997 (Date
  of Incorporation) to December 31, 1997 and the six months
  ended June 30, 1998.......................................  F-49
Notes to Financial Statements...............................  F-50

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS OF CONCUR
  TECHNOLOGIES, INC. (RESTATED TO GIVE RETROACTIVE EFFECT TO
  A MERGER ACCOUNTED FOR IN A POOLING OF INTERESTS)
Report of Ernst & Young LLP, Independent Auditors...........  F-54
Supplemental Consolidated Balance Sheets as of September 30,
  1997 and 1998 and March 31, 1999..........................  F-55
Supplemental Consolidated Statements of Operations for the
  years ended September 30, 1996, 1997 and 1998 and for the
  six months ended March 31, 1998 and 1999..................  F-56
Supplemental Consolidated Statements of Stockholders' Equity
  (Deficit) for the years ended September 30, 1996, 1997,
  and 1998 and for the six months ended March 31, 1999......  F-57

Supplemental Consolidated Statements of Cash Flows for the years ended September 30, 1996, 1997
  and 1998 and for the six months ended March 31, 1998 and 1999................................       F-58
Notes to Supplemental Consolidated Financial Statements........................................       F-59

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Pro Forma Consolidated Financial Statements....................................................       F-83
Pro Forma Consolidated Balance Sheet as of March 31, 1999......................................       F-84
Pro Forma Consolidated Statements of Operations for the year ended September 30, 1998..........       F-85
Notes to Pro Forma Consolidated Financial Statements...........................................       F-86

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Concur Technologies, Inc.

     We have audited the accompanying consolidated balance sheets of Concur Technologies, Inc. (the Company) as of September 30, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Concur Technologies, Inc. at September 30, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.

                                              ERNST & YOUNG LLP
Seattle, Washington
October 27, 1998, except as
to Note 18, as to which the
date is December 9, 1998

                           CONCUR TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                          SEPTEMBER 30,
                                                       -------------------    MARCH 31,
                                                         1997       1998        1999
                                                       --------   --------   -----------
                                                                             (UNAUDITED)
Current assets:
  Cash and cash equivalents..........................  $  6,695   $ 15,629    $  8,612
  Marketable securities..............................        --         --      37,544
  Accounts receivable, net of allowance for doubtful
    accounts of $170 and $547 at September 30, 1997,
    and 1998, respectively; $720 at March 31, 1999...     4,365      4,988       7,111
  Prepaid expenses and other current assets..........       165        536       1,160
  Note receivable from stockholders..................        --        167         167
                                                       --------   --------    --------
         Total current assets........................    11,225     21,320      54,594
Equipment and furniture, net.........................     1,088      2,162       2,640
Deposits and other assets............................        51        336       2,432
Note receivable from stockholders, net of current
  portion............................................        --        333         333
Capitalized technology and other intangible assets...        --        880         720
                                                       --------   --------    --------
         Total assets................................  $ 12,364   $ 25,031    $ 60,719
                                                       ========   ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...................................  $  1,082   $  1,838    $  4,900
  Accrued liabilities................................     1,294      3,850       6,827
  Accrued commissions................................       509        902       1,067
  Current portion of accrued payment to
    stockholders.....................................        --        167         167
  Current portion of long-term debt..................       329      2,033       2,757
  Current portion of capital lease obligations.......       351      1,004       1,681
  Deferred revenues..................................     1,477      3,052       3,770
                                                       --------   --------    --------
         Total current liabilities...................     5,042     12,846      21,169
Accrued payment to stockholders, net of current
  portion............................................        --        333         333
Long-term debt, net of current portion...............     2,171      5,632       4,336
Capital lease obligations, net of current portion....     1,516      2,127       1,910
Deferred rental expense..............................        --        183         183
Redeemable convertible preferred stock:
  Issued and outstanding shares --
    8,564,893 and 10,213,553 in 1997 and 1998,
       respectively (Note 11) and no shares at March
       31, 1999......................................    17,264     29,685          --
Redeemable convertible preferred stock warrants......        81        444          --
Commitments
Stockholders' equity (deficit):
  Preferred stock, par value $0.001 per share:
    Authorized shares -- 5,000,000, no shares issued
       and outstanding...............................        --         --          --
  Common stock, par value $0.001 per share:
    Authorized shares -- 60,000,000
    Issued and outstanding shares -- 2,289,493 and
       3,098,543 at September 30, 1997 and 1998,
       respectively; 17,103,430 at March 31, 1999....       259      6,276      76,413
  Deferred stock compensation........................        --       (452)       (319)
  Accumulated deficit................................   (13,969)   (32,043)    (43,306)
                                                       --------   --------    --------
         Total stockholders' equity (deficit)........   (13,710)   (26,219)     32,788
                                                       --------   --------    --------
         Total liabilities and stockholders' equity
            (deficit)................................  $ 12,364   $ 25,031    $ 60,719
                                                       ========   ========    ========

                            See accompanying notes.

                           CONCUR TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    SIX MONTHS ENDED
                                      YEAR ENDED SEPTEMBER 30,         MARCH 31,
                                    ----------------------------   ------------------
                                     1996      1997       1998      1998       1999
                                    -------   -------   --------   -------   --------
                                                                      (UNAUDITED)
Revenues, net:
  Licenses........................  $ 1,717   $ 6,347   $ 11,696   $ 4,854   $  9,243
  Services........................      242     1,923      5,463     2,220      4,348
                                    -------   -------   --------   -------   --------
     Total revenues...............    1,959     8,270     17,159     7,074     13,591
Cost of revenues:
  Licenses........................      386       394        558       172        573
  Services........................      839     2,269      5,684     2,212      5,139
                                    -------   -------   --------   -------   --------
     Total cost of revenues.......    1,225     2,663      6,242     2,384      5,712
                                    -------   -------   --------   -------   --------

Gross profit......................      734     5,607     10,917     4,690      7,879
Operating expenses:
  Sales and marketing.............    2,936     5,896     12,353     4,606     10,401
  Research and development........    1,793     3,401      6,434     2,278      5,505
  General and administrative......      963     1,815      4,687     1,673      3,434
  Acquired in-process technology
     (Note 3).....................       --        --      5,203        --         --
                                    -------   -------   --------   -------   --------
          Total operating
             expenses.............    5,692    11,112     28,677     8,557     19,340
                                    -------   -------   --------   -------   --------
Loss from operations..............   (4,958)   (5,505)   (17,760)   (3,867)   (11,461)
Interest income...................       92       130        331        91        847
Interest expense..................      (43)      (88)      (467)     (210)      (537)
Other expense, net................      (44)      (61)      (178)      (77)      (112)
                                    -------   -------   --------   -------   --------

Net loss..........................  $(4,953)  $(5,524)  $(18,074)  $(4,063)  $(11,263)
                                    =======   =======   ========   =======   ========
Pro forma basic and diluted net
  loss per share (unaudited)......                      $  (1.58)  $ (0.37)  $  (0.73)
                                                        ========   =======   ========
Shares used in calculation of pro
  forma basic and diluted net loss
  per share (unaudited)...........                        11,419    10,874     15,503
                                                        ========   =======   ========
Historical basic and diluted net
  loss per share..................  $ (2.17)  $ (2.41)  $  (7.45)  $ (1.76)  $  (1.00)
                                    =======   =======   ========   =======   ========
Shares used in calculation of
  historical basic and diluted net
  loss per share..................    2,282     2,288      2,425     2,309     11,294
                                    =======   =======   ========   =======   ========

                            See accompanying notes.

                           CONCUR TECHNOLOGIES, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                   COMMON STOCK         DEFERRED                         TOTAL
                               --------------------       STOCK       ACCUMULATED    STOCKHOLDERS'
                                 SHARES     AMOUNT    COMPENSATION      DEFICIT     EQUITY (DEFICIT)
                               ----------   -------   -------------   -----------   ----------------
Balance at October 1, 1995....  2,280,028   $   258       $  --        $ (3,492)        $ (3,234)
  Issuance of common stock
     from exercise of stock
     options..................      8,217         1          --              --                1
  Net loss....................         --        --          --          (4,953)          (4,953)
                               ----------   -------       -----        --------         --------
Balance at September 30,
  1996........................  2,288,245       259          --          (8,445)          (8,186)
  Issuance of common stock
     from exercise of stock
     options..................      1,248        --          --              --               --
  Net loss....................         --        --          --          (5,524)          (5,524)
                               ----------   -------       -----        --------         --------
Balance at September 30,
  1997........................  2,289,493       259          --         (13,969)         (13,710)
  Issuance of common stock
     from exercise of stock
     options..................    100,132        13          --              --               13
  Deferred stock
     compensation.............         --       861        (861)             --               --
  Amortization of deferred
     stock compensation.......         --        --         409              --              409
  Issuance of common stock in
     connection with
     acquisition
     (Note 3).................    708,918     4,378          --              --            4,378
  Assumption of stock options
     in connection with
     acquisition (Note 3).....         --       765          --              --              765
  Net loss....................         --        --          --         (18,074)         (18,074)
                               ----------   -------       -----        --------         --------
Balance at September 30,
  1998........................  3,098,543     6,276        (452)        (32,043)         (26,219)
  Proceeds from initial public
     offering, net of offering
     costs (unaudited)........  3,365,000    37,369          --              --           37,369
  Conversion of redeemable
     convertible preferred
     stock into common stock
     (unaudited).............. 10,213,553    29,685          --              --           29,685
  Conversion of redeemable
     convertible preferred
     warrants into common
     stock warrants
     (unaudited)..............         --       444          --              --              444
  Proceeds from issuance of
     common stock from
     exercise of common stock
     warrants (unaudited).....    225,000     2,616          --              --            2,616
  Issuance of common stock
     from net exercise of
     common stock warrants
     (unaudited)..............     44,052        --          --              --               --
  Issuance of common stock
     from exercise of stock
     options (unaudited)......    157,282        23          --              --               23
  Amortization of deferred
     stock compensation
     (unaudited)..............         --        --         133              --              133
  Net loss (unaudited)........         --        --          --         (11,263)         (11,263)
                               ----------   -------       -----        --------         --------
Balance at March 31, 1999
  (unaudited)................. 17,103,430   $76,413       $(319)       $(43,306)        $ 32,788
                               ==========   =======       =====        ========         ========

                            See accompanying notes.

                           CONCUR TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                        SIX MONTHS ENDED
                                                          YEAR ENDED SEPTEMBER 30,         MARCH 31,
                                                        ----------------------------   ------------------
                                                         1996      1997       1998      1998       1999
                                                        -------   -------   --------   -------   --------
                                                                                          (UNAUDITED)
OPERATING ACTIVITIES
Net loss..............................................  $(4,953)  $(5,524)  $(18,074)  $(4,063)  $(11,263)
Adjustments to reconcile net loss to net cash used in
  operating activities:
    Acquired in-process technology....................       --        --      5,203        --         --
    Amortization of acquired in-process technology....                            80        --        160
    Amortization of deferred stock compensation.......       --        --        409       189        133
    Warrant expense...................................        5        53         23        --         --
    Depreciation......................................      144       393        549       231        580
    Provisions for bad debts..........................       91        45        453        86        172
    Other.............................................       17        --        183        --         --
    Changes in operating assets and liabilities:
       Accounts receivable............................     (451)   (3,901)    (1,040)     (484)    (2,295)
       Notes receivable from stockholders.............       --        --       (500)      (60)      (624)
       Prepaid expenses and other assets..............       63       (84)      (616)      (32)    (2,096)
       Accounts payable...............................      (24)      454        756      (478)     3,062
       Accrued liabilities............................      597       927      2,535     1,038      3,142
       Deferred revenues..............................      412     1,026      1,575       (13)       718
                                                        -------   -------   --------   -------   --------
Net cash used in operating activities.................   (4,099)   (6,611)    (8,464)   (3,586)    (8,311)
                                                        -------   -------   --------   -------   --------
INVESTING ACTIVITIES
Purchases of equipment and furniture..................     (420)   (1,020)       (40)      (29)       (85)
Purchase of marketable securities.....................       --        --         --        --    (37,544)
Payment in connection with acquisition of 7Software...       --        --       (130)       --         --
                                                        -------   -------   --------   -------   --------
Net cash used in investing activities.................     (420)   (1,020)      (170)      (29)   (37,629)
                                                        -------   -------   --------   -------   --------
FINANCING ACTIVITIES
Proceeds from initial public offering.................       --        --         --        --     37,369
Proceeds from exercise of preferred stock warrants....       --        --         --        --      2,616
Proceeds from sales leaseback transaction.............       --     1,800        192       192         --
Proceeds from capital lease financing.................       --        67         --        --         --
Proceeds from borrowings..............................      563     3,087      5,500        --         --
Payments on borrowings................................     (380)     (925)      (335)     (164)      (572)
Payment on capital leases.............................       --        --       (500)     (170)      (513)
Issuance of common stock..............................        1        --         13         4         23
Issuance of redeemable convertible preferred stock and
  warrants............................................    7,479     4,612     12,698        --         --
                                                        -------   -------   --------   -------   --------
Net cash provided by (used in) financing activities...    7,663     8,641     17,568      (138)    38,923
                                                        -------   -------   --------   -------   --------
Net increase (decrease) in cash and cash
  equivalents.........................................    3,144     1,010      8,934    (3,753)    (7,017)
Cash and cash equivalents at beginning of period......    2,541     5,685      6,695     6,695     15,629
                                                        -------   -------   --------   -------   --------
Cash and cash equivalents at end of period............  $ 5,685   $ 6,695   $ 15,629   $ 2,942   $  8,612
                                                        =======   =======   ========   =======   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest................................  $    27   $    76   $    398   $   157   $    443
Issuance of redeemable convertible preferred stock in
  exchange for cancellation of notes payable..........       --       267         --        --         --
Issuance of warrants in connection with financing
  activity............................................       --        30         75        --         --
Equipment and furniture obtained through capital
  leases..............................................       --        --      1,572       818        973
Conversion of redeemable convertible preferred stock
  and warrants into common stock and common stock
  warrants............................................       --        --         --        --     29,992
Assets and liabilities recorded in connection with
  acquisition of 7Software:
    Operating assets..................................       --        --         85        --         --
    Accounts payable and accrued expenses.............       --        --        (15)       --         --
    Intangible assets.................................       --        --        960        --         --


                            See accompanying notes.

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
                     MARCH 31, 1998 AND 1999 IS UNAUDITED.)

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of the Company

     Concur Technologies, Inc. (the "Company," formerly Portable Software Corporation) is a leading provider of Intranet-based employee-facing applications that extend automation to employees throughout the enterprise and to partners, vendors and service providers in the extended enterprise. The Company's Xpense Management Solution ("XMS") and CompanyStore products automate the preparation, approval, processing and data analysis of travel and entertainment ("T&E") expense reports and front-office procurement requisitions. The Company was originally incorporated in the State of Washington on August 19, 1993 and reincorporated in Delaware on November 25, 1998. Operations commenced during 1994.

  Unaudited Interim Financial Information

     The financial information as of March 31, 1999 and for the periods ended March 31, 1998 and 1999 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such dates and the operations and cash flows for the periods then ended. Operating results for the period ended March 31, 1999 are not necessarily indicative of results that may be expected for the entire year.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Concur Technologies (UK) Ltd., Concur Technologies Pty. Limited, and 7Software, Inc. ("7Software"). All significant intercompany accounts and transactions are eliminated in consolidation.

  Revenue Recognition Policy

     The Company generates revenues from licensing the rights to use its software products directly to end users. The Company also generates revenues from sales of customer support contracts and integration services performed for customers who license the software.

     Software license revenues are recognized when a non-cancelable license agreement has been signed with a customer, the software is shipped, no significant post-delivery vendor obligations remain, and collection is deemed probable. Customer support revenues are recognized ratably over the term of the customer support contract, typically one year. Revenues for consulting services and other post-sales revenues are recognized when the services are performed.

     In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). The Company adopted SOP 97-2 beginning in fiscal 1999. SOP 97-2 has been modified by SOP 98-4 and SOP 98-9 as it relates to certain transactions. These standards generally require revenues earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, postcontract customer support, installation and

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
training to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on evidence that is specific to the vendor. Evidence of the fair value of each element is based on the price charged when the element is sold separately or, if the element is not being sold separately, the price for each element established by management having relevant authority. The revenues allocated to software products, including specified upgrades or enhancements, generally are recognized upon delivery of the products. The revenues allocated to unspecified upgrades, updates and other postcontract customer support generally are recognized ratably over the term of the contract. If evidence of the fair value for all elements of the arrangement does not exist, all revenues from the arrangement are deferred until such evidence exists or until all elements are delivered. Full guidelines for SOP 97-2 and related modifications have not been issued. Once available, such guidelines could lead to unanticipated changes in the Company's current revenue accounting practices, and such changes could materially adversely affect the Company's future revenues and earnings.

Cash and Cash Equivalents

     All highly liquid financial instruments purchased with an original maturity of three months or less are reported as cash equivalents.

  Marketable Securities

     The Company's marketable securities consist primarily of corporate bonds and commercial paper. Marketable securities are stated at fair value. By policy, the Company invests primarily in high-grade marketable securities. Marketable securities are defined as available-for-sale securities under the provisions of Statement of Financial Accounting Standards No. ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities."

     Management determines the appropriate classification of its investments in marketable securities at the time of purchase and reevaluates such determination at each balance sheet date. The Company has classified its marketable securities as available-for-sale, which are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. At March 31, 1999, the fair value of marketable securities approximates their cost. Therefore, no comprehensive income or loss has been reported.

  Fair Values of Financial Instruments

     At September 30, 1998, the Company has the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, accrued commissions, long-term debt and capital lease obligations, bank line of credit ("LOC"), and standby letters of credit. At March 31, 1999, the Company also had marketable securities. The carrying value of cash and cash equivalents, marketable securities, accounts receivable, accounts payable, accrued liabilities and accrued commissions approximates fair

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
value based on the liquidity of these financial instruments or based on their short-term nature. The carrying value of long-term debt, LOC, standby letters of credit, and capital lease obligations approximates carrying value based on the market interest rates available to the Company for debt of similar risk and maturities.

  Research and Development

     Research and development costs are expensed as incurred and consist primarily of software development costs. Financial accounting standards require the capitalization of certain software development costs after technological feasibility of the software is established. In the development of the Company's new products and enhancements to existing products, the technological feasibility of the software is not established until substantially all product development is complete, including the development of a working model. Internal software development costs that were eligible for capitalization were insignificant and were charged to research and development expense in the accompanying statements of operations.

  Advertising and Marketing Costs

     Costs of marketing materials and advertising expenditures are charged to operations when the materials are used or the advertising is first released. Advertising costs were $711,000, $569,000 and $1,762,000 in fiscal 1996, 1997 and 1998, respectively.

  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which utilizes the liability method of accounting for income taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

  Stock-Based Compensation

     In fiscal 1997, the Company implemented the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). In accordance with the provisions of SFAS 123, the Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the market price of the Company's common stock at the date of grant over the stock option exercise price.

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Equipment and Furniture

     Equipment and furniture are carried at cost. The Company provides for depreciation and amortization using the straight-line method for financial reporting purposes over estimated useful lives ranging from two to five years. Depreciation expense includes amounts amortized for assets recorded under capital leases.

  Net Loss per Share

     Basic and diluted net loss per share is calculated using the average number of shares of common stock outstanding. Other common stock equivalents, including stock options and warrants, are excluded from the computation as their effect is antidilutive. See Note 13.

     Upon the completion of the Company's proposed initial public offering, all redeemable convertible preferred stock will either automatically convert into common stock or it is assumed that the preferred stockholders will voluntarily convert into common stock. Accordingly, pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding and the weighted average redeemable convertible preferred stock outstanding as if such shares were converted to common stock at the time of issuance.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from these estimates.

  Concentrations of Credit Risk

     The Company's customer base is dispersed across many different geographic areas throughout the world in a variety of industries. No single customer accounted for more than 10% of the Company's sales in any of the periods presented. The Company does not require collateral or other security to support credit sales, but provides an allowance for bad debts based on historical experience and specific identification.

     The Company is subject to concentrations of credit risk from its cash and cash equivalents. Under terms of certain of its debt agreements, the Company is required to maintain its cash and cash equivalents primarily at one financial institution.

  Foreign Currency Translation

     The functional currency of the Company's foreign subsidiaries is the local currency in the country in which the subsidiary is located. Assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the exchange rate in effect on the balance sheet date. Revenues and expenses are translated at the average rates of exchange prevailing

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
during the year. The translation adjustment resulting from this process was insignificant at September 30, 1997 and 1998, respectively and at March 31, 1999. Gains and losses on foreign currency transactions are included in the consolidated statement of operations as incurred. To date, gains and losses on foreign currency transactions have not been significant.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year presentation.

  Recently Issued Accounting Standards

     In 1997, the following accounting standards were issued: SFAS No. 129, "Disclosure of Information About Capital Structure," requiring supplemental disclosure of capital structure, SFAS No. 130, "Reporting Comprehensive Income" (this statement establishes standards for reporting and disclosure of comprehensive income and its components, including revenues, expenses, gains, and losses, in a full set of general-purpose financial statements), SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information;" and SOP 97-2, "Software Revenue Recognition." Each of these standards became effective for the Company in fiscal 1999. The adoption of these standards is not expected to have a significant impact upon the Company's financial statements or disclosures. Also, in June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued and is required to be adopted by the Company in fiscal 2001. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

2. EQUIPMENT AND FURNITURE

     Equipment and furniture consisted of the following:

                                                  SEPTEMBER 30,
                                                 ---------------
                                                  1997     1998
                                                 ------   ------
                                                 (IN THOUSANDS)
Computer hardware and software.................  $  319   $   48
Furniture and equipment........................      33       38
Leased equipment...............................     789    2,607
                                                 ------   ------
                                                  1,141    2,693
Less accumulated depreciation..................     (53)    (531)
                                                 ------   ------
                                                 $1,088   $2,162
                                                 ======   ======

     In July 1997, the Company entered into a Master Lease Agreement with Comdisco, Inc. ("Comdisco"), a preferred stockholder, under which Comdisco agreed to provide the

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

2. EQUIPMENT AND FURNITURE (CONTINUED)
Company lease financing, up to an aggregate purchase price of $2.5 million. In connection with this master lease agreement the Company entered into several sale leaseback transactions in September and October of 1997 under which the Company sold assets with a total net book value of $970,000. No gain or loss was recognized in connection with these sale leaseback transactions because the fair value of the equipment sold approximated net book value. Leases executed pursuant to this loan agreement aggregated approximately $2 million and provide for equal monthly payments over a four-year term with an imputed interest rate of 8.2%.

     In February 1998, the Company entered into a second Master Lease Agreement, whereby the total financing commitment extended by Comdisco was increased by an additional $1.0 million, to a total of $3.5 million. In July 1998, the Company entered into a third Master Lease Agreement with Comdisco, whereby the total financing commitment was increased by an additional $1.5 million for a total of $5.0 million. As of September 30, 1998, approximately $1,369,000 was available under this agreement. The Company accounts for its obligations under these Master Lease Agreements as capital leases.

3. ACQUISITION OF 7SOFTWARE, INC.

     On June 30, 1998, the Company acquired 7Software, a privately-held software company and the developer of CompanyStore. The Company issued 708,918 shares of its common stock in exchange for all outstanding shares of 7Software and also assumed all outstanding 7Software options, which were converted to options to purchase approximately 123,921 shares of the Company's common stock. The total 7Software purchase price of $6,233,000 includes the estimated fair value of the common stock ($4,378,000), the estimated fair value of converted options issued ($765,000), $500,000 payable to certain former 7Software shareholders, cash payments of $130,000 and other direct acquisition costs of $460,000. The amount due to former 7Software shareholders is payable in the amount of $167,000 per year for three years. The acquisition was accounted for as a purchase. Therefore, the results of operations of 7Software and the fair value of the assets acquired and liabilities assumed were included in the Company's financial statements beginning on the acquisition date.

     In connection with the purchase of 7Software, the Company assumed 7Software's 1997 stock option plan. All outstanding options to purchase the stock of 7Software on the acquisition date were converted into options to purchase 123,921 shares of common stock of the Company. The outstanding options can be exercised at a price of approximately $0.025 per share, vest over four years, and are exercisable for a period not to exceed ten years.

     The allocation of the purchase price resulted in intangible assets (primarily developed software and the value of an acquired workforce) of $960,000, which has been capitalized and is being amortized on a straight line basis over three years. Amortization expense for the year ended September 30, 1998 was $80,000. Acquired in-process technology has been valued using the income approach, resulting in a charge of $5,203,000.

     Values assigned to acquired in-process research and development, developed technology, and trademarks were determined using a discounted cash flow analysis. The value

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

3. ACQUISITION OF 7SOFTWARE, INC. (CONTINUED) assigned to the acquired workforce was based on replacement cost. To determine the value of the in-process research and development, the Company considered, among other factors, the state of development of each project, the time and cost needed to complete each project, expected income, and associated risks, which included the inherent difficulties and uncertainties in completing the project and thereby achieving technological feasibility and risks related to the viability of and potential changes to future target markets. This analysis resulted in amounts assigned to in-process research and development projects that had not yet reached technological feasibility or do not have alternative future uses. To determine the value of the developed technology, the expected future cash flows of the existing technology product were discounted taking into account risks related to the characteristics and applications of each product, existing and future markets, and assessments of the life cycle stage of each product. Based on this analysis, the existing technology that had reached technological feasibility was capitalized.

     As of the date of acquisition, the CompanyStore development project consisted of ongoing research and development efforts in the following areas:
(i) compatibility with additional databases, (ii) compatibility with additional enterprise resource planning platforms, (iii) multiple catalog support, (iv) fundamental redesign of the user interface, and (v) redesign and rewriting of the administrative functionality. Based on management's initial estimates, the remaining research and development efforts relating to the completion of the CompanyStore technology were expected to continue into the first quarter of fiscal 1999, the anticipated product release date. Accordingly, the cost to complete the in-process technology was estimated based on the number of man-months required to reach technological feasibility for the CompanyStore technology, the type of professional and engineering staff involved in the completion process and their fully burdened monthly salaries. Management estimated the direct costs to achieve technological feasibility to be approximately $307,000. Beyond this period, management estimated significantly less expense in supporting and maintaining active products identified at the acquisition date to be in-process technology. If the in-process projects contemplated in management's forecast are not successfully developed, future revenue and profitability might be adversely affected. Additionally, the value of other intangible assets acquired may become impaired.

     The unaudited pro forma combined historical results, as if 7Software had been acquired on October 1, 1997, excluding the non-recurring one-time charge for acquired in-process technology, are as follows:

                                                YEAR ENDED
                                            SEPTEMBER 30, 1998
                                           --------------------
                                                         PRO
                                            ACTUAL      FORMA
                                           --------    --------
                                              (IN THOUSANDS)
                                                       (UNAUDITED)
Total revenues, net......................  $ 17,159    $ 17,356
Net loss.................................   (18,074)    (13,350)
Pro forma net loss per share.............     (1.58)      (1.14)

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

3. ACQUISITION OF 7SOFTWARE, INC. (CONTINUED)
     The pro forma information does not purport to be indicative of the results that would have been attained had these events occurred at the beginning of the period presented and is not necessarily indicative of future results.

     In connection with the purchase of 7Software, the Company also entered into separate employment agreements with certain former 7Software officers and shareholders. Under the terms of these arrangements, the Company loaned $500,000 to these officers and shareholders in the form of a note receivable. This receivable is payable in aggregate annual installments of $167,000 plus interest at variable rates. The note is secured by second mortgages on real property.

     Approximately 124,000 shares of the Company's common stock issued in connection with the purchase of 7Software will be held in escrow until June 30, 1999 subject to resolution of any unresolved claims by the Company. The value of these shares was included in the 7Software purchase price, as no such unresolved claims are known. In addition, as of September 30, 1998, 340,452 shares of Common Stock issued to the founders in connection with the acquisition included restrictions entitling the Company to repurchase such shares in the event of termination. These shares were issued in exchange for 7Software shares that included the same restrictions. These restrictions lapse at various rates through June 2000. The estimated fair value of these shares has been included in the purchase price referred to above.

4. LINE OF CREDIT

     In fiscal 1998, the Company had a $2.0 million line of credit for operating needs. Borrowings under the credit line bear interest at the lending bank's prime interest rate plus 1.5%, which can be reduced to the bank's prime rate plus 1.0% following the achievement and maintenance of after-tax operating profitability for two consecutive quarters. The line is limited to $500,000 for the issuance of standby and commercial letters of credit. The borrowing base for the line is to be monitored on a monthly basis and is to consist of the sum of up to 80% of eligible domestic accounts receivable and any letter of credit backed or insured by foreign accounts receivable; and up to 80% of approved eligible foreign accounts receivable with a limit of the aggregate funds advanced against such accounts, not to exceed $300,000. Interest is due monthly and principal is due upon maturity.

     There were no outstanding borrowings under this line at September 30, 1998. The bank had issued standby letters of credit on behalf of the Company at September 30, 1998 in the amount of $465,000, and the amount available under the line of credit on that date was $1,535,000. The line is secured by all non-leased assets of the Company, including intellectual property. The line of credit agreement requires the Company to meet certain financial covenants, including limitations on the Company's ability to pay dividends. See Note 11 for a discussion of warrants issued in conjunction with the line of credit and other debt. In March 1999, the line of credit was increased to $4.0 million under substantially similar terms and was amended to expire in March 2000.

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

5. LONG-TERM DEBT

     Long-term debt at September 30, 1998 consisted of: (i) a $3.0 million senior term loan facility; (ii) a $1.5 million subordinated promissory note; and
(iii) a $3.5 million subordinated promissory note. The subordinated promissory notes are held by Comdisco. The proceeds from these obligations may be used for equipment purchases and general corporate purposes.

     The senior term loan facility bears interest at the lending bank's prime rate less 1.0% (7.5% at September 30, 1998) and matures on February 15, 2001. Payments are interest only through February 15, 1999. At February 15, 1999, the outstanding balance under the facility will be paid in 24 equal monthly principal payments, plus applicable interest. The loan is secured by a perfected senior security interest in all non-leased assets of the Company with specific filings for intellectual property (both the line of credit and senior term loan were issued by the same lender and include the same financial covenants and restrictions discussed above).

     The subordinated promissory notes (which are subordinated to both the line of credit and senior term loan) are secured by the Company's receivables, equipment, general intangibles, inventory, and all other goods and personal property of the Company. The $1.5 million note bears interest at 8.5%, has principal and interest payments of approximately $38,000 due monthly, and matures in August 2001. The $3.5 million note bears interest at 11.0%, has monthly principal and interest payments of approximately $101,000 beginning in November 1998, and matures in April 2002. The underlying debt agreement allows the Company to obtain additional long-term borrowings of up to $1.5 million, at an interest rate of 12.5%. This commitment by the lending institution expired on December 31, 1998.

     Maturities of long-term debt are as follows:

                                   (IN THOUSANDS)
                                   --------------
Fiscal year ending September 30:
  1999...........................      $2,033
  2000...........................       2,857
  2001...........................       2,094
  2002...........................         681
                                       ------
                                       $7,665
                                       ======

6. NOTES PAYABLE TO STOCKHOLDERS

     In December 1996, the Company agreed to exchange two notes payable to stockholders totaling $233,000, plus accrued interest, for 134,920 shares of Series C Preferred Stock. At the time of the conversion to Series C Preferred Stock, the outstanding balance of the notes plus accrued interest was $267,000.

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

7. COMMITMENTS

     The Company leases office space and equipment under noncancelable operating leases and capital leases. In October 1997, the Company signed a five-year lease for a new corporate headquarters in Redmond, Washington, which commenced February 1998. The Company has the option to extend the lease for one additional five-year term. The Company is required to provide a $450,000 letter of credit as security for the lease. The letter of credit may be reduced by specified amounts in the lease agreement after 36 months or upon the Company's achieving certain economic goals. In January and February 1998, the Company signed two-year subleases for its former corporate headquarters.

     Future minimum rental payments under noncancelable leases, net of the future minimum rentals of $274,000 to be received under the subleases, are as follows:

                                             CAPITAL    OPERATING
                                             LEASES      LEASES
                                             -------    ---------
                                                (IN THOUSANDS)
Fiscal year ending September 30:
  1999.....................................    1,234        883
  2000.....................................    1,244        727
  2001.....................................    1,036        754
  2002.....................................       27        754
  2003.....................................       --        276
                                             -------     ------
                                               3,541     $3,394
                                                         ======
Less amount representing interest..........     (410)
                                             -------
Present value of net minimum capital lease
  obligations..............................    3,131
Less current portion.......................   (1,004)
                                             -------
Capital lease obligations, less current
  portion..................................  $ 2,127
                                             =======

     Total rent expense for the years ended September 30, 1996, 1997 and 1998 was $162,000, $254,000 and $1,055,000 respectively.

8. INCOME TAXES

     The Company did not provide an income tax benefit for any period presented because it has experienced operating losses since inception. At September 30, 1998, the Company has net operating loss carryforwards of $19,142,000 and tax credit carryforwards of $262,000, all of which expire between 2009 and 2013.

     As a result of prior equity financings, the Company has incurred and will incur "ownership changes" pursuant to applicable regulations in effect under the Internal Revenue Code of 1986, as amended. Accordingly, the Company's use of net operating loss carryforwards incurred through the date of these ownership changes will be limited during the carryforward period. To the extent that any single year loss is not utilized to the full

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

8. INCOME TAXES (CONTINUED)
amount of the limitation, such unused loss is carried over to subsequent years until the earlier of its utilization or the expiration of the relevant carryforward period.

     Significant components of the Company's deferred tax assets are as follows:

                                                       SEPTEMBER 30,
                                                     ------------------
                                                      1997       1998
                                                     -------    -------
                                                       (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards.................  $ 3,410      6,508
  Tax credit carryforwards.........................      152        262
  Deferred revenues................................      502      1,038
  Expenses not currently deductible and other......      630        947
                                                     -------    -------
          Total deferred tax assets................    4,694      8,755
Valuation allowance................................   (4,694)    (8,755)
                                                     -------    -------
                                                     $    --    $    --
                                                     =======    =======

     Since the Company's utilization of these deferred tax assets is dependent on future profits, which are not assured, a valuation allowance equal to the net deferred tax assets has been provided. The valuation allowance for deferred tax assets increased approximately $2,635,000 and $4,061,000 during the years ended September 30, 1997 and 1998.

9. STOCK OPTION PLANS AND EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1994 Stock Option Plan (the "1994 Plan") provides for the issuance of options to acquire 2,760,000 shares of common stock. The 1994 Plan provides for the granting of incentive stock options to employees and nonqualified stock options to employees, directors and other eligible participants. Options granted under the 1994 Plan vest at variable rates, typically four years, determined by the Board of Directors, and remain exercisable for a period not to exceed ten years. At September 30, 1998, 354,768 shares were available for future grant.

     On August 21, 1998, the Board adopted the 1998 Equity Incentive Plan, the Director Stock Option Plan and the Employee Stock Purchase Plan. The Equity Incentive Plan authorizes issuance of 3,240,000 shares of common stock upon the exercise of stock options or otherwise pursuant to the plan. The Director Stock Option Plan authorizes the issuance of 240,000 shares of common stock upon the exercise of stock options that may be granted pursuant to the plan. The Employee Stock Purchase Plan authorizes the issuance of 320,000 shares of Common Stock. There were no options granted under these plans as of September 30, 1998.

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

9. STOCK OPTION PLANS AND EMPLOYEE STOCK PURCHASE PLAN (CONTINUED)
     A summary of the Company's stock option activity under the 1994 Plan and the options issued in exchange for options of 7Software and related weighted average exercise prices is as follows:

                                    SEPTEMBER 30, 1996        SEPTEMBER 30, 1997        SEPTEMBER 30, 1998
                                  ----------------------    ----------------------    ----------------------
                                                WEIGHTED                  WEIGHTED                  WEIGHTED
                                                AVERAGE                   AVERAGE                   AVERAGE
                                                EXERCISE                  EXERCISE                  EXERCISE
                                   OPTIONS       PRICE       OPTIONS       PRICE       OPTIONS       PRICE
                                  ----------    --------    ----------    --------    ----------    --------
Balance at beginning of year....     324,100     $ 0.11        622,879     $ 0.15        794,777     $0.16
  Granted.......................     360,400       0.18        196,580       0.22        746,414      1.82
  Issued in exchange for options
    of 7Software................          --         --             --         --        123,921      0.03
  Exercised.....................      (8,218)      0.13         (1,248)      0.18       (100,132)     0.13
  Canceled......................     (53,403)      0.14        (23,434)      0.37        (25,459)     0.37
                                  ----------                ----------                ----------
Balance at end of year..........     622,879       0.15        794,777       0.16      1,539,521      0.95
                                  ==========                ==========                ==========
Exercisable at end of period....     199,157       0.10        391,815       0.16        498,378      0.13
                                  ==========                ==========                ==========
Weighted average fair value of
  options granted during the
  year
    Granted at fair value.......       $0.18                     $0.22                     $1.45
    Granted at below fair
      value.....................          --                        --                      1.96

     Information regarding the weighted average remaining contractual life and weighted average exercise price of options outstanding and options exercisable at September 30, 1998 for selected exercise price ranges is as follows:

                            OPTIONS OUTSTANDING       OPTIONS EXERCISABLE
                        ---------------------------   --------------------
                           WEIGHTED                               WEIGHTED
                            AVERAGE                               AVERAGE
         RANGE OF         CONTRACTUAL                             EXERCISE
      EXERCISE PRICES   LIFE (IN YEARS)    SHARES      SHARES      PRICE
      ---------------   ---------------   ---------   ---------   --------
      $0.03  -  0.20         7.22           776,882     493,180    $ 0.13
                0.37         9.07           585,619       5,123      0.37
       1.88  - 11.63         9.75           177,020          75      3.13
                                          ---------   ---------
      $0.03  - 11.63         8.22         1,539,521     498,378    $ 0.13
                                          =========   =========

     During the six months ended March 31, 1999, common stock options for 1,212,192 shares were granted with a weighted average exercise price of $18.42; options for 157,282 shares were exercised with a weighted average exercise price of $0.10; and options for 25,060 shares were canceled with a weighted average exercise price of $7.64; thereby resulting in 2,569,371 options outstanding at March 31, 1999 with a weighted average exercise price of $9.17; of which 756,382 options were exercisable with a weighted average exercise price of $3.25.

     The Company uses the intrinsic value-based method to account for all its employee stock-based compensation arrangements. Accordingly, no compensation cost has been recognized for its stock options in the accompanying consolidated financial statements because the fair value of the underlying common stock equals or exceeds the exercise price of the stock options at the date of grant, except with respect to certain options granted during the year ended September 30, 1998. The Company has recorded deferred stock

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

9. STOCK OPTION PLANS AND EMPLOYEE STOCK PURCHASE PLAN (CONTINUED) compensation expense of $861,000 relating to options granted during the year ended September 30, 1998. This amount represents the difference between the exercise price and the deemed fair value for financial reporting purposes of the Company's common stock during the periods in which such options were granted. Amortization of deferred stock compensation of $409,000 was recognized during the year ended September 30, 1998.

     The following pro forma information regarding stock-based compensation has been determined as if the Company had accounted for its employee stock options under the fair market value method of SFAS 123. The fair value of these options was estimated at the date of grant using a minimum value option pricing model with the following weighted average assumptions: risk-free interest rates range from 5.5% to 6.5% in 1996, 1997, and 1998; a dividend yield rate of 0% for all periods; and the options will be exercised one year after they vest.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information is as follows:

                                                      YEAR ENDED SEPTEMBER 30,
                                                  ---------------------------------
                                                    1996        1997        1998
                                                  --------    --------    ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE
                                                              AMOUNTS)
Net loss as reported............................  $(4,953)    $(5,524)    $(18,074)
Incremental pro forma compensation expense under
  SFAS 123......................................       (2)         (7)         (37)
                                                  -------     -------     --------
Pro forma net loss..............................  $(4,955)    $(5,531)    $(18,111)
                                                  =======     =======     ========
Pro forma loss per share........................  $ (2.17)    $ (2.42)    $  (7.47)
                                                  =======     =======     ========

     Under SFAS 123, compensation expense representing the fair value of the option grant is recognized over the vesting period. The initial impact on pro forma net loss may not be representative of compensation expense in future years, when the effect of amortization of multiple awards would be reflected in pro forma earnings.

10. STOCKHOLDER NOTES RECEIVABLE

     In October 1994, certain stockholders exercised options to purchase shares of common stock. In connection with the issuance, the Company accepted promissory notes totaling $80,000. These notes are due in October 1999 and bear interest at the higher of 5% or the minimum interest rate required to avoid implied interest under the Internal Revenue Code, payable annually. These notes are full recourse and are secured by the common stock purchased with the proceeds thereof.

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

11. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND WARRANTS

  Redeemable Convertible Preferred Stock

     In October 1994, the Company designated and issued 1,529,636 shares of Series A redeemable convertible preferred stock ("Series A Preferred Stock") through a private offering. Net proceeds from the financing amounted to $1,963,000.

     In July 1995, the Company designated and issued 1,874,999 shares of Series B redeemable convertible preferred stock ("Series B Preferred Stock") through a private offering. Net proceeds from the financing amounted to $2,939,000.

     In July 1996, the Company designated 3,909,920 shares and issued 3,750,000 shares of Series C redeemable convertible preferred stock ("Series C Preferred Stock") through a private offering. Net proceeds from the financing amounted to $7,479,000. In December 1996, the Company agreed to issue an additional 134,920 shares of Series C Preferred Stock in exchange for the cancellation of notes payable totaling $267,000.

     In July 1997, the Company designated 1,343,159 shares and issued 1,275,338 shares of Series D redeemable convertible preferred stock ("Series D Preferred Stock") through a private offering. Net proceeds from the financing amounted to $4,612,000.

     In June 1998, the Company designated 1,800,000 shares and issued 1,003,499 shares of Series E redeemable convertible preferred stock ("Series E Preferred Stock") through a private offering. In August 1998, the Series E Preferred Stock Purchase Agreement (the "Purchase Agreement") was amended for the sale of an additional 645,161 shares of the Company's Series E Preferred Stock and Series E Preferred Stock Warrants to purchase an additional 2,400,000 shares of Series E Preferred Stock for $4,999,999 to American Express Travel Related Services Company, Inc. ("TRS"). The total number of shares of Series E Preferred Stock issued was 1,648,660. Total net proceeds from the Series E Preferred Stock financing amounted to $12,698,000.

     In connection with the initial public offering referred to in Note 19, all redeemable convertible preferred stock automatically converted into common stock.

     Following is a summary of terms and conditions for each series of redeemable convertible preferred stock as of September 30, 1998:

                                                                           ANNUAL
                                                          AGGREGATE       DIVIDEND
                                  SHARES       STATED    LIQUIDATION       RATE --
                                OUTSTANDING    VALUE        VALUE       NONCUMULATIVE
                                -----------    ------    -----------    -------------
Issues and outstanding:
  Series A....................   1,529,636     $1.30     $ 2,000,000       $0.0915
  Series B....................   1,874,999      1.60       3,000,000        0.1120
  Series C....................   3,884,920      2.00       7,770,000        0.1400
  Series D....................   1,275,338      3.65       4,655,000        0.2550
  Series E....................   1,648,660      7.75      12,777,000        0.5425
                                ----------               -----------
                                10,213,553               $30,202,000
                                ==========               ===========

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

11. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND WARRANTS (CONTINUED) Warrants to Purchase Preferred Stock

     In May 1996, the Company issued warrants to purchase 28,125 shares of Series C Preferred Stock in conjunction with a renewal and increase in the bank line of credit (see Note 4). The warrants were immediately exercisable at a price of $2.00 per share, expiring May 2001. The estimated fair value of these warrants of $5,000 has been recorded as debt issuance costs. At the time of the initial public offering, the warrants were exercised.

     In July 1997, the Company issued warrants to Comdisco to purchase 44,827 and 22,988 shares of Series D Preferred Stock in conjunction with the Company's receipt of financing commitments relating to the promissory note and lease agreement, respectively (see Note 2). Each has a purchase price of $3.65 per share. The warrants become immediately exercisable on the effective date of the agreements and remain exercisable for a period of five years; or two years from the effective date of the Company's initial public offering, whichever is longer. The estimated fair values of these warrants of $30,000 and $16,000, respectively, has been recorded as debt issuance costs.

     In September 1997, the Company issued warrants to purchase 14,000 shares of Series D Preferred Stock in conjunction with a new loan facility and an increase/renewal in the bank line of credit (see Note 4). The warrants have an initial exercise price of $3.65 per share, a five-year maturity inclusive of certain provisions to include, but not limited by, a net exercise provision, antidilution protection and a $30,000 put option. The right to exercise the put option expires two years from the issue date of the warrants. The estimated fair value of these warrants of $30,000 has been recorded as debt issuance costs. At the time of the initial public offering, the warrants were exercised.

     In April 1998, the Company issued warrants to purchase 13,187 shares of Series E Preferred Stock in conjunction with the increase to the senior loan facility (see Note 4). The warrants have an initial exercise price of $7.75 per share. The warrants became immediately exercisable on the effective date of the agreements and are exercisable for a period of five years. Additionally, the agreement provides for a $75,000 put option, which expires in April 2000. The estimated fair value of these warrants of $75,000 has been recorded as debt issuance costs. The warrants were exercised in February 1999.

     In May 1998, the Company issued warrants to Comdisco to purchase 56,451 shares of Series E Preferred Stock in conjunction with the new subordinated promissory note (see Note 2). The warrants are immediately exercisable at a price of $7.75 per share and are exercisable for a period of five years; or two years from effective date of the Company's initial public offering, whichever is longer. The estimated fair value of these warrants of $11,000 has been recorded as debt issuance costs. Under the terms of this subordinated debt agreement, the Company had an outstanding commitment to issue additional warrants to purchase as many as 27,096 shares of Series E Preferred Stock at an exercise price of $7.75 per share if it utilized the $1.5 million additional financing available under the agreement. This commitment expired December 31, 1998 under the terms of the agreement.

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

11. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND WARRANTS (CONTINUED)
     In connection with the sale of an additional 645,161 shares of Series E Preferred Stock, the Company issued a warrant to TRS and its assignees to purchase an additional 2,400,000 shares of Series E Preferred Stock. As all of the shares of Series E Preferred Stock are converted into shares of common stock in connection with the initial public offering of the Company's common stock, this warrant will automatically be converted into common stock warrants exercisable for 2,325,000 shares of the Company's common stock. The terms of the warrant provide that it is exercisable in four tranches as follows: 300,000 shares may be acquired at the time of the Company's initial public offering at a cash purchase price per share equal to the initial public offering price per share less 7%; 700,000 shares may be acquired at any time on or before October 15, 1999 at a cash purchase price of $33.75 per share; 700,000 shares may be acquired at any time on or before January 15, 2001 at a cash purchase price of $50.63 per share; and the remaining 700,000 shares may be acquired at any time on or before January 15, 2002 at a cash purchase price of $85.00 per share. As was permitted by the warrant, the Company exercised its option to cancel 25% of the shares that could have been acquired under the warrant at the time of the initial public offering or on or before October 15, 1999. In connection with an amendment to a standstill agreement with TRS, the Board of Directors subsequently rescinded its 25% reduction in the number of shares that can be acquired on or before October 15, 1999. At the time of the initial public offering, the initial traunch of this warrant was exercised for 225,000 shares of common stock. The estimated fair value of this warrant, determined based on a Black Scholes fair value model, is approximately $278,000, which has been recorded as redeemable convertible preferred stock warrants.

     All preferred stock warrants automatically converted into common stock warrants upon the closing of the initial public offering of the Company's common stock.

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

12. STOCKHOLDERS' EQUITY

     The Company has reserved shares of common stock for future issuance as follows:

                                              SEPTEMBER 30,   MARCH 31,
                                                  1998          1999
                                              -------------   ---------
Outstanding stock options...................    1,539,521     2,569,371
Stock Options available for grant:
     1994 Stock Option Plan.................      354,768       334,230
     1998 Equity Incentive Plan.............    3,240,000     2,173,406
     Director Stock Option Plan.............      240,000       140,000
Employee Stock Purchase Plan................      320,000       490,297
Conversion of redeemable convertible
  preferred stock:
     Series A...............................    1,529,636            --
     Series B...............................    1,875,000            --
     Series C...............................    3,909,920            --
     Series D...............................    1,343,158            --
     Series E...............................    1,800,000            --
Warrants to purchase Series C Preferred
  Stock that are convertible to common
  stock.....................................       28,125            --
Warrants to purchase Series D Preferred
  Stock that are convertible to common
  stock.....................................       81,815            --
Warrants to purchase Series E Preferred
  Stock that are convertible to common
  stock.....................................    2,219,638            --
Warrants to purchase common stock...........           --     2,224,267
                                               ----------     ---------
          Total.............................   18,481,581     7,931,571
                                               ==========     =========

     All of the shares of our common stock which remained available for issuance under the 1994 Stock Option Plan when the 1998 Equity Incentive Plan became effective, became available for issuance under the 1998 Equity Incentive Plan.

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

13. NET LOSS PER SHARE

     Basic and diluted net loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding. Pro forma net loss per share is computed using the weighted average number of shares used for basic and diluted per share amounts and the weighted average convertible redeemable preferred stock outstanding as if such shares were converted to common stock at the time of issuance.

                                                                     SIX MONTHS
                                    YEAR ENDED SEPTEMBER 30,       ENDED MARCH 31,
                                  ----------------------------   -------------------
                                   1996      1997       1998       1998       1999
                                  -------   -------   --------   --------   --------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss........................  $(4,953)  $(5,524)  $(18,074)  $ (4,063)  $(11,263)
                                  =======   =======   ========   ========   ========
Basic and diluted net loss per
  common share..................  $ (2.17)  $ (2.41)  $  (7.45)  $  (1.76)  $  (1.00)
                                  =======   =======   ========   ========   ========
Weighted average number of
  common shares used for basic
  and diluted per share
  amounts.......................    2,282     2,288      2,425      2,309     11,294
                                  =======   =======   --------   --------   --------
Weighted average common shares
  issuable upon pro forma
  conversion of preferred
  stock.........................                         8,994      8,565      4,209
                                                      --------   --------   --------
Weighted average number of
  shares used for pro forma per
  share amounts.................                        11,419     10,874     15,503
                                                      ========   ========   ========
Pro forma basic and diluted net
  loss per share................                      $  (1.58)  $  (0.37)  $  (0.73)
                                                      ========   ========   ========

     Options to purchase 2,569,371 shares of common stock with exercise prices of $0.03 to $38.81 per share and warrants to purchase 2,224,267 shares of common stock at a range of $3.65 to $85.00 per share were outstanding at March 31, 1999. These options and warrants were excluded from the computation of diluted earnings per share because their effect was anti-dilutive.

14. RETIREMENT 401(k) PLAN

     The Company sponsors a 401(k) Profit Sharing and Trust Plan that is available to substantially all employees. Each employee may elect to contribute up to 20% of his or her pre-tax gross earnings, subject to annual limits. The Company reserves the right to amend the Plan at any time. Employee contributions to the Plan are subject to statutory limitations regarding maximum contributions. There are no Company matching contributions.

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

15. INTERNATIONAL REVENUES

     The Company licenses and markets its products primarily in the United States, and operates in a single industry segment. Information regarding revenues in different geographic regions is as follows:

                                                      REVENUES
                                             ---------------------------
                  COUNTRY                     1996      1997      1998
                  -------                    ------    ------    -------
                                                   (IN THOUSANDS)
United States..............................  $1,959    $6,981    $16,349
Europe.....................................      --       612        364
Canada.....................................      --       677         31
Australia..................................      --        --        398
Asia.......................................      --        --         17
                                             ------    ------    -------
          Total............................  $1,959    $8,270    $17,159
                                             ======    ======    =======

     From the inception of the Company to September 30, 1996, there were no significant export sales or operations in countries outside of the United States.

16. SIGNIFICANT AGREEMENTS

  Strategic Marketing Alliance Agreement with American Express

     In December 1997, the Company entered into a strategic alliance agreement with American Express Company ("American Express"), a related party, under which American Express refers to the Company its corporate charge card customers that seek a T&E expense management software solution. Under the terms of the agreement, American Express receives a fee for referring to the Company clients of American Express who become XMS customers. The fee varies based upon licensing revenue realized from referred customers. Except for the referral, the Company is responsible for the entire sales effort and also for customer support and warranty service. Under the agreement, the Company and American Express have also agreed to develop certain product features enabling a higher level of integration between XMS and certain American Express services and products.

  Strategic Marketing Alliance Agreement with ADP, Inc.

     In November 1998, the Company entered into a strategic alliance agreement with ADP, Inc., a subsidiary of Automatic Data Processing, Inc., under which ADP has agreed to refer potential customers for travel and entertainment expense management software products and services exclusively to the Company. The Company and ADP also agreed to jointly market the Company's travel and entertainment expense report processing products and services to ADP customers.

  Co-Branded XMS Service Marketing Agreement

     In August 1998, the Company entered into a Co-Branded XMS Service Marketing Agreement with American Express' affiliate TRS. Under the terms of the agreement, TRS

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

16. SIGNIFICANT AGREEMENTS (CONTINUED)
will receive a fee for marketing to TRS's clients a co-branded enterprise service provider ("ESP") version of XMS containing special features. The marketing fee is based on the amount of revenue received. The Company is responsible for providing warranty and customer support services to these customers. In addition, under the terms of the agreement, the Company and TRS have agreed to jointly develop certain product features for integration into the co-branded ESP version of XMS.

    License and Other Agreements

     The Company has entered into various agreements that allow the Company to incorporate licensed technology into its products or that allow the Company the right to sell separately the licensed technology. The Company incurs royalty fees under these agreements that are based on a predetermined fee per license sold. Royalty costs incurred under these agreements are recognized as products are licensed and are included in cost of product sales. These amounts totaled $203,000 and $348,000 for the years ended September 30, 1997 and 1998, respectively. Amounts recognized in 1996 were insignificant.

17. RELATED PARTY TRANSACTION

     During 1998 the Company paid fees of $121,000 to a stockholder and received proceeds of $41,000 under the terms of a sales referral agreement. Additionally, the Company recorded $134,000 in revenue for the sale of a license agreement to another stockholder in 1998. No sales were made to stockholders or under the sales referral agreement prior to 1998. At September 30, 1998 accounts receivable from stockholders were $152,000 and accounts payable to stockholders were $83,000. For the six months ended March 31, 1999, the Company paid fees of $254,000 and received proceeds totaling $219,000 under the terms of the sales referral agreement. At March 31, 1999, accounts receivable from stockholders was $0 and accounts payable to stockholders were $95,000.

18. SUBSEQUENT EVENT

    Reverse Stock Split

     On August 21, 1998 the Board of Directors authorized a reverse stock split of the Company's common stock. The reverse split was approved for a range of split ratios by the Stockholders in October 1998. The split ratio of 1-to-2.5 was determined on November 16, 1998. The reverse stock split was effected on December 9, 1998. The related common share, preferred share and per share data in the accompanying financial statements has been retroactively restated to reflect the reverse stock split, including preferred share data on an as-converted to common stock basis.

19. INITIAL PUBLIC OFFERING ("IPO") AND FOLLOW-ON OFFERING

     On December 16, 1998, the Company issued 3,365,000 shares of its Common Stock (including 465,000 shares issued upon the exercise of the underwriters' over allotment option) at an initial public offering price of $12.50 per share. The net proceeds to the

                           CONCUR TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

19. INITIAL PUBLIC OFFERING ("IPO") AND FOLLOW-ON OFFERING (CONTINUED)
Company from the offering, net of offering costs were approximately $37.4 million. In connection with the IPO, warrants were exercised to purchase 225,000 shares of common stock at a price of $11.625 per share, resulting in additional proceeds to the Company totaling $2.6 million. Concurrent with the IPO, each outstanding share of the Company's redeemable convertible preferred stock was automatically converted into one share of Common Stock and remaining preferred stock warrants for 2,237,454 shares were automatically converted into warrants for the purchase of 2,237,454 shares of common stock.

     On March 15, 1999, the Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to execute a follow-on offering of its common stock to the public. On April 16, 1999, the Company issued on an additional 2,018,620 shares of its common stock at an offering price of $43.50. The net proceeds to the Company, net of offering costs, were approximately $82.5 million.

20. ACQUISITION OF SEEKER SOFTWARE, INC.

     On June 1, 1999, pursuant to a Merger Agreement dated May 31, 1999 among the Company and Seeker Software, Inc. ("Seeker"), the Company acquired all of the outstanding capital of Seeker. Seeker develops, markets and sells web-based self-service HR workplace solution applications which allow employees within an organization to access, update and share information from their desktop computers.

     In connection with the merger the Company issued 3,419,929 shares of common stock in exchange for all outstanding preferred stock, preferred stock purchase warrants, and common stock of Seeker and the Company assumed all outstanding options of Seeker in connection with the merger with Seeker resulting in the issuance of options to purchase up to 680,234 shares of common stock. This transaction will be accounted for as a pooling of interests.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Seeker Software, Inc.

     We have audited the accompanying balance sheets of Seeker Software, Inc. (the Company) as of December 31, 1997 and 1998, and the related statements of operations, redeemable convertible preferred stock and shareholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seeker Software, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                              ERNST & YOUNG LLP

Walnut Creek, California
April 21, 1999

                             SEEKER SOFTWARE, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS


                                                            DECEMBER 31,
                                                         -------------------     MARCH 31,
                                                          1997        1998         1999
                                                         -------    --------    -----------
                                                                                (UNAUDITED)
Current assets:
  Cash and cash equivalents............................  $   675    $  3,069      $  1,249
  Accounts receivable, net of allowance for doubtful
    accounts of $150 at December, 1998 and March 31,
    1999...............................................    1,028       2,276         1,569
  Prepaid expenses and other current assets............       94          46            88
                                                         -------    --------      --------
Total current assets...................................    1,797       5,391         2,906
Property and equipment, net............................      539         940           848
Other assets...........................................       34         228           168
                                                         -------    --------      --------
Total assets...........................................  $ 2,370    $  6,559      $  3,922
                                                         =======    ========      ========

   LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS'
                                  DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities.............  $   190    $  1,039      $  1,242
  Accrued compensation and related liabilities.........      287         744           640
  Notes payable to shareholders........................    1,047       2,500         2,500
  Current portion of borrowings under lines of
    credit.............................................      222         921           222
  Current portion of borrowings under subordinated note
    payable............................................       --         553           895
  Deferred revenue.....................................      369         715           675
                                                         -------    --------      --------
Total current liabilities..............................    2,115       6,472         6,174
Borrowings under lines of credit.......................      278         339           378
Borrowings under subordinated note payable.............       --       1,353         1,800
Commitments
Redeemable convertible preferred stock:
  Series B, $0.001 par value; 5,200,000 shares
    authorized, 5,000,000 shares issued and outstanding
    at December 31, 1998 and March 31, 1999
    (liquidation preference -- $8,249 at March 31,
    1999)..............................................       --       8,015         8,201
Shareholders' deficit:
  Series A convertible preferred stock, $.001 par
    value; 4,439,626 shares authorized; shares issued
    and outstanding -- 4,300,000 1997 and 4,266,827 in
    1998 and March 31, 1999 (liquidation
    preference -- $3,938 at March 31, 1999)............    3,182       3,139         3,139
  Common stock, $.001 par value; 20,000,000 shares
    authorized; shares issued and
    outstanding -- 4,630,525, 4,980,757 and 5,086,659
    in 1997, 1998 and March 31, 1999, respectively.....      217         500         2,587
  Deferred stock compensation..........................       --        (219)       (2,009)
  Accumulated deficit..................................   (3,422)    (13,040)      (16,348)
                                                         -------    --------      --------
Total redeemable convertible preferred stock and
  shareholders' deficit................................      (23)     (1,605)       (4,430)
                                                         -------    --------      --------
Total liabilities, redeemable convertible preferred
  stock and shareholders' deficit......................  $ 2,370    $  6,559      $  3,922
                                                         =======    ========      ========


                            See accompanying notes.

                             SEEKER SOFTWARE, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                            YEAR ENDED           THREE MONTHS
                                           DECEMBER 31,        ENDED MARCH 31,
                                        ------------------    ------------------
                                         1997       1998       1998       1999
                                        -------    -------    -------    -------
                                                                 (UNAUDITED)
Revenues:
  License fees........................  $   743    $ 2,490    $   103    $   306
  Services............................      901      1,567        186        803
                                        -------    -------    -------    -------
Total revenues........................    1,644      4,057        289      1,109
Operating expenses:
  Cost of revenues....................      546      2,824        505        939
  Sales and marketing.................    1,639      4,738        829      1,269
  Product development.................    1,683      3,936        733      1,318
  General and administrative..........      908      1,615        234        599
                                        -------    -------    -------    -------
Total operating expenses..............    4,776     13,113      2,301      4,125
                                        -------    -------    -------    -------
Operating loss........................   (3,132)    (9,056)    (2,012)    (3,016)
Interest income.......................       61        134         30         19
Interest expense......................      (19)      (133)       (55)      (125)
                                        -------    -------    -------    -------
Net loss..............................  $(3,090)   $(9,055)   $(2,037)   $(3,122)
                                        =======    =======    =======    =======

                            See accompanying notes.

                             SEEKER SOFTWARE, INC.

 STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                               SHAREHOLDERS' DEFICIT
                                   SERIES B        ------------------------------------------------------------------------------
                                  REDEEMABLE            SERIES A
                                 CONVERTIBLE          CONVERTIBLE
                               PREFERRED STOCK      PREFERRED STOCK        COMMON STOCK
                              ------------------   ------------------   ------------------     DEFERRED     ACCUMULATED
                               SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT   COMPENSATION     DEFICIT      TOTAL
                              ---------   ------   ---------   ------   ---------   ------   ------------   -----------   -------
Balance at December 31,
  1996......................         --   $  --           --   $  --    4,394,000   $ 211      $    --       $   (332)    $  (121)
  Issuance of Series A
    convertible preferred
    stock (net of issuance
    costs of $42,982).......         --      --    4,300,000   3,182           --      --           --             --       3,182
  Issuance of common stock
    under employee stock
    option plan.............         --      --           --      --      236,525       6           --             --           6
  Net loss and comprehensive
    loss....................         --      --           --      --           --      --           --         (3,090)     (3,090)
                              ---------   ------   ---------   ------   ---------   ------     -------       --------     -------
Balance at December 31,
  1997......................         --      --    4,300,000   3,182    4,630,525     217           --         (3,422)        (23)
  Issuance of Series B
    redeemable convertible
    preferred stock (net of
    issuance costs of
    $48,000)................  5,000,000   7,452           --      --           --      --           --             --       7,452
  Accretion of Series B
    preferred stock.........         --     563           --      --           --      --           --           (563)         --
  Repurchase of Series A
    preferred stock.........         --      --      (33,173)    (43)          --      --           --             --         (43)
  Issuance of common stock
    under employee stock
    option plan.............         --      --           --      --      350,232      20           --             --          20
  Deferred compensation.....         --      --           --      --           --     263         (263)            --           0
  Amortization of deferred
    compensation............         --      --           --      --           --      --           44             --          44
  Net loss and comprehensive
    loss....................         --      --           --      --           --      --           --         (9,055)     (9,055)
                              ---------   ------   ---------   ------   ---------   ------     -------       --------     -------
Balance at December 31,
  1998......................  5,000,000   8,015    4,266,827   3,139    4,980,757     500         (219)       (13,040)     (1,605)
  Accretion of Series B
    preferred stock
    (unaudited).............         --     186           --      --           --      --           --           (186)         --
  Issuance of common stock
    under employee stock
    option plan
    (unaudited).............         --      --           --      --      105,902       7           --             --           7
  Deferred compensation
    (unaudited).............         --      --           --      --           --   2,080       (2,080)            --          --
  Amortization of deferred
    stock compensation
    (unaudited).............         --      --           --      --           --      --          290             --         290
  Net loss and comprehensive
    loss (unaudited)........         --      --           --      --           --      --           --         (3,122)     (3,122)
                              ---------   ------   ---------   ------   ---------   ------     -------       --------     -------
Balance at March 31, 1999
  (unaudited)...............  5,000,000   $8,201   4,266,827   $3,139   5,086,659   $2,587     $(2,009)      $(16,348)    $(4,430)
                              =========   ======   =========   ======   =========   ======     =======       ========     =======


                            See accompanying notes.

                             SEEKER SOFTWARE, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                YEAR ENDED           THREE MONTHS
                                                               DECEMBER 31,        ENDED MARCH 31,
                                                            ------------------    ------------------
                                                             1997       1998       1998       1999
                                                            -------    -------    -------    -------
                                                                                     (UNAUDITED)
OPERATING ACTIVITIES
Net loss..................................................  $(3,090)   $(9,055)   $(2,037)   $(3,122)
Adjustments to reconcile net loss to net cash used in
  operating activities:
     Depreciation.........................................       80        221         34         92
     Amortization of deferred stock compensation..........       --         44         --        290
     Accrued interest converted to preferred stock........                  15         --
     Changes in operating assets and liabilities:
       Accounts receivable................................     (899)    (1,248)       482        707
       Prepaid expenses and other current assets..........     (109)        48         41        (42)
       Other assets.......................................      (35)      (193)        35         60
       Accounts payable and accrued liabilities...........      155        893          6        203
       Accrued compensation and related liabilities.......      287        457         60       (104)
       Deferred revenue...................................      206        346        101        (40)
                                                            -------    -------    -------    -------
Net cash used in operating activities.....................   (3,405)    (8,472)    (1,278)    (1,956)
INVESTING ACTIVITIES
Purchase of furniture and equipment.......................     (570)      (666)      (106)        --
                                                            -------    -------    -------    -------
Net cash used in investing activities.....................     (570)      (666)      (106)        --
FINANCING ACTIVITIES
Proceeds from issuance of preferred stock.................    3,070      6,390      7,500         --
Proceeds from issuance of common stock....................        6         19         --          7
Repurchase of preferred stock.............................       --        (43)        --         --
Proceeds from lines of credit.............................      500      1,039         --        370
Proceeds from notes payable to shareholders...............    1,047      2,500         --         --
Proceeds from subordinated debt...........................       --      2,000         --         --
Payments on equipment line of credit......................      (25)      (279)       (74)       (96)
Payments of subordinated debt.............................                 (94)    (1,051)      (145)
                                                            -------    -------    -------    -------
Net cash provided by financing activities.................    4,598     11,532      6,375        136
                                                            -------    -------    -------    -------
Increase (decrease) in cash and cash equivalents..........      623      2,394      4,991     (1,820)
Cash and cash equivalents at beginning of period..........       52        675        675      3,069
                                                            -------    -------    -------    -------
Cash and cash equivalents at end of period................  $   675    $ 3,069    $ 5,666    $ 1,249
                                                            =======    =======    =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid.............................................  $    13    $   126    $    16    $    75
                                                            =======    =======    =======    =======
Series B redeemable convertible preferred stock issued in
  exchange for cancellation of notes payable and related
  accrued interest........................................  $    --    $ 1,062    $    --    $    --
                                                            =======    =======    =======    =======


                            See accompanying notes.

                             SEEKER SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
(INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE THREE MONTH PERIODS ENDED
                     MARCH 31, 1998 AND 1999 IS UNAUDITED.)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company

     Seeker Software, Inc. (the "Company"), a Delaware corporation develops, markets and sells web-based self-service HR workplace solution applications which allow employees within an organization to access, update and share information from their desktop computers.

     In December 1996, the unit holders of Seeker Software, LLC (predecessor business) transferred all of the assets and liabilities of the predecessor business to the Company in exchange for 4,394,000 shares of the Company's common stock in a recapitalization transaction. The recapitalization transaction was accounted for on a historical cost basis.

  Unaudited Interim Financial Information

     The financial information as of March 31, 1999 and for the periods ended March 31, 1998 and 1999 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such dates and the operations and cash flows for the periods then ended. Operating results for the period ended March 31, 1999 are not necessarily indicative of results that may be expected for the entire year.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers investments in highly liquid instruments purchased with original maturities of 90 days or less to be cash equivalents. Cash equivalents are recorded at cost, which approximates fair value.

  Fair Values of Financial Instruments


     At December 31, 1998, the Company has the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, notes payable and lines of credit ("LOC"). The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximates fair value based on the liquidity of these financial instruments or based on their short-term nature. The carrying value of notes payable and LOC approximates carrying value based on the market interest rates available to the Company for debt of similar risk and maturities.


  Property and Equipment

     Property and equipment are stated at cost and are depreciated using the straight-line method over estimated useful lives ranging from three to five years.

                             SEEKER SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
(INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE THREE MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Software Development Costs

     The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. To date, costs incurred subsequent to the establishment of technological feasibility have not been significant, and all software development costs have been charged to product development expense in the accompanying statements of operations.

  Revenue Recognition

     The Company licenses software under non-cancelable license agreements and provides post-contract customer services (including maintenance, support and periodic upgrades/enhancements) and other services (including installation, training and consulting). License fee revenues are recognized when a non-cancelable license agreement has been signed, the product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable and collection is considered probable. Revenues from post-contract customer services are recognized ratably over the related term, which is generally one year. Other revenues are recognized as performed. Revenue from one customer accounted for 18% of total revenue for the year ended December 31, 1998 and revenue from two customers accounted for 45% of total revenue at December 31, 1997.

     The Company performs ongoing credit evaluations of its customers, all of which are located in the U.S., and generally does not require collateral.

     Deferred revenue consists primarily of prepaid license and maintenance fees.

  Stock-Based Compensation

     The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has adopted the "disclosure only" alternative described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The effect of applying the fair value method of SFAS 123 to the Company's stock options results in a net loss for the years ended December 31, 1998 and 1997, respectively, that is not materially different from the amounts reported.

  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the liability method. Under this method, deferred tax assets and liabilities are measured

                             SEEKER SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
(INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE THREE MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

2. NOTE RECEIVABLE FROM A FORMER SHAREHOLDER

     The Company accepted a secured, non-recourse promissory note from a former shareholder of the Company in the amount of $168,000 in March of 1998. The note bears interest at 5% per annum and all principal and accrued interest is due and payable two years from execution of the agreement. The note is secured by 200,000 shares of common stock of the Company owned by the former shareholder. In connection with this agreement the Company has the right to repurchase the common stock for $1.05 per share. In May of 1999 the Company exercised its stock repurchase right through cancellation of the $168,000 note and related accrued interest and by the payment of cash of approximately $30,000.

3. FURNITURE AND EQUIPMENT

     Furniture and equipment consists of the following:

                                                          DECEMBER 31,
                                                         --------------
                                                          1998     1997
                                                         ------    ----
Computer equipment.....................................  $  963    $412
Furniture and office equipment.........................     331     217
                                                         ------    ----
                                                          1,294     629
Less accumulated depreciation and amortization.........    (354)    (90)
                                                         ------    ----
                                                         $  940    $539
                                                         ======    ====

4. NOTES PAYABLE TO SHAREHOLDERS

     In December 1997, the Company issued $1,047,200 of unsecured convertible promissory notes to shareholders in exchange for the same amount in cash in anticipation of an offering of preferred stock in 1998. The notes payable to shareholders accrued interest at the prime rate (8.5% at December 31, 1997) and were due and payable with accrued interest in December 2000. The Company closed a private placement in March 1998, in which all of the notes payable to shareholders, along with accrued interest, were converted into shares of Series B preferred stock.

     In December 1998, the Company issued $2,500,000 of unsecured convertible promissory notes to shareholders in exchange for the same amount in cash in anticipation of an offering of preferred stock in 1999. The notes payable to shareholders accrued interest at the prime rate (7.75% at December 31, 1998) and were payable with accrued interest in December 2005. As further described in
Note 11, The Company closed a private placement in April 1999, in which all of the notes payable to shareholders, along with accrued interest, were converted into shares of Series C preferred stock.

                             SEEKER SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
(INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE THREE MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

5. LEASE OBLIGATIONS

     The Company leases its office facilities under non-cancelable operating leases. Rent expense under operating leases amounted to approximately $266,529 and $102,000 in the years ended December 31, 1998 and 1997, respectively.

     Future minimum lease payments under leases are as follows at December 31, 1998:

1999.........................................  $311,071
2000.........................................   309,829
2001.........................................   247,914
                                               --------
Total........................................  $868,814
                                               ========

6. EQUIPMENT AND WORKING CAPITAL LINE OF CREDIT

  Equipment Line of Credit

     The Company has an equipment line of credit with a bank which allows for borrowings up to $1,000,000 expiring in May 1999, of which $944,984 was outstanding as of December 31, 1998. Payments of principal of approximately $32,000 plus interest, which accrues at the prime rate plus 1.5% (9.25% at December 31, 1998), are due monthly until October 2001.

     In September 1998, the Company entered into an equipment line of credit with another lender which provided for borrowings of up to $1,000,000 and expires in September 1999. Borrowings under the line of credit bear interest, payable monthly at 8.25% per year. No amounts were outstanding at December 31, 1998. The Company issued warrants to the lender to purchase 20,000 shares of Series B redeemable convertible preferred stock for $1.50 per share through September 2005.

  Working Capital Line of Credit

     The Company has a working capital line of credit with the same bank which allows for borrowings up to $1,000,000 and expires in May 1999, at which time all outstanding principal and remaining interest under the line of credit agreement become due and payable. Borrowings under this working capital line of credit accrue interest at the prime rate plus 0.50% (8.25% at December 31, 1998). Borrowings under the working capital line of credit were $524,693 at December 31, 1998.

7. SUBORDINATED NOTE PAYABLE

     In September, 1998, the Company entered into a subordinated loan agreement in the aggregate principal amount of $2,000,000. The subordinated note payable bears interest of 11% per annum The Company issued warrants to the lender to purchase 133,333 shares of Series B redeemable, convertible preferred stock for $1.50 per share through September 2005.

                             SEEKER SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
(INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE THREE MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

8. SHAREHOLDERS' EQUITY

  Series A Convertible Preferred Stock

     In February 1997, the Company issued 4,300,000 shares of Series A preferred stock at $.75 per share, with gross proceeds of $3,225,000, of which advance payments of $112,500 had been received in December 1996.

  Dividends

     The holders of Series A preferred stock are entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available, non-cumulative dividends at the rate of 10% of the original Series A issue price per annum on each outstanding share of Series A preferred stock (subject to adjustment for certain anti-dilution provisions). Should dividends be declared on common stock, the holders of Series A preferred stock would have been entitled to an additional equivalent dividend per share on an as-converted basis.

  Conversion

     Each share of Series A preferred stock, at the option of the holder, is convertible into one share of common stock (subject to adjustment for certain anti-dilution provisions). All shares of Series A preferred stock will automatically convert into shares of common stock at any time upon the affirmative vote or written consent of the holders of at least 50% of the then-outstanding shares of Series A preferred stock, or immediately upon the closing of a underwritten public offering of common stock which generates gross proceeds of at least $7,500,000, with an offering price per share of at least $4.00 (as adjusted for certain anti-dilution provisions).

  Liquidation

     In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series A preferred stock are entitled to receive, prior to and in preference of any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to the sum of the original Series A issue price for each share, plus an amount equal to 10% of the original Series A issue price per annum, plus all declared and unpaid dividends with respect to such shares. Assuming full payment of the Series A liquidation preference, the remaining assets of the Company legally available for distribution, if any, will be distributed to the holders of common stock until each common stock holder receives an amount per share of common stock equal to the Series A liquidation preference. After the payment of the full Series A liquidation preference and an equivalent amount per share to all holders of common stock, the remaining assets legally available for distribution will be paid ratably to the holders of common stock and the holders of Series A preferred stock on an as-converted basis (as adjusted for certain anti-dilution provisions).

                             SEEKER SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
(INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE THREE MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

8.  SHAREHOLDERS' EQUITY (CONTINUED)
  Voting

     The holder of each share of Series A preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of Series A preferred stock could be converted.

  Series B Redeemable Convertible Preferred Stock

     In March 1998, the Company issued 5,000,000 shares of Series B preferred stock at $1.50 per share (the "Original Series B Issue Price") for cash of approximately $6,442,000 and the conversion of notes payable to shareholders and accrued interest of approximately $1,062,000.

  Dividends

     The holders of shares of Series B are entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available, dividends at the rate of 10% of the Original Issue Price per annum on each outstanding share of Series B Preferred Stock (as adjusted for certain anti-dilutive provisions). Should dividends be declared on common stock, the holders of Series B preferred stock will be entitled to an additional equivalent dividend per share on an as-converted basis (as adjusted for certain anti-dilutive provisions).

  Conversion

     Each share of Series B preferred stock, at the option of the holder, is convertible into one share of common stock (subject to adjustment for certain anti-dilutive provisions). All shares of Series B and Series A preferred stock shall automatically be converted into shares of common stock at a 1:1 conversion rate (as adjusted for certain anti-dilutive provisions), at any time upon the affirmative vote or written consent of the holders of at least 66 2/3% of the then outstanding shares of Series B and Series A preferred stock (voting together as one class) or immediately upon the closing of a underwritten public offering of common stock which generates gross proceeds of at least $10,000,000 with an offering price per share of at least $6.00 (as adjusted for certain anti-dilutive provisions).

  Redemption

     At any time on or after the seventh anniversary of the Series B original issue date, the Company will, at the request of holders of at least a majority of the then outstanding shares of Series B preferred stock, redeem all outstanding shares of Series B preferred stock at a price per share equal to the Series B Original Issue Price plus an amount equal to 10% of the Series B Original Issue Price per year that the Series B preferred stock is outstanding (including partial years) plus all declared and unpaid dividends on such shares.

     If the funds of the Company legally available for redemption of shares of Series B preferred stock are insufficient to redeem the total number of shares, those funds which are

                             SEEKER SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
(INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE THREE MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

8.  SHAREHOLDERS' EQUITY (CONTINUED)
legally available will be used to redeem the maximum possible number of shares of Series B preferred stock on a pro-rata basis among the holders of Series B preferred stock.

  Liquidation

     In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series B preferred stock are entitled to receive, prior to and in preference of any distribution of any of the assets of the Company to the holders of Series A preferred stock and common stock, an amount per share equal to the sum of the Original Series B Issue Price for each share plus an amount equal to 10% of the Original Series B Issue Price per annum plus all declared and unpaid dividends with respect to such shares (the "Series B Liquidation Preference"). If funds are insufficient to fully pay the Series B Liquidation Preference then the available funds will be paid on a pro-rata basis to the holders of Series B preferred stock.

     After the full payment of the Series B Liquidation Preference, the holders of Series A preferred stock are entitled to receive, prior to and in preference of any distribution of any of the assets of the Company to the holders of common stock, the Series A Liquidation Preference. If funds are insufficient to fully pay the Series A Liquidation Preference then the available funds will be paid on a pro-rata basis to the holders of Series A preferred stock.

     The remaining assets of the Company legally available for distribution, if any, will be distributed to the holders of common stock until each common stock holder receives an amount per share of common stock equal to the per-share-weighted-average of the Series B Liquidation Preference and the Series A Liquidation Preference (the "Common Liquidation Preference").

     After the payment of the full Series B Liquidation Preference and the full Series A Liquidation Preference, the remaining assets legally available for distribution will be paid ratably to the holders of common stock and the holders of Series B and Series A preferred stock on an as-converted basis (as adjusted for certain anti-dilutive provisions).

  Voting

     The holder of each share of Series B preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of Series B preferred stock could be converted.

  Stock Options

     Under the Company's 1997 Flexible Stock Incentive Plan (the "Plan"), 3,469,444 shares of common stock were reserved for the issuance of incentive stock options ("ISO") or non-statutory stock options ("NSO") to employees, officers, directors, and consultants. The ISOs may be granted at a price per share not less than 100% (110% if granted to holders of 10% or more of the Company's stock) of the fair market value on the date of the grant. The NSOs may be granted at a price per share not less than 85% (110% if

                             SEEKER SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
(INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE THREE MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

8.  SHAREHOLDERS' EQUITY (CONTINUED)
granted to holders of 10% or more of the Company's stock) of the fair market value at the date of grant. Options granted under the Plan are exercisable over a maximum term of ten years from the date of grant and generally vest over periods of up to four years. A summary of the Company's stock option activity under the Plan is set forth below:

                                                                WEIGHTED-
                                                                 AVERAGE
                                                  NUMBER OF   EXERCISE PRICE
                                                   SHARES       PER SHARE
                                                  ---------   --------------
Granted.........................................  2,033,644        $.07
Exercised.......................................   (236,525)        .03
Canceled........................................     (5,000)        .10
                                                  ---------        ----
Outstanding at December 31, 1997................  1,792,119         .08
Granted.........................................    850,000         .18
Exercised.......................................   (350,232)        .06
Canceled........................................   (321,640)        .10
                                                  ---------        ----
Outstanding at December 31, 1998................  1,970,247        $.12
                                                  =========        ====
Exercisable at December 31, 1998................    505,041        $.09
                                                  =========        ====
Available for grant at December 31, 1998........    912,440
                                                  =========

     At December 31, 1998, the weighted-average remaining contractual life of options outstanding is 7.55 years. The weighted-average fair value at grant date of options granted during the years ended December 31, 1998 and 1997 was $.18 and $.02 per share, respectively. Information regarding the weighted average remaining contractual life and weighted average exercise price of options outstanding and options exercisable at December 31, 1998 for selected exercise price ranges is as follows:

                            OPTIONS OUTSTANDING
                 -----------------------------------------      OPTIONS EXERCISABLE
                              WEIGHTED-                              AND VESTED
                               AVERAGE                       --------------------------
                              REMAINING       WEIGHTED-                    WEIGHTED-
                             CONTRACTUAL       AVERAGE                      AVERAGE
EXERCISE PRICE    SHARES     LIFE (YEARS)   EXERCISE PRICE    SHARES     EXERCISE PRICE
--------------   ---------   ------------   --------------   ---------   --------------
    $0.002         166,699       7.59           $0.002          61,196        0.002
      0.10       1,173,548       6.43             0.10         443,845         0.10
      0.20         630,000       9.52             0.20              --
                 ---------                                   ---------
                 1,970,247                                     505,041
                 =========                                   =========


     During fiscal 1998, the Company issued options to purchase 850,000 shares of common stock. The Company recorded deferred compensation of approximately $263,000 for financial reporting purposes with respect to such option grants to reflect the difference between the exercise price of the options and deemed fair value of the Company's

                             SEEKER SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
(INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE THREE MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

8.  SHAREHOLDERS' EQUITY (CONTINUED)
common shares. Amortization of deferred compensation for the fiscal year ended December 31, 1998 totalled approximately $44,000.


     During the three months ended March 31, 1999, common stock options for 2,215,500 shares were granted with a weighted average exercise price of $0.20; options for 105,902 shares were exercised with a weighted average exercise price of $0.13; and options for 177,917 shares were canceled with a weighted average exercise price of $0.13; thereby resulting in 3,901,928 options outstanding at March 31, 1999 with a weighted average exercise price of $0.10; of which 819,862 options were exercisable with a weighted average exercise price of $0.09. The Company recorded deferred compensation of approximately $2,080,000 during the quarter ended March 31, 1999 for financial reporting purposes with respect to such option grants to reflect the difference between the exercise price of the options and deemed fair value of the Company's common shares. Amortization of deferred compensation for the quarter ended March 31, 1999 totalled $290,000.


  Warrants

     During the year ended December 31, 1997, in connection with the issuance of notes payable to shareholders, the Company granted to the shareholders warrants to purchase 139,626 shares of Series A preferred stock at an exercise price of $.75 per share. These warrants are exercisable through December 2000.

     In December 1998, in connection with the issuance of notes payable to shareholders, the Company granted to the shareholders warrants to purchase 166,667 shares of Series B preferred stock at an exercise price of $1.50 per share. At December 31, 1998, the Company had no authorized unissued Series B preferred stock. In April 1999, the Company authorized and reserved additional Series B preferred stock with respect to the warrants.

     During the year ended December 31, 1998, in connection with the subordinated loan and equipment line of credit, the Company granted to the lender warrants to purchase 153,333 shares of Series B preferred stock at an exercise price of $1.50 per share. At December 31, 1998, the Company had no authorized unissued Series B preferred stock. In April 1999, the Company authorized and reserved additional Series B preferred stock with respect to the warrants.

                             SEEKER SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
(INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE THREE MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

8.  SHAREHOLDERS' EQUITY (CONTINUED)
  Shares Reserved for Future Issuance

     At December 31, 1998, the Company has reserved shares for future issuance as follows:

                                                                 PREFERRED
                                                     COMMON      SERIES A
                                                   ----------    ---------
Redeemable convertible preferred stock, including
  effect of Series B warrants....................   5,000,000          --
Convertible preferred stock, including effect of
  Series A warrants..............................   4,406,453          --
Stock option plan................................   2,882,687          --
Warrants to purchase Series A preferred stock....          --     139,626
                                                   ----------     -------
                                                   12,289,140     139,626
                                                   ==========     =======

9. INCOME TAXES

     At December 31, 1998, the Company had federal net operating loss carryforwards of approximately $11,046,000, which expire in the year 2012 through 2018.

     Due to the "change in ownership" provisions of the Internal Revenue Code, a portion of the Company's net operating loss carryforwards could be subject to annual limitation regarding their utilization against taxable income in future periods.

     The Company had deferred tax assets of approximately $4,828,000 and $1,231,000 at December 31, 1998 and 1997, respectively, which relate primarily to net operating loss carryforwards. These deferred tax assets have been fully reserved by a valuation allowance. The valuation allowance increased by $3,597,000 and $1,231,000 during the year ended December 31, 1998 and 1997, respectively.

10. RISKS ASSOCIATED WITH THE YEAR 2000 (UNAUDITED)

     Like many companies, Year 2000 computer issues create certain risks for the Company. If the Company's internal and network information systems do not correctly recognize and process date information beyond the year 1999, there could be an adverse impact on the Company's operations. The Company has evaluated its internal and network systems and management believes the Company's critical systems are Year 2000 compliant. The costs incurred to date have not been material.

     The Company will also initiate communications with its significant suppliers and financial institutions to determine the extent to which the Company is vulnerable to the future by third parties remedying their own Year 2000 issues.

     While the Company currently expects that the Year 2000 issue will not pose significant operational problems, failure to fully identify all Year 2000 dependencies in the Company's existing systems, in the systems of its suppliers, and the systems of its financial institutions could have material adverse consequences. Therefore, the Company is in the

                             SEEKER SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS
(INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE THREE MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

10. RISKS ASSOCIATED WITH THE YEAR 2000 (UNAUDITED) (CONTINUED) process of developing contingency plans for continuing operations in the event such problems arise.

11. SUBSEQUENT EVENTS (UNAUDITED)

  Series C Preferred Stock

     In April 1999, the Company issued 5,797,097 shares of Series C preferred stock at $2.07 per share for cash of approximately $9,434,348 and the conversion of the notes payable to shareholders and accrued interest of approximately $2,565,652.

  Series B Preferred Stock

     In April 1999, the Company authorized and reserved an additional 320,000 Series B preferred stock for outstanding warrants.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
7Software, Inc.

     We have audited the accompanying balance sheet of 7Software, Inc. (a development stage company) as of December 31, 1997 and the related statements of operations, shareholders' equity, and cash flows for the period May 30, 1997 (date of incorporation) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 7Software, Inc. at December 31, 1997 and the results of its operations and its cash flows for the period May 30, 1997 (date of incorporation) to December 31, 1997 in conformity with generally accepted accounting principles.

                                              ERNST & YOUNG LLP

Seattle, Washington
August 14, 1998

                                7SOFTWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                       DECEMBER 31,     JUNE 30,
                                                           1997           1998
                                                       ------------    -----------
                                                                       (UNAUDITED)
Current assets:
  Cash and cash equivalents..........................      $25            $  39
  Accounts receivable................................       12               36
                                                           ---            -----
          Total current assets.......................       37               75
Furniture and equipment, net.........................       21               28
                                                           ---            -----
          Total assets...............................      $58            $ 103
                                                           ===            =====
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................      $ 6            $   4
  Accrued payroll liabilities........................        4                4
                                                           ---            -----
          Total current liabilities..................       10                8
Convertible note payable.............................       25              130
Commitments
Shareholders' equity:
  Preferred stock, no par value:
     Authorized shares: 5,000,000
     No shares issued and outstanding................       --               --
  Common stock, no par value:
     Authorized shares: 10,000,000
     2,000,000 and 2,082,294 shares issued and
       outstanding at December 31, 1997 and June 30,
       1998, respectively............................       20              212
  Deferred stock compensation........................       --               (8)
  Retained earnings (deficit)........................        3             (239)
                                                           ---            -----
          Total shareholders' equity (deficit).......       23              (35)
                                                           ---            -----
          Total liabilities and shareholders' equity
            (deficit)................................      $58            $ 103
                                                           ===            =====

                            See accompanying notes.

                                7SOFTWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                  FOR THE PERIOD
                                                   MAY 30, 1997           SIX MONTHS
                                              (DATE OF INCORPORATION)        ENDED
                                               TO DECEMBER 31, 1997      JUNE 30, 1998
                                              -----------------------    -------------
                                                                          (UNAUDITED)
Revenues....................................            $66                  $ 131
Cost of revenues............................              5                     25
                                                        ---                  -----
Gross profit................................             61                    106
Operating expenses:
  Research and development..................             30                    213
  Selling, general, and administration......             27                    135
                                                        ---                  -----
          Total operating expenses..........             57                    348
                                                        ---                  -----
Income (loss) before taxes..................              4                   (242)
Provision for taxes.........................              1                     --
                                                        ---                  -----
          Net income (loss).................            $ 3                  $(242)
                                                        ===                  =====

                            See accompanying notes.

                                7SOFTWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
    FOR THE PERIOD MAY 30, 1997 (DATE OF INCORPORATION) TO DECEMBER 31, 1997
            AND FOR THE 6 MONTH UNAUDITED PERIOD ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    TOTAL
                               COMMON STOCK          DEFERRED      RETAINED     STOCKHOLDERS'
                            -------------------       STOCK        EARNINGS        EQUITY
                             SHARES      AMOUNT    COMPENSATION    (DEFICIT)      (DEFICIT)
                            ---------    ------    ------------    ---------    -------------
Sale of common stock at
  $0.01 per share for cash
  on June 6, 1997.........    630,000     $  6           --          $  --          $   6
  Issuance of common stock
     at $0.01 per share
     for furniture and
     equipment at cost on
     June 6, 1997.........    630,000        6           --             --              6
  Issuance of common stock
     at $0.01 per share
     for employee services
     on June 6, 1997......    740,000        8           --             --              8
  Net income..............         --       --           --              3              3
                            ---------     ----         ----          -----          -----
Balance at December 31,
  1997....................  2,000,000     $ 20           --          $   3          $  23
  Issuance of common stock
     (unaudited)..........     12,632        1           --             --              1
  Issuance of common stock
     on conversion of
     notes payable
     (unaudited)..........     69,662      100           --             --            100
  Net loss (unaudited)....                  --           --           (242)          (242)
  Deferred stock
     compensation
     (unaudited)..........         --       91          (91)            --             --
  Amortization of deferred
     stock compensation
     (unaudited)..........         --       --           83             --             83
                            ---------     ----         ----          -----          -----
Balance at June 30, 1998
  (unaudited).............  2,082,294     $212           (8)         $(239)         $ (35)
                            =========     ====         ====          =====          =====

                            See accompanying notes.

                                7SOFTWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                 FOR THE PERIOD
                                                  MAY 30, 1997
                                                    (DATE OF
                                                 INCORPORATION)      SIX MONTHS ENDED
                                              TO DECEMBER 31, 1997    JUNE 30, 1998
                                              --------------------   ----------------
                                                                       (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...........................          $  3                $(242)
Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
  Depreciation..............................             1                    2
  Stock compensation........................             8                   83
  Changes in assets and liabilities:
     Accounts receivable....................           (12)                 (24)
     Accounts payable and accrued payroll
       liabilities..........................            10                   (2)
                                                      ----                -----
Net cash provided by (used in) operating
  activities................................            10                 (183)
                                                      ----                -----
INVESTING ACTIVITIES
Purchases of furniture and equipment........           (16)                  (9)
                                                      ----                -----
FINANCING ACTIVITIES
Proceeds from issuance of common stock......             6                    1
Proceeds from convertible note payable......            25                   75
Proceeds from convertible note payable to
  Concur....................................                                130
                                                      ----                -----
Net cash provided by financing activities...            31                  206
                                                      ----                -----
Net increase in cash and cash equivalents...            25                   14
Cash and cash equivalents at beginning of
  period....................................            --                   25
                                                      ----                -----
Cash and cash equivalents at end of
  period....................................          $ 25                $  39
                                                      ====                =====
NONCASH TRANSACTIONS AND SUPPLEMENTAL
  DISCLOSURES
Furniture and equipment contributed for
  common stock..............................          $  6                   --
                                                      ====                =====
Issuance of common stock in consideration
  for conversion of note payable............            --                $ 100
                                                      ====                =====

                            See accompanying notes.

                                7SOFTWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
      FOR THE PERIOD MAY 30, 1997 (DATE OF INCORPORATION) TO JUNE 30, 1998
       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Activities

     7Software, Inc. (the "Company") was incorporated in California on May 30, 1997. The Company performs consulting services for product development and developed a product called CompanyStore that automates the purchasing of nonproduction goods. CompanyStore runs on corporate intranets, providing access to company-specific information and making that information available on employee desktops throughout the enterprise. The Company is in the development stage.

     On June 30, 1998, the Company merged with Concur Technologies, Inc. ("Concur"). The merger resulted in all shares of the Company's outstanding capital stock and all stock options being converted into Concur common stock and stock options, respectively.

  Unaudited Interim Financial Information

     The financial information for the six months ended June 30, 1998 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of its financial position at such date and its operating results and cash flows for that period. Operating results for the six months ended June 30, 1998 are not necessarily indicative of results that may be expected for an entire year.

  Revenue Recognition

     The Company generates revenues from performing computer programming consulting. Revenue is recognized by the Company based upon hours of consulting performed and billable, in accordance with the related consulting agreement.

  Cash Equivalents

     All short-term investments with maturities of three months or less at date of purchase are considered to be cash equivalents.

  Development Costs

     All software development costs are expensed until technological feasibility has been established. No software development costs were capitalized during the period ended December 31, 1997 or June 30, 1998.

  Advertising and Marketing Costs

     Costs of marketing materials and advertising expenditures are charged to operations when the materials are used or the advertising is first released. Advertising costs were $5,000 for the period ended December 31, 1997 and $17,000 for the six months ended June 30, 1998.

                                7SOFTWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
      FOR THE PERIOD MAY 30, 1997 (DATE OF INCORPORATION) TO JUNE 30, 1998
       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Federal Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under Statement No. 109, deferred tax assets and liabilities are recorded using the liability method, which recognizes the effect of temporary differences between the reporting of revenues and expenses for financial statement and income tax return purposes. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

  Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options. Under APB 25, no compensation expense is recorded when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts recorded in the financial statements and accompanying notes. Actual results could materially differ from these estimates.

  Property and Equipment

     Property and equipment is stated at cost and is depreciated on the straight-line method over the estimated useful lives of the assets, ranging from two to four years.

2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following: (in thousands)

                               DECEMBER 31,     JUNE 30,
                                   1997           1998
                               ------------    -----------
Computer equipment...........      $20             $20
Furniture, fixtures, and
  equipment..................        2              12
                                   ---             ---
                                    22              32
Accumulated depreciation.....       (1)             (4)
                                   ---             ---
                                   $21             $28
                                   ===             ===

                                7SOFTWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
      FOR THE PERIOD MAY 30, 1997 (DATE OF INCORPORATION) TO JUNE 30, 1998
       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

3. CONVERTIBLE NOTES

     On November 30, 1997, the Company entered into an agreement to receive $75,000 in consideration of a non-interest bearing convertible note. The terms of this agreement were such that the entire balance of the note was convertible into securities sold in the Company's first stock financing with outside investors after the date thereof. Additionally, the agreement provided that the note holder would receive warrants to purchase common stock if and when the Company received additional equity financing. The Company received $25,000 of the $75,000 note in December 1997 and the remaining balance during the first quarter of 1998. On January 1, 1998, the Company entered into another agreement and received $25,000 in consideration of a non-interest bearing convertible note with similar terms to those as described above. On June 9, 1998, the note holders and the Company agreed to convert the notes in exchange for the issuance of 69,662 shares of common stock. As a result of this transaction, the note holders' rights to the warrants were cancelled.

4. SHAREHOLDERS' EQUITY

     On June 6, 1997, the Company issued 2,000,000 shares of common stock to the founders of the Company. The shares were issued for $20,000 of consideration, which included cash, furniture and equipment, and services rendered since the incorporation of the Company.

     On June 9, 1998, the Company issued 69,662 shares of common stock to certain note holders in exchange for the cancellation of the convertible notes and the obligations of issuing warrants as discussed in Note 3.

     Between January 1, 1998 and June 10, 1998, the Company issued 12,632 shares of common stock. The shares were issued for approximately $1,000 in cash and services rendered during this period.

5. STOCK OPTION PLAN

     The Company's 1997 Stock Option Plan authorizes the grant of options to employees, directors, and eligible participants for up to 500,000 shares of the Company's common stock. The term of options granted to certain significant stockholders cannot exceed five years while the term of all other options cannot exceed ten years. The options vest over periods defined in each option agreement as determined at the discretion of the Company's Board of Directors. Stock options that qualify as incentive stock options are exercisable at not less than the fair market value of the stock at the date of grant, and nonqualified stock options are exercisable at prices determined at the discretion of the Board of Directors, which may not be less than 85% of the fair market value of the stock at the date of grant. No options had been granted under the plan as of December 31, 1997. For the period May 30, 1997 to June 30, 1998, the Company issued 364,000 options to purchase common stock at $0.01 per share resulting in deferred stock compensation of approximately $91,000 which is being amortized over the vesting period of the options of generally four years. Stock compensation expense was $83,000 for the six months ended June 30, 1998.

                                7SOFTWARE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
      FOR THE PERIOD MAY 30, 1997 (DATE OF INCORPORATION) TO JUNE 30, 1998
       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

6. INCOME TAXES

     Temporary differences between the book and tax basis of assets and liabilities to December 31, 1997 were insignificant; therefore no deferred taxes were provided. Significant components of the Company's deferred tax assets were as follows:

                                           DECEMBER 31,    JUNE 30,
                                               1997          1998
                                           ------------   -----------
Deferred tax asset relating to net             $ --          $ 52
  operating loss credit carry-forward....
Valuation allowance......................        --           (52)
                                               ----          ----
                                               $ --          $ --
                                               ====          ====

     Since the Company was acquired by Concur on June 30, 1998 it will not utilize its deferred tax assets; therefore, a valuation allowance for the full amount of all deferred tax assets has been provided.

7. COMMITMENTS

     The Company leased its facility under an operating lease that expired on June 30, 1998. Total rental expense for the period ended December 31, 1997 and June 30, 1998 were $4,000 and $24,000, respectively.

8. SALES TO MAJOR CUSTOMERS

     All revenues recognized by the Company for the period ended December 31, 1997 were received from SAP Technology for computer programming consulting. For the six months ended June 30, 1998, all revenues were received for sales and services provided to two customers.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors of
Concur Technologies, Inc.


     We have audited the accompanying supplemental consolidated balance sheets of Concur Technologies, Inc. ("Concur") [formed as a result of the consolidation of Concur Technologies, Inc. and Seeker Software, Inc. ("Seeker")] as of September 30, 1997 and 1998 and the related supplemental consolidated statements of operations, stockholders equity (deficit) and cash flows for each of the three years in the period ended September 30, 1998. The supplemental consolidated financial statements give retroactive effect to the merger of Concur and Seeker on June 1, 1999, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of the management of Concur. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Concur at September 30, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1998 after giving retroactive effect to the merger of Seeker as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


                                          ERNST & YOUNG LLP

Seattle, Washington
June 1, 1999

                           CONCUR TECHNOLOGIES, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS


                                                          SEPTEMBER 30,
                                                       -------------------    MARCH 31,
                                                         1997       1998        1999
                                                       --------   --------   -----------
                                                                             (UNAUDITED)
Current assets:
  Cash and cash equivalents..........................  $  7,370   $ 18,698    $  9,861
  Marketable securities..............................        --         --      37,544
  Accounts receivable, net of allowance for doubtful
    accounts of $170 and $697 at September 30, 1997,
    and 1998, respectively; $870 at March 31, 1999...     5,393      7,264       8,680
  Prepaid expenses and other current assets..........       259        582       1,248
  Note receivable from stockholders..................        --        167         167
                                                       --------   --------    --------
         Total current assets........................    13,022     26,711      57,500
Equipment and furniture, net.........................     1,627      3,102       3,488
Deposits and other assets............................        85        564       2,600
Note receivable from stockholders, net of current
  portion............................................        --        333         333
Capitalized technology and other intangible assets...        --        880         720
                                                       --------   --------    --------
         Total assets................................  $ 14,734   $ 31,590    $ 64,641
                                                       ========   ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...................................  $  1,272   $  2,220    $  5,486
  Accrued liabilities................................     1,581      4,507       7,483
  Accrued commissions................................       509      1,646       1,707
  Current portion of accrued payment to
    stockholders.....................................     1,047      2,667       2,667
  Current portion of long-term debt..................       551      3,507       3,874
  Current portion of capital lease obligations.......       351      1,004       1,681
  Deferred revenues..................................     1,846      3,767       4,445
                                                       --------   --------    --------
         Total current liabilities...................     7,157     19,318      27,343
Accrued payment to stockholders, net of current
  portion............................................        --        333         333
Long-term debt, net of current portion...............     2,449      7,324       6,514
Capital lease obligations, net of current portion....     1,516      2,127       1,910
Deferred rental expense..............................        --        183         183
Redeemable convertible preferred stock:
  Issued and outstanding shares --
    8,564,893, 11,052,718 and 839,165 in 1997, 1998
       and March 31, 1999, respectively..............    17,264     37,700       8,201
Redeemable convertible preferred stock warrants......        81        444          --
Commitments
Stockholders' equity (deficit):
  Convertible preferred stock, par value $0.001 per
    share:
    Authorized shares -- 5,000,000, issued and
       outstanding 721,682 in 1997 and
       716,114 -- 1998 and at March 31, 1999.........     3,182      3,139       3,139
  Common stock, par value $0.001 per share:
    Authorized shares -- 60,000,000
    Issued and outstanding shares -- 3,066,648,
       3,934,478 and 17,957,139 in 1997, 1998 and
       March 31, 1999 respectively...................       476      6,776      79,000
  Deferred stock compensation........................        --       (671)     (2,328)
  Accumulated deficit................................   (17,391)   (45,083)    (59,654)
                                                       --------   --------    --------
         Total stockholders' equity (deficit)........   (13,733)   (35,839)     20,157
                                                       --------   --------    --------
         Total liabilities and stockholders' equity
            (deficit)................................  $ 14,734   $ 31,590    $ 64,641
                                                       ========   ========    ========


                            See accompanying notes.

                           CONCUR TECHNOLOGIES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                SIX MONTHS ENDED
                                YEAR ENDED SEPTEMBER 30,            MARCH 31,
                              -----------------------------    -------------------
                               1996      1997        1998       1998        1999
                              -------   -------    --------    -------    --------
                                                       (UNAUDITED)
Revenues, net:
  Licenses..................  $ 1,738   $ 7,090    $ 14,186    $ 5,603    $ 11,167
  Services..................      347     2,824       7,030      2,785       5,647
                              -------   -------    --------    -------    --------
     Total revenues.........    2,085     9,914      21,216      8,388      16,814
Cost of revenues:
  Licenses..................      386       394         558        172         573
  Services..................      922     2,815       8,508      3,181       7,067
                              -------   -------    --------    -------    --------
     Total cost of
       revenues.............    1,308     3,209       9,066      3,353       7,640
                              -------   -------    --------    -------    --------

Gross profit................      777     6,705      12,150      5,035       9,174
Operating expenses:
  Sales and marketing.......    3,055     7,535      17,091      5,986      13,333
  Research and
     development............    1,954     5,084      10,370      3,941       8,056
  General and
     administrative.........    1,059     2,723       6,302      2,211       4,328
  Acquired in-process
     technology (Note 3)....                 --       5,203         --          --
                              -------   -------    --------    -------    --------
          Total operating
             expenses.......    6,068    15,342      38,966     12,138      25,717
                              -------   -------    --------    -------    --------
Loss from operations........   (5,291)   (8,637)    (26,816)    (7,103)    (16,543)
Interest income.............       93       191         465        126         881
Interest expense............      (43)     (107)       (600)      (242)       (735)
Other expense, net..........      (44)      (61)       (178)      (118)       (128)
                              -------   -------    --------    -------    --------

Net loss....................  $(5,285)  $(8,614)   $(27,129)   $(7,337)   $(16,525)
                              =======   =======    ========    =======    ========
Basic and diluted net loss
  per share.................  $ (1.75)  $ (2.84)   $  (8.41)   $ (2.39)   $  (1.36)
                              =======   =======    ========    =======    ========
Shares used in calculation
  of basic and diluted net
  loss per share............    3,019     3,030       3,224      3,075      12,153
                              =======   =======    ========    =======    ========


                            See accompanying notes.

                           CONCUR TECHNOLOGIES, INC.

     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                         CONVERTIBLE
                                       PREFERRED STOCK        COMMON STOCK         DEFERRED                        TOTAL
                                       ----------------   --------------------      STOCK       ACCUMULATED    STOCKHOLDERS'
                                       SHARES    AMOUNT     SHARES     AMOUNT    COMPENSATION     DEFICIT     EQUITY (DEFICIT)
                                       -------   ------   ----------   -------   ------------   -----------   ----------------
Balance at October 31, 1995..........       --      --     2,280,028   $   258     $    --       $ (3,492)        $ (3,234)
  Issuance of common stock...........       --      --       737,458       211          --             --              211
  Issuance of common stock from
    exercise of stock options........       --      --         8,217         1          --             --                1
  Net loss...........................       --      --            --        --          --         (5,285)          (5,285)
                                       -------   ------   ----------   -------     -------       --------         --------
Balance at October 1, 1996...........       --      --     3,025,703       470          --         (8,777)          (8,307)
  Issuance of convertible preferred
    stock (net of issuance costs of
    $43).............................  721,682   3,182            --        --          --             --            3,182
  Issuance of common stock from
    exercise of stock options........       --      --        40,945         6          --             --                6
  Net loss...........................       --      --            --        --          --         (8,614)          (8,614)
                                       -------   ------   ----------   -------     -------       --------         --------
Balance at September 30, 1997........  721,682   3,182     3,066,648       476          --        (17,391)         (13,733)
  Accretion of preferred stock.......                                                                (563)            (563)
  Repurchase of preferred stock......   (5,568)    (43)           --        --          --             --              (43)
  Issuance of common stock from
    exercise of stock options........       --      --       158,912        33          --             --               33
  Deferred stock compensation........                             --     1,124      (1,124)            --               --
  Amortization of deferred stock
    compensation.....................       --      --            --        --         453             --              453
  Issuance of common stock in
    connection with acquisition
    (Note 3).........................       --      --       708,918     4,378          --             --            4,378
  Assumption of stock options in
    connection with acquisition (Note
    3)...............................       --      --            --       765          --             --              765
  Net loss...........................       --      --            --        --          --        (27,129)         (27,129)
                                       -------   ------   ----------   -------     -------       --------         --------
Balance at September 30, 1998........  716,114   3,139     3,934,478     6,776        (671)       (45,083)         (35,839)
  Accretion of preferred stock.......                                                                (186)            (186)
  Proceeds from initial public
    offering, net of offering costs
    (unaudited)......................       --      --     3,365,000    37,369          --             --           37,369
  Conversion of redeemable
    convertible preferred stock into
    common stock (unaudited).........       --      --    10,213,553    29,685          --             --           29,685
  Conversion of redeemable
    convertible preferred warrants
    into common stock warrants
    (unaudited)......................       --      --            --       444          --             --              444
  Proceeds from issuance of common
    stock from exercise of common
    stock warrants (unaudited).......       --      --       225,000     2,616          --             --            2,616
  Issuance of common stock from net
    exercise of common stock warrants
    (unaudited)......................       --      --        44,052        --          --             --               --
  Issuance of common stock from
    exercise of stock options
    (unaudited)......................       --      --       175,056        30          --             --               30
  Deferred stock compensation........       --      --            --     2,080      (2,080)            --               --
  Amortization of deferred stock
    compensation (unaudited).........       --      --            --        --         423             --              423
  Pooling adjustment.................       --      --            --        --          --          2,140            2,140
  Net loss (unaudited)...............       --      --            --        --          --        (16,525)         (16,525)
                                       -------   ------   ----------   -------     -------       --------         --------
Balance at March 31, 1999
  (unaudited)........................  716,114   $3,139   17,957,139   $79,000     $(2,328)      $(59,654)        $ 20,157
                                       =======   ======   ==========   =======     =======       ========         ========


                            See accompanying notes.

                           CONCUR TECHNOLOGIES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                 SIX MONTHS ENDED
                                                                 YEAR ENDED SEPTEMBER 30,            MARCH 31,
                                                              ------------------------------    -------------------
                                                               1996       1997        1998       1998        1999
                                                              -------   --------    --------    -------    --------
                                                                                                    (UNAUDITED)
OPERATING ACTIVITIES
Net loss....................................................  $(5,285)  $ (8,614)   $(27,129)   $(7,337)   $(16,525)
Adjustments to reconcile net loss to net cash used in
  operating activities:
    Acquired in-process technology..........................       --         --       5,203         --          --
    Amortization of acquired in-process technology..........       --         --          --         --         160
    Amortization of deferred stock compensation.............       --         --         453        189         455
    Accrued interest converted to preferred stock...........       --         --          15         --          --
    Warrant expense.........................................        5         53          23         --          --
    Depreciation............................................      155        473         850        324         751
    Provisions for bad debts................................       91         45         453         93         172
    Other...................................................       17         --         183         --          --
    Changes in operating assets and liabilities:
      Accounts receivable...................................     (545)    (4,801)     (2,288)      (794)     (2,882)
      Notes receivable from stockholders....................       --         --        (500)        --          --
      Prepaid expenses and other assets.....................       38       (228)       (761)        64      (2,743)
      Accounts payable......................................       10        609         976       (390)      3,137
      Accrued liabilities...................................      710      1,214       3,666      1,294       3,780
      Deferred revenues.....................................      576      1,232       1,921         93         826
                                                              -------   --------    --------    -------    --------
Net cash used in operating activities.......................   (4,228)   (10,017)    (16,935)    (6,464)    (12,869)
                                                              -------   --------    --------    -------    --------
INVESTING ACTIVITIES
Purchases of equipment and furniture........................     (476)    (1,590)       (706)      (398)       (240)
Payment in connection with acquisition of 7Software.........       --         --        (130)        --          --
Purchase of marketable securities...........................       --         --          --         --     (37,544)
                                                              -------   --------    --------    -------    --------
Net cash used in investing activities.......................     (476)    (1,590)       (836)      (398)    (37,784)
                                                              -------   --------    --------    -------    --------
FINANCING ACTIVITIES
Proceeds from initial public offering.......................       --         --          --         --      37,369
Proceeds from exercise of preferred stock warrants..........       --         --          --         --       2,616
Proceeds from sales leaseback transaction...................       --      1,801         191        192          --
Proceeds from capital lease financing.......................       --         67          --         --          --
Proceeds from borrowings....................................      588      4,634      11,039        500       4,817
Proceeds from issuance of common stock......................      211         --          --         --          --
Payments on borrowings......................................     (380)      (950)       (708)    (1,289)       (873)
Payment on capital leases...................................       --         --        (500)      (170)       (513)
Issuance of convertible preferred stock.....................       --      3,070          --      8,504          --
Repurchase of preferred stock...............................       --         --         (43)        --          --
Issuance of common stock....................................        1          6          32         10          39
Issuance of redeemable convertible preferred stock and
  warrants..................................................    7,479      4,612      19,088         --          --
                                                              -------   --------    --------    -------    --------
Net cash provided by financing activities...................    7,899     13,240      29,099      7,747      43,455
                                                              -------   --------    --------    -------    --------
Net increase (decrease) in cash and cash equivalents........    3,195      1,633      11,328        885      (7,198)
Pooling adjustment..........................................       --         --          --       (675)     (1,639)
                                                              -------   --------    --------    -------    --------
Cash and cash equivalents at beginning of period............    2,541      5,737       7,370      7,370      18,698
                                                              -------   --------    --------    -------    --------
Cash and cash equivalents at end of period..................  $ 5,736   $  7,370    $ 18,698    $ 7,580    $  9,861
                                                              =======   ========    ========    =======    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest......................................  $    57   $     89    $    524    $   173    $    459
Issuance of redeemable convertible preferred stock in
  exchange for cancellation of notes payable................       --        267          --         --          --
Issuance of warrants in connection with financing
  activity..................................................       --         30          75         --          --
Issuance of Series B redeemable convertible preferred stock
  in exchange for cancellation of notes payable and related
  accrued interest..........................................       --         --       1,062         --          --
Equipment and furniture obtained through capital leases.....       --         --       1,572        818         973
Conversion of redeemable convertible preferred stock and
  warrants into common stock and common stock warrants......       --         --          --         --      29,992
Assets and liabilities recorded in connection with
  acquisition of 7Software:
    Operating assets........................................       --         --          85         --          --
    Accounts payable and accrued expenses...................       --         --         (15)        --          --
    Intangible assets.......................................       --         --         960         --          --


                            See accompanying notes.

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
                     MARCH 31, 1998 AND 1999 IS UNAUDITED.)

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of the Company


     Concur Technologies, Inc. ("Concur" or the "Company") is a leading provider of Intranet-based employee-facing applications that extend automation to employees throughout the enterprise and to partners, vendors and service providers in the extended enterprise. The Company's Xpense Management Solution ("XMS") and CompanyStore products automate the preparation, approval, processing and data analysis of travel and entertainment ("T&E") expense reports and front-office procurement requisitions. The Company was originally incorporated in the State of Washington on August 19, 1993 and reincorporated in Delaware on November 25, 1998. Operations commenced during 1994.


  Basis of Supplemental Financial Statement Presentation

     On June 1, 1999, pursuant to a Merger Agreement dated May 31, 1999 among the Company and Seeker Software, Inc. ("Seeker") the Company acquired all of the outstanding capital of Seeker. Seeker develops, markets and sells web-based self-service HR workplace solution applications which allow employees within an organization to access update and share information from their desktop computers.

     The Company issued 3,419,929 shares of common stock in exchange for all outstanding preferred stock, preferred stock purchase warrants, and common stock of Seeker and assumed all outstanding options in connection with the acquisition of Seeker resulting in the issuance of options to purchase up to 680,234 shares of common stock. This transaction has been accounted for as a pooling of interests. These supplemental consolidated financial statements have been prepared to reflect the restatement of all periods presented to include the accounts of Seeker. The historical results of the pooled entities reflect each of their actual operating cost structures and, as a result, do not necessarily reflect the cost structure of the newly combined entity.


     The supplemental consolidated balance sheet as of March 31, 1999 combines the balance sheets of Concur and Seeker as of March 31, 1999 while the supplemental consolidated balance sheets as of September 30, 1998 and 1997 combine Concur consolidated balance sheets with the December 31, 1998 and 1997 balance sheets of Seeker.



     The supplemental consolidated statements of operations for all periods presented give effect to the merger as if it had occurred on October 1, 1995. As such, Seeker's statements of operations for each of the three years in the period ended December 31, 1998 have been combined with Concur's statements of operations for each of the three fiscal years in the period ended September 30, 1998. The interim periods presented include Seeker's operating results for the six month periods ended March 31, 1998 and 1999 with the operating results of Concur for the same periods. Because Seeker's net loss for the quarter ended December 31, 1998 has been

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

included in the supplemental consolidated statement of operations in both the year ended December 31, 1998 and in the six months ended March 31, 1999, the supplemental consolidated statement of stockholders deficit includes a pooling adjustment to reduce the accumulated deficit by $2,140, Seekers loss for that quarter.



     Seeker began operating as Seeker Software, LLC in 1996. In December 1996 the Seeker Software, LLC owners agreed to exchange their ownership units in Seeker Software, LLC for an equal number of shares of Seeker common stock. The operating results of Seeker Software, LLC during 1996 are reflected in Seeker's historical financial results and, accordingly, have been combined with the operating results of the Company in these supplemental consolidated financial statements. Additionally, the issuance of ownership units of Seeker Software, LLC in 1996 has been reflected as the issuance of common stock for purposes of the calculation of supplemental earnings per share.


     Net revenue and net loss for the separate and combined Companies are as follows:


                                               CONCUR                           THE
                                            TECHNOLOGIES        SEEKER        COMBINED
                                                INC.        SOFTWARE, INC.    COMPANY
                                            ------------    --------------    --------
Year ended September 30, 1996
  Net revenue.............................    $  1,959         $    126       $  2,085
  Net loss................................    $ (4,953)        $   (332)      $ (5,285)
Year ended September 30, 1997
  Net revenue.............................    $  8,270         $  1,644       $  9,914
  Net loss................................    $ (5,524)        $ (3,090)      $ (8,614)
Year ended September 30, 1998
  Net revenue.............................    $ 17,159         $  4,057       $ 21,216
  Net loss................................    $(18,074)        $ (9,055)      $(27,129)
Six months ended March 31, 1999
  Net revenue.............................    $ 13,591         $  3,223       $ 16,814
  Net loss................................    $(11,263)        $ (5,262)      $(16,525)


  Unaudited Interim Financial Information

     The supplemental consolidated financial information as of March 31, 1999 and for the periods ended March 31, 1998 and 1999 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such dates and the operations and cash flows for the periods then ended. Operating results for the period ended March 31, 1999 are not necessarily indicative of results that may be expected for the entire year.

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Principles of Consolidation

     The supplemental consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Seeker Software, Inc., Concur Technologies (UK) Ltd., Concur Technologies Pty. Limited, and 7Software, Inc. ("7Software"). All significant intercompany accounts and transactions are eliminated in consolidation.

  Revenue Recognition Policy

     The Company generates revenues from licensing the rights to use its software products directly to end users. The Company also generates revenues from sales of customer support contracts and integration services performed for customers who license the software.

     Software license revenues are recognized when a non-cancelable license agreement has been signed with a customer, the software is shipped, no significant post-delivery vendor obligations remain, and collection is deemed probable. Customer support revenues are recognized ratably over the term of the customer support contract, typically one year. Revenues for consulting services and other post-sales revenues are recognized when the services are performed.

     In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). The Company adopted SOP 97-2 beginning in fiscal 1999. SOP 97-2 has been modified by SOP 98-4 and SOP 98-9 as it relates to certain transactions. These standards generally require revenues earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, postcontract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on evidence that is specific to the vendor. Evidence of the fair value of each element is based on the price charged when the element is sold separately or, if the element is not being sold separately, the price for each element established by management having relevant authority. The revenues allocated to software products, including specified upgrades or enhancements, generally are recognized upon delivery of the products. The revenues allocated to unspecified upgrades, updates and other postcontract customer support generally are recognized ratably over the term of the contract. If evidence of the fair value for all elements of the arrangement does not exist, all revenues from the arrangement are deferred until such evidence exists or until all elements are delivered. Full guidelines for SOP 97-2 and related modifications have not been issued. Once available, such guidelines could lead to unanticipated changes in the Company's current revenue accounting practices, and such changes could materially adversely affect the Company's future revenues and earnings.

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Cash and Cash Equivalents

     All highly liquid financial instruments purchased with an original maturity of three months or less are reported as cash equivalents.

Marketable Securities

     The Company's marketable securities consist primarily of corporate bonds and commercial paper. Marketable securities are stated at fair value at the balance sheet date. By policy, the Company invests primarily in high-grade marketable securities. Marketable securities are defined as available-for-sale securities under the provisions of Statement of Financial Accounting Standards No. ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities."

     Management determines the appropriate classification of its investments in marketable securities at the time of purchase and reevaluates such determination at each balance sheet date. The Company has classified its marketable securities as available-for-sale, which are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. At March 31, 1999, the fair value of marketable securities approximates their cost. Therefore, no comprehensive income or loss has been recorded.

  Fair Values of Financial Instruments


     At September 30, 1998, the Company has the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, accrued commissions, long-term debt and capital lease obligations, bank lines of credit ("LOC"), and standby letters of credit. At March 31, 1999, the Company also had marketable securities. The carrying value of cash and cash equivalents, marketable securities, accounts receivable, accounts payable, accrued liabilities and accrued commissions approximates fair value based on the liquidity of these financial instruments or based on their short-term nature. The carrying value of long-term debt, LOC, standby letters of credit, and capital lease obligations approximates carrying value based on the market interest rates available to the Company for debt of similar risk and maturities.


  Research and Development

     Research and development costs are expensed as incurred and consist primarily of software development costs. Financial accounting standards require the capitalization of certain software development costs after technological feasibility of the software is established. In the development of the Company's new products and enhancements to existing products, the technological feasibility of the software is not established until substantially all product development is complete, including the development of a working model. Internal software development costs that were eligible for capitalization were

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
insignificant and were charged to research and development expense in the accompanying statements of operations.

  Advertising and Marketing Costs


     Costs of marketing materials and advertising expenditures are charged to operations when the materials are used or the advertising is first released. Advertising costs were $711,000, $893,000 and $2,696,000 in fiscal 1996, 1997 and 1998, respectively.


  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which utilizes the liability method of accounting for income taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

  Stock-Based Compensation

     In fiscal 1997, the Company implemented the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). In accordance with the provisions of SFAS 123, the Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the market price of the Company's common stock at the date of grant over the stock option exercise price.

  Equipment and Furniture

     Equipment and furniture are carried at cost. The Company provides for depreciation and amortization using the straight-line method for financial reporting purposes over estimated useful lives ranging from two to five years. Depreciation expense includes amounts amortized for assets recorded under capital leases.

  Net Loss per Share

     Basic and diluted net loss per share is calculated using the average number of shares of common stock outstanding. Other common stock equivalents, including preferred stock, stock options and warrants, are excluded from the computation as their effect is antidilutive. See Note 13.

     Upon the completion of the Company's initial public offering, all redeemable convertible preferred stock automatically converted into common stock.

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from these estimates.

  Concentrations of Credit Risk

     The Company's customer base is dispersed across many different geographic areas throughout the world in a variety of industries. No single customer accounted for more than 10% of the Company's sales in any of the periods presented. The Company does not require collateral or other security to support credit sales, but provides an allowance for bad debts based on historical experience and specific identification.

     The Company is subject to concentrations of credit risk from its cash and cash equivalents. Under terms of certain of its debt agreements, the Company is required to maintain its cash and cash equivalents primarily at one financial institution.

  Foreign Currency Translation


     The functional currency of the Company's foreign subsidiaries is the local currency in the country in which the subsidiary is located. Assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the exchange rate in effect on the balance sheet date. Revenues and expenses are translated at the average rates of exchange prevailing during the year. The translation adjustment resulting from this process was insignificant at September 30, 1996, 1997 and 1998, respectively and at March 31, 1999. Gains and losses on foreign currency transactions are included in the consolidated statement of operations as incurred. To date, gains and losses on foreign currency transactions have not been significant.


  Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year presentation.

  Recently Issued Accounting Standards

     In 1997, the following accounting standards were issued: SFAS No. 129, "Disclosure of Information About Capital Structure," requiring supplemental disclosure of capital structure, SFAS No. 130, "Reporting Comprehensive Income" (this statement establishes standards for reporting and disclosure of comprehensive income and its components, including revenues, expenses, gains, and losses, in a full set of general-purpose financial statements), SFAS No. 131, "Disclosures About Segments of an Enterprise and Related

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Information;" and SOP 97-2, "Software Revenue Recognition." Each of these standards became effective for the Company in fiscal 1999. The adoption of these standards is not expected to have a significant impact upon the Company's financial statements or disclosures. Also, in June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued and is required to be adopted by the Company in fiscal 2001. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

2. EQUIPMENT AND FURNITURE

     Equipment and furniture consisted of the following:

                                                  SEPTEMBER 30,
                                                 ---------------
                                                  1997     1998
                                                 ------   ------
                                                 (IN THOUSANDS)
Computer hardware and software.................  $  732   $1,010
Furniture and equipment........................     250      370
Leased equipment...............................     789    2,607
                                                 ------   ------
                                                  1,771    3,987
Less accumulated depreciation..................    (144)    (885)
                                                 ------   ------
                                                 $1,627   $3,102
                                                 ======   ======

     In July 1997, the Company entered into a Master Lease Agreement with Comdisco, Inc. ("Comdisco"), a preferred stockholder, under which Comdisco agreed to provide the Company lease financing, up to an aggregate purchase price of $2.5 million. In connection with this master lease agreement the Company entered into several sale leaseback transactions in September and October of 1997 under which the Company sold assets with a total net book value of $970,000. No gain or loss was recognized in connection with these sale leaseback transactions because the fair value of the equipment sold approximated net book value. Leases executed pursuant to this loan agreement aggregated approximately $2 million and provide for equal monthly payments over a four-year term with an imputed interest rate of 8.2%.

     In February 1998, the Company entered into a second Master Lease Agreement, whereby the total financing commitment extended by Comdisco was increased by an additional $1.0 million, to a total of $3.5 million. In July 1998, the Company entered into a third Master Lease Agreement with Comdisco, whereby the total financing commitment was increased by an additional $1.5 million for a total of $5.0 million. As of September 30, 1998, approximately $1,369,000 was available under this agreement. The Company accounts for its obligations under these Master Lease Agreements as capital leases.

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

3. ACQUISITION OF 7SOFTWARE, INC.

     On June 30, 1998, the Company acquired 7Software, a privately-held software company and the developer of CompanyStore. The Company issued 708,918 shares of its common stock in exchange for all outstanding shares of 7Software and also assumed all outstanding 7Software options, which were converted to options to purchase approximately 123,921 shares of the Company's common stock. The total 7Software purchase price of $6,233,000 includes the estimated fair value of the common stock ($4,378,000), the estimated fair value of converted options issued ($765,000), $500,000 payable to certain former 7Software shareholders, cash payments of $130,000 and other direct acquisition costs of $460,000. The amount due to former 7Software shareholders is payable in the amount of $167,000 per year for three years. The acquisition was accounted for as a purchase. Therefore, the results of operations of 7Software and the fair value of the assets acquired and liabilities assumed were included in the Company's financial statements beginning on the acquisition date.

     In connection with the purchase of 7Software, the Company assumed 7Software's 1997 stock option plan. All outstanding options to purchase the stock of 7Software on the acquisition date were converted into options to purchase 123,921 shares of common stock of the Company. The outstanding options can be exercised at a price of approximately $0.025 per share, vest over four years, and are exercisable for a period not to exceed ten years.

     The allocation of the purchase price resulted in intangible assets (primarily developed software and the value of an acquired workforce) of $960,000, which has been capitalized and is being amortized on a straight line basis over three years. Amortization expense for the year ended September 30, 1998 was $80,000. Acquired in-process technology has been valued using the income approach, resulting in a charge of $5,203,000.

     Values assigned to acquired in-process research and development, developed technology, and trademarks were determined using a discounted cash flow analysis. The value assigned to the acquired workforce was based on replacement cost. To determine the value of the in-process research and development, the Company considered, among other factors, the state of development of each project, the time and cost needed to complete each project, expected income, and associated risks, which included the inherent difficulties and uncertainties in completing the project and thereby achieving technological feasibility and risks related to the viability of and potential changes to future target markets. This analysis resulted in amounts assigned to in-process research and development projects that had not yet reached technological feasibility or do not have alternative future uses. To determine the value of the developed technology, the expected future cash flows of the existing technology product were discounted taking into account risks related to the characteristics and applications of each product, existing and future markets, and assessments of the life cycle stage of each product. Based on this analysis, the existing technology that had reached technological feasibility was capitalized.

     As of the date of acquisition, the CompanyStore development project consisted of ongoing research and development efforts in the following areas:
(i) compatibility with additional databases, (ii) compatibility with additional enterprise resource planning

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

3. ACQUISITION OF 7SOFTWARE, INC. (CONTINUED) platforms, (iii) multiple catalog support, (iv) fundamental redesign of the user interface, and (v) redesign and rewriting of the administrative functionality. Based on management's initial estimates, the remaining research and development efforts relating to the completion of the CompanyStore technology were expected to continue into the first quarter of fiscal 1999, the anticipated product release date. Accordingly, the cost to complete the in-process technology was estimated based on the number of man-months required to reach technological feasibility for the CompanyStore technology, the type of professional and engineering staff involved in the completion process and their fully burdened monthly salaries. Management estimated the direct costs to achieve technological feasibility to be approximately $307,000. Beyond this period, management estimated significantly less expense in supporting and maintaining active products identified at the acquisition date to be in-process technology. If the in-process projects contemplated in management's forecast are not successfully developed, future revenue and profitability might be adversely affected. Additionally, the value of other intangible assets acquired may become impaired.

     The unaudited pro forma combined historical results, as if 7Software had been acquired on October 1, 1997, excluding the non-recurring one-time charge for acquired in-process technology, are as follows:

                                                YEAR ENDED
                                            SEPTEMBER 30, 1998
                                           --------------------
                                                         PRO
                                            ACTUAL      FORMA
                                           --------    --------
                                              (IN THOUSANDS)
                                                       (UNAUDITED)
Total revenues, net......................  $ 21,216    $ 21,413
Net loss.................................  $(27,129)   $(22,405)
Pro forma net loss per share.............  $  (8.41)   $  (6.44)

     The pro forma information does not purport to be indicative of the results that would have been attained had these events occurred at the beginning of the period presented and is not necessarily indicative of future results.

     In connection with the purchase of 7Software, the Company also entered into separate employment agreements with certain former 7Software officers and shareholders. Under the terms of these arrangements, the Company loaned $500,000 to these officers and shareholders in the form of a note receivable. This receivable is payable in aggregate annual installments of $167,000 plus interest at variable rates. The note is secured by second mortgages on real property.

     Approximately 124,000 shares of the Company's common stock issued in connection with the purchase of 7Software will be held in escrow until June 30, 1999 subject to resolution of any unresolved claims by the Company. The value of these shares was included in the 7Software purchase price, as no such unresolved claims are known. In addition, as of September 30, 1998, 340,452 shares of Common Stock issued to the founders in connection with the acquisition included restrictions entitling the Company to repurchase such shares in

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

3. ACQUISITION OF 7SOFTWARE, INC. (CONTINUED) the event of termination. These shares were issued in exchange for 7Software shares that included the same restrictions. These restrictions lapse at various rates through June 2000. The estimated fair value of these shares has been included in the purchase price referred to above.


4. LINES OF CREDIT


     In fiscal 1998, the Company had a $2.0 million line of credit and an additional $1.0 million line of credit available for operating needs. Borrowings under the credit line bear interest at rates ranging from prime interest rate plus 0.5% to 1.5%. The $2 million line is limited to $500,000 for the issuance of standby and commercial letters of credit. The borrowing base for the line is to be monitored on a monthly basis and is to consist of the sum of up to 80% of eligible domestic accounts receivable and any letter of credit backed or insured by foreign accounts receivable; and up to 80% of approved eligible foreign accounts receivable with a limit of the aggregate funds advanced against such accounts, not to exceed $300,000. Interest is due monthly and principal is due upon maturity.

     There were no outstanding borrowings under the $2.0 million line at September 30, 1998. The bank had issued standby letters of credit on behalf of the Company at September 30, 1998 in the amount of $465,000, and the amount available under the line of credit on that date was $1,535,000. The line is secured by all non-leased assets of the Company, including intellectual property. The line of credit agreement requires the Company to meet certain financial covenants, including limitations on the Company's ability to pay dividends. See Note 11 for a discussion of warrants issued in conjunction with the line of credit and other debt. In March 1999, the line of credit was increased to $4.0 million under substantially similar terms and was amended to expire in March 2000.

     In September 1998, the Company entered into an equipment line of credit with another lender which provided for borrowings of up to $1.0 million and expires in September 1999. Borrowings under the line of credit bear interest payable monthly at 8.25% per year. No amounts were outstanding at September 30, 1998 under this line of credit.

5. LONG-TERM DEBT

     The Company has a long term equipment line of credit with a bank which allows for borrowings up to $1.0 million expiring in May 1999. Payments of principal of approximately $32,000 plus interest, which accrues at the prime rate plus 1.5%, are due monthly until October 2001.

     Long-term debt at September 30, 1998 consisted of: (i) a $3.0 million senior term loan facility; (ii) a $1.5 million subordinated promissory note; and
(iii) a $3.5 million subordinated promissory note. The subordinated promissory notes are held by Comdisco. The proceeds from these obligations may be used for equipment purchases and general corporate purposes.

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

5. LONG-TERM DEBT (CONTINUED)
     The senior term loan facility bears interest at the lending bank's prime rate less 1.0% (7.5% at September 30, 1998) and matures on February 15, 2001. Payments are interest only through February 15, 1999. At February 15, 1999, the outstanding balance under the facility will be paid in 24 equal monthly principal payments, plus applicable interest. The loan is secured by a perfected senior security interest in all non-leased assets of the Company with specific filings for intellectual property (both the line of credit and senior term loan were issued by the same lender and include the same financial covenants and restrictions discussed above).

     The subordinated promissory notes (which are subordinated to both the line of credit and senior term loan) are secured by the Company's receivables, equipment, general intangibles, inventory, and all other goods and personal property of the Company. The $1.5 million note bears interest at 8.5%, has principal and interest payments of approximately $38,000 due monthly, and matures in August 2001. The $3.5 million note bears interest at 11.0%, has monthly principal and interest payments of approximately $101,000 beginning in November 1998, and matures in April 2002. The underlying debt agreement allows the Company to obtain additional long-term borrowings of up to $1.5 million, at an interest rate of 12.5%. This commitment by the lending institution expired on December 31, 1998.

     In September 1998 the Company entered into a subordinated loan agreement in the aggregate principle amount of $2,000,000. The note bears interest at 11%.

     Maturities of long-term debt are as follows:

                                   (IN THOUSANDS)
                                   --------------
Fiscal year ending September 30:
  1999...........................     $ 3,507
  2000...........................       3,861
  2001...........................       2,781
  2002...........................         682
                                      -------
                                      $10,831
                                      =======

6. NOTES PAYABLE TO STOCKHOLDERS

     In December 1996, the Company agreed to exchange two notes payable to stockholders totaling $233,000, plus accrued interest, for 134,920 shares of Series C Preferred Stock. At the time of the conversion to Series C Preferred Stock, the outstanding balance of the notes plus accrued interest was $267,000.

     In December 1997, Seeker issued $1,047,200 of unsecured convertible promissory notes to shareholders in exchange for the same amount in cash in anticipation of an offering of preferred stock. The notes payable to shareholders accrued interest at the prime rate (8.5% at December 31, 1997) and were due and payable with accrued interest in December 2000. Seeker closed a private placement in March 1998, in which all of the

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

notes payable to shareholders, along with accrued interest, were converted into shares of Seeker Series B preferred stock.

     In December 1998, Seeker issued $2,500,000 of unsecured convertible promissory notes to shareholders in exchange for the same amount in cash in anticipation of an offering of preferred stock. The notes payable to shareholders accrue interest at the prime rate (7.75% at December 31, 1998) and are payable with accrued interest in December 2005. As further described in Note 19, Seeker closed a private placement in April 1999, in which all of the notes payable to shareholders, along with accrued interest, were converted into shares of Seeker Series C preferred stock.

7. COMMITMENTS

     The Company leases office space and equipment under noncancelable operating leases and capital leases. In October 1997, the Company signed a five-year lease for a new corporate headquarters in Redmond, Washington, which commenced February 1998. The Company also leases facilities in Oakland California under a lease expiring in 2001. The Company has the option to extend the Redmond lease for one additional five-year term. The Company is required to provide a $450,000 letter of credit as security for the lease. The letter of credit may be reduced by specified amounts in the lease agreement after 36 months or upon the Company's achieving certain economic goals. In January and February 1998, the Company signed two-year subleases for its former corporate headquarters.

     Future minimum rental payments under noncancelable leases, net of the future minimum rentals of $274,000 to be received under the subleases, are as follows:


                                             CAPITAL    OPERATING
                                             LEASES      LEASES
                                             -------    ---------
                                                (IN THOUSANDS)
Fiscal year ending September 30:
  1999.....................................  $ 1,234     $1,194
  2000.....................................    1,244      1,037
  2001.....................................    1,036      1,002
  2002.....................................       27        754
  2003.....................................       --        276
                                             -------     ------
                                               3,541     $4,263
                                                         ======
Less amount representing interest..........     (410)
                                             -------
Present value of net minimum capital lease
  obligations..............................    3,131
Less current portion.......................   (1,004)
                                             -------
Capital lease obligations, less current
  portion..................................  $ 2,127
                                             =======



     Total rent expense for the years ended September 30, 1996, 1997 and 1998 was $197,000, $356,000 and $1,321,000 respectively.

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

8. INCOME TAXES

     The Company did not provide an income tax benefit for any period presented because it has experienced operating losses since inception. At September 30, 1998, the Company has net operating loss carryforwards of $30,188,000 and tax credit carryforwards of $262,000, all of which expire between 2009 and 2018.

     As a result of prior equity financings, the Company has incurred and will incur "ownership changes" pursuant to applicable regulations in effect under the Internal Revenue Code of 1986, as amended. Accordingly, the Company's use of net operating loss carryforwards incurred through the date of these ownership changes will be limited during the carryforward period. To the extent that any single year loss is not utilized to the full amount of the limitation, such unused loss is carried over to subsequent years until the earlier of its utilization or the expiration of the relevant carryforward period.

     Significant components of the Company's deferred tax assets are as follows:

                                                       SEPTEMBER 30,
                                                    -------------------
                                                     1997        1998
                                                    -------    --------
                                                      (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards................  $ 4,641    $ 10,264
  Tax credit carryforwards........................      152         262
  Deferred revenues...............................      502       1,038
  Expenses not currently deductible and other.....      630         947
  Other...........................................       --       1,022
                                                    -------    --------
          Total deferred tax assets...............    5,925      13,533
Valuation allowance...............................   (5,925)    (13,533)
                                                    -------    --------
                                                    $    --    $     --
                                                    =======    ========


     Since the Company's utilization of these deferred tax assets is dependent on future profits, which are not assured, a valuation allowance equal to the net deferred tax assets has been provided. The valuation allowance for deferred tax assets increased approximately $3,866,000 and $7,608,000 during the years ended September 30, 1997 and 1998.


9. STOCK OPTION PLANS AND EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1994 Stock Option Plan (the "1994 Plan") provides for the issuance of options to acquire 2,760,000 shares of common stock. The 1994 Plan provides for the granting of incentive stock options to employees and nonqualified stock options to employees, directors and other eligible participants. Options granted under the 1994 Plan vest at variable rates, typically four years, determined by the Board of Directors, and remain exercisable for a period not to exceed ten years. At September 30, 1998, 354,768 shares were available for future grant.

     On August 21, 1998, the Board adopted the 1998 Equity Incentive Plan, the Director Stock Option Plan and the Employee Stock Purchase Plan. The Equity Incentive Plan

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

9. STOCK OPTION PLANS AND EMPLOYEE STOCK PURCHASE PLAN (CONTINUED) authorizes issuance of 3,240,000 shares of common stock upon the exercise of stock options or otherwise pursuant to the plan. The Director Stock Option Plan authorizes the issuance of 240,000 shares of common stock upon the exercise of stock options that may be granted pursuant to the plan. The Employee Stock Purchase Plan authorizes the issuance of 320,000 shares of Common Stock. There were no options granted under these plans as of September 30, 1998.

     A summary of the Company's stock option activity under the 1994 Plan and the options issued in exchange for options of 7Software and related weighted average exercise prices is as follows:


                                    SEPTEMBER 30, 1996        SEPTEMBER 30, 1997        SEPTEMBER 30, 1998
                                  ----------------------    ----------------------    ----------------------
                                                WEIGHTED                  WEIGHTED                  WEIGHTED
                                                AVERAGE                   AVERAGE                   AVERAGE
                                                EXERCISE                  EXERCISE                  EXERCISE
                                   OPTIONS       PRICE       OPTIONS       PRICE       OPTIONS       PRICE
                                  ----------    --------    ----------    --------    ----------    --------
Balance at beginning of year....     324,100     $ 0.11        622,879     $ 0.15      1,095,554     $0.24
  Granted.......................     360,400       0.18        537,893       0.35        889,071      1.70
  Issued in exchange for options
    of 7Software................          --         --             --         --        123,921      0.03
  Exercised.....................      (8,218)      0.13        (40,945)      0.18       (158,912)     0.21
  Canceled......................     (53,403)      0.14        (24,273)      0.38        (79,441)     0.52
                                  ----------                ----------                ----------
Balance at end of year..........     622,879       0.15      1,095,554       0.24      1,870,193      0.91
                                  ==========                ==========                ==========
Exercisable at end of year......     199,157       0.10        426,661       0.19        583,141      0.19
                                  ==========                ==========                ==========
Weighted average fair value of
  options granted during the
  year
    Granted at fair value.......       $0.18                      $.09                     $0.72
    Granted at below fair
      value.....................          --                        --                      1.96


     Information regarding the weighted average remaining contractual life and weighted average exercise price of options outstanding and options exercisable at September 30, 1998 for selected exercise price ranges is as follows:

                            OPTIONS OUTSTANDING       OPTIONS EXERCISABLE
                        ---------------------------   --------------------
                           WEIGHTED                               WEIGHTED
                            AVERAGE                               AVERAGE
         RANGE OF         CONTRACTUAL                             EXERCISE
      EXERCISE PRICES   LIFE (IN YEARS)    SHARES      SHARES      PRICE
      ---------------   ---------------   ---------   ---------   --------
      $0.01  -  0.20         7.23           804,860     503,450    $ 0.13
                0.37         9.07           585,619       5,123      0.37
       0.60  -  1.19         7.51           302,694      74,493      0.60
       1.88  - 11.63         9.75           177,020          75      3.13
                                          ---------   ---------
      $0.01  - 11.63         8.09         1,870,193     583,141    $ 0.19
                                          =========   =========

     During the six months ended March 31, 1999, common stock options for 1,601,800 shares were granted with a weighted average exercise price of $14.37; options for 175,056 shares were exercised with a weighted average exercise price of $0.17; and options for 54,920 shares were canceled with a weighted average exercise price of $3.91; thereby resulting in 3,242,017 options outstanding at March 31, 1999 with a weighted average

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

9. STOCK OPTION PLANS AND EMPLOYEE STOCK PURCHASE PLAN (CONTINUED) exercise price of $7.51; of which 901,095 options were exercisable with a weighted average exercise price of $2.79.

     The Company uses the intrinsic value-based method to account for all its employee stock-based compensation arrangements. Accordingly, no compensation cost has been recognized for its stock options in the accompanying consolidated financial statements because the fair value of the underlying common stock equals or exceeds the exercise price of the stock options at the date of grant, except with respect to certain options granted during the year ended September 30, 1998. The Company has recorded deferred stock compensation expense of $1,124,000 and $2,254,000 relating to options granted during the year ended September 30, 1998 and the six months ended March 31, 1999 respectively. These amounts represent the difference between the exercise price and the deemed fair value for financial reporting purposes of the Company's common stock during the periods in which such options were granted. Amortization of deferred stock compensation of $453,000 and $455,000 was recognized during the year ended September 30, 1998 and the six months ended March 31, 1999 respectively.

     The following pro forma information regarding stock-based compensation has been determined as if the Company had accounted for its employee stock options under the fair market value method of SFAS 123. The fair value of these options was estimated at the date of grant using a minimum value option pricing model with the following weighted average assumptions: risk-free interest rates range from 5.5% to 6.5% in 1996, 1997, and 1998; a dividend yield rate of 0% for all periods; and the options will be exercised one year after they vest.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information is as follows:


                                                      YEAR ENDED SEPTEMBER 30,
                                                  ---------------------------------
                                                    1996        1997        1998
                                                  --------    --------    ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE
                                                              AMOUNTS)
Net loss as reported..........................    $(5,285)    $(8,614)    $(27,129)
Incremental pro forma compensation expense
  under SFAS 123..............................         (2)         (7)         (37)
                                                  -------     -------     --------
Pro forma net loss............................    $(5,287)    $(8,621)    $(27,166)
                                                  =======     =======     ========
Pro forma loss per share......................      (1.75)    $ (2.85)    $  (8.43)
                                                  =======     =======     ========


     Under SFAS 123, compensation expense representing the fair value of the option grant is recognized over the vesting period. The initial impact on pro forma net loss may not be representative of compensation expense in future years, when the effect of amortization of multiple awards would be reflected in pro forma earnings.

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

10. STOCKHOLDER NOTES RECEIVABLE

     In October 1994, certain stockholders exercised options to purchase shares of common stock. In connection with the issuance, the Company accepted promissory notes totaling $80,000. These notes are due in October 1999 and bear interest at the higher of 5% or the minimum interest rate required to avoid implied interest under the Internal Revenue Code, payable annually. These notes are full recourse and are secured by the common stock purchased with the proceeds thereof.

     The Company accepted a secured, non-recourse promissory note from a former shareholder of the Company in the amount of $168,000 in March of 1998. Interest is accrued at 5% per annum and all principal and accrued interest is due and payable two years from execution of the agreement. The note is secured by 33,567 shares of common stock of the Company owned by the former shareholder. In connection with this agreement the Company has the right to repurchase the common stock for $6.26 per share. In May of 1999 the Company exercised its stock repurchase right through cancellation of the $168,000 note and related accrued interest and by payment of cash of approximately $30,000.

11. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND WARRANTS

  Concur Redeemable Convertible Preferred Stock

     In October 1994, the Company designated and issued 1,529,636 shares of Series A redeemable convertible preferred stock ("Series A Preferred Stock") through a private offering. Net proceeds from the financing amounted to $1,963,000.

     In July 1995, the Company designated and issued 1,874,999 shares of Series B redeemable convertible preferred stock ("Series B Preferred Stock") through a private offering. Net proceeds from the financing amounted to $2,939,000.

     In July 1996, the Company designated 3,909,920 shares and issued 3,750,000 shares of Series C redeemable convertible preferred stock ("Series C Preferred Stock") through a private offering. Net proceeds from the financing amounted to $7,479,000. In December 1996, the Company agreed to issue an additional 134,920 shares of Series C Preferred Stock in exchange for the cancellation of notes payable totaling $267,000.

     In July 1997, the Company designated 1,343,159 shares and issued 1,275,338 shares of Series D redeemable convertible preferred stock ("Series D Preferred Stock") through a private offering. Net proceeds from the financing amounted to $4,612,000.

     In June 1998, the Company designated 1,800,000 shares and issued 1,003,499 shares of Series E redeemable convertible preferred stock ("Series E Preferred Stock") through a private offering. In August 1998, the Series E Preferred Stock Purchase Agreement (the "Purchase Agreement") was amended for the sale of an additional 645,161 shares of the Company's Series E Preferred Stock and Series E Preferred Stock Warrants to purchase an additional 2,400,000 shares of Series E Preferred Stock for $4,999,999 to American Express Travel Related Services Company, Inc. ("TRS"). The total number of shares of

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

11. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND WARRANTS (CONTINUED)
Series E Preferred Stock issued was 1,648,660. Total net proceeds from the Series E Preferred Stock financing amounted to $12,698,000.

     In connection with the initial public offering referred to in Note 19, all Concur redeemable convertible preferred stock automatically converted into common stock.

     Following is a summary of terms and conditions for each series of redeemable convertible preferred stock as of September 30, 1998:

                                                                           ANNUAL
                                                          AGGREGATE       DIVIDEND
                                  SHARES       STATED    LIQUIDATION       RATE --
                                OUTSTANDING    VALUE        VALUE       NONCUMULATIVE
                                -----------    ------    -----------    -------------
Issues and outstanding:
  Series A....................   1,529,636     $1.30     $ 2,000,000       $0.0915
  Series B....................   1,874,999      1.60       3,000,000        0.1120
  Series C....................   3,884,920      2.00       7,770,000        0.1400
  Series D....................   1,275,338      3.65       4,655,000        0.2550
  Series E....................   1,648,660      7.75      12,777,000        0.5425
                                ----------               -----------
                                10,213,553               $30,202,000
                                ==========               ===========

  Seeker Preferred Stock

     In February 1997, Seeker issued 721,681 shares of convertible preferred stock at $4.47 per share, with gross proceeds of $3,225,000, of which advance payments of $112,500 had been received in December 1996.

     In March 1998, Seeker issued 839,165 shares of redeemable convertible preferred stock at $8.94 per share for cash of approximately $6,442,000 and the conversion of notes payable to shareholders and accrued interest of approximately $1,062,000.

     All shares of Seeker preferred stock will be exchanged for Concur common stock in the June 1, 1999 merger.

  Concur Warrants to Purchase Preferred Stock

     In May 1996, the Company issued warrants to purchase 28,125 shares of redeemable convertible preferred stock in conjunction with a renewal and increase in the bank line of credit (see Note 4). The warrants were immediately exercisable at a price of $2.00 per share, expiring May 2001. The estimated fair value of these warrants of $5,000 has been recorded as debt issuance costs. At the time of the initial public offering, the warrants were exercised.

     In July 1997, the Company issued warrants to Comdisco to purchase 44,827 and 22,988 shares of Series D Preferred Stock in conjunction with the Company's receipt of financing commitments relating to the promissory note and lease agreement, respectively

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

11. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND WARRANTS (CONTINUED)
(see Note 2). Each has a purchase price of $3.65 per share. The warrants become immediately exercisable on the effective date of the agreements and remain exercisable for a period of five years; or two years from the effective date of the Company's initial public offering, whichever is longer. The estimated fair values of these warrants of $30,000 and $16,000, respectively, has been recorded as debt issuance costs.

     In September 1997, the Company issued warrants to purchase 14,000 shares of Series D Preferred Stock in conjunction with a new loan facility and an increase/renewal in the bank line of credit (see Note 4). The warrants have an initial exercise price of $3.65 per share, a five-year maturity inclusive of certain provisions to include, but not limited by, a net exercise provision, antidilution protection and a $30,000 put option. The right to exercise the put option expires two years from the issue date of the warrants. The estimated fair value of these warrants of $30,000 has been recorded as debt issuance costs. At the time of the initial public offering, the warrants were exercised.


     In April 1998, the Company issued warrants to purchase 13,187 shares of Series E Preferred Stock in conjunction with the increase to the senior loan facility. The warrants have an initial exercise price of $7.75 per share. The warrants became immediately exercisable on the effective date of the agreements and are exercisable for a period of five years. Additionally, the agreement provides for a $75,000 put option, which expires in April 2000. The estimated fair value of these warrants of $75,000 has been recorded as debt issuance costs. These warrants were exercised in February 1999.


     In May 1998, the Company issued warrants to Comdisco to purchase 56,451 shares of Series E Preferred Stock in conjunction with the new subordinated promissory note (see Note 2). The warrants are immediately exercisable at a price of $7.75 per share and are exercisable for a period of five years; or two years from effective date of the Company's initial public offering, whichever is longer. The estimated fair value of these warrants of $11,000 has been recorded as debt issuance costs. Under the terms of this subordinated debt agreement, the Company had an outstanding commitment to issue additional warrants to purchase as many as 27,096 shares of Series E Preferred Stock at an exercise price of $7.75 per share if it utilized the $1.5 million additional financing available under the agreement. This commitment expired December 31, 1998 under the terms of the agreement.

     In connection with the sale of an additional 645,161 shares of Series E Preferred Stock, the Company issued a warrant to TRS and its assignees to purchase an additional 2,400,000 shares of Series E Preferred Stock. As all of the shares of Series E Preferred Stock are converted into shares of common stock in connection with the initial public offering of the Company's common stock, this warrant will automatically be converted into common stock warrants exercisable for 2,325,000 shares of the Company's common stock. The terms of the warrant provide that it is exercisable in four tranches as follows: 300,000 shares may be acquired at the time of the Company's initial public offering at a cash purchase price per share equal to the initial public offering price per share less 7%; 700,000 shares may be acquired at any time on or before October 15, 1999 at a cash purchase

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

11. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND WARRANTS (CONTINUED) price of $33.75 per share; 700,000 shares may be acquired at any time on or before January 15, 2001 at a cash purchase price of $50.63 per share; and the remaining 700,000 shares may be acquired at any time on or before January 15, 2002 at a cash purchase price of $85.00 per share. As was permitted by the warrant, the Company exercised its option to cancel 25% of the shares that could have been acquired under the warrant at the time of the initial public offering or on or before October 15, 1999. In connection with an amendment to a standstill agreement with TRS, the Board of Directors subsequently rescinded its 25% reduction in the number of shares that can be acquired on or before October 15, 1999. At the time of the initial public offering, the initial traunch of this warrant was exercised for 225,000 shares of common stock. The estimated fair value of this warrant, determined based on a Black Scholes fair value model, is approximately $278,000, which has been recorded as redeemable convertible preferred stock warrants.

     All Concur preferred stock warrants automatically converted into common stock warrants upon the closing of the initial public offering of the Company's common stock.

  Seeker Warrants

     During the year ended December 31, 1997, in connection with the issuance of notes payable to shareholders, Seeker granted to the shareholders warrants to purchase 23,434 shares of convertible preferred stock at an exercise price of $4.46 per share. These warrants were exercisable through December 2000.

     In December 1998, in connection with the issuance of notes payable to shareholders, Seeker granted to the shareholders warrants to purchase 27,972 shares of redeemable convertible preferred stock at an exercise price of $8.94 per share.

     During the year ended December 31, 1998, in connection with the subordinated loan and equipment line of credit, the Company granted to the lender warrants to purchase 25,734 shares of redeemable convertible preferred stock at an exercise price of $8.94 per share.


     All Seeker stock warrants will be exchanged on a net exercise basis for Concur common stock in the June 1, 1999 merger.

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

12. STOCKHOLDERS' EQUITY

     The Company has reserved shares of common stock for future issuance as follows:


                                                 SEPTEMBER 30,   MARCH 31,
                                                     1998          1999
                                                 -------------   ---------
Outstanding stock options......................    1,870,193     3,242,017
Stock Options available for grant:
     1994 Stock Option Plan....................      354,768       334,230
     1998 Equity Incentive Plan................    2,909,328     1,500,760
     Director Stock Option Plan................      240,000       140,000
Employee Stock Purchase Plan...................      320,000       490,297
Conversion of redeemable convertible preferred
  stock:
     Series A..................................    1,529,636            --
     Series B..................................    1,875,000            --
     Series C..................................    3,909,920            --
     Series D..................................    1,343,158            --
     Series E..................................    1,800,000            --
Warrants to purchase Series C Preferred Stock
  that are convertible to common stock.........       28,125            --
Warrants to purchase Series D Preferred Stock
  that are convertible to common stock.........       81,815            --
Warrants to purchase Series E Preferred Stock
  that are convertible to common stock.........    2,219,638            --
Warrants to purchase common stock..............           --     2,224,267
Warrants to purchase Seeker preferred stock....       23,437        77,140
                                                  ----------     ---------
          Total................................   18,505,018     8,008,711
                                                  ==========     =========


     All of the shares of our common stock which remained available for issuance under the 1994 Stock Option Plan when the 1998 Equity Incentive Plan became effective, became available for issuance under the 1998 Equity Incentive Plan.

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

13. NET LOSS PER SHARE

     Basic and diluted net loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding.


                                                                          SIX MONTHS
                                         YEAR ENDED SEPTEMBER 30,      ENDED MARCH 31,
                                       ----------------------------   ------------------
                                        1996      1997       1998      1998       1999
                                       -------   -------   --------   -------   --------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss.............................  $(5,285)  $(8,614)  $(27,129)  $(7,337)  $(16,525)
                                       =======   =======   ========   =======   ========
Basic and diluted net loss per common
  share..............................  $ (1.75)  $ (2.84)  $  (8.41)  $ (2.39)  $  (1.36)
                                       =======   =======   ========   =======   ========
Weighted average number of common
  shares used for basic and diluted
  per share amounts..................    3,019     3,030      3,224     3,075     12,153
                                       =======   =======   ========   =======   ========



     Options to purchase 3,242,017 shares of common stock with exercise prices of $0.01 to $38.81 per share, warrants to purchase 2,242,267 shares of common stock and warrants to purchase 77,140 shares of Seeker preferred stock at a range of $3.65 to $85.00 per share were outstanding at March 31, 1999. These options and warrants and 1,555,279 shares of convertible preferred stock at March 31, 1999 were excluded from the computation of diluted earnings per share because their effect was anti-dilutive.


14. RETIREMENT 401(k) PLAN

     The Company sponsors a 401(k) Profit Sharing and Trust Plan that is available to substantially all employees. Each employee may elect to contribute up to 20% of his or her pre-tax gross earnings, subject to annual limits. The Company reserves the right to amend the Plan at any time. Employee contributions to the Plan are subject to statutory limitations regarding maximum contributions. There are no Company matching contributions.

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

15. INTERNATIONAL REVENUES

     The Company licenses and markets its products primarily in the United States, and operates in a single industry segment. Information regarding revenues in different geographic regions is as follows:


                                                        REVENUES
                                               --------------------------
                   COUNTRY                      1996     1997      1998
                   -------                     ------   ------    -------
                                                     (IN THOUSANDS)
United States................................  $2,085   $8,625    $20,406
Europe.......................................      --      612        364
Canada.......................................      --      677         31
Australia....................................      --       --        398
Asia.........................................      --       --         17
                                               ------   ------    -------
          Total..............................  $2,085   $9,914    $21,216
                                               ======   ======    =======


     From the inception of the Company to September 30, 1996, there were no significant export sales or operations in countries outside of the United States.

16. SIGNIFICANT AGREEMENTS

  Strategic Marketing Alliance Agreement with American Express

     In December 1997, the Company entered into a strategic alliance agreement with American Express Company ("American Express"), a related party, under which American Express refers to the Company its corporate charge card customers that seek a T&E expense management software solution. Under the terms of the agreement, American Express receives a fee for referring to the Company clients of American Express who become XMS customers. The fee varies based upon licensing revenue realized from referred customers. Except for the referral, the Company is responsible for the entire sales effort and also for customer support and warranty service. Under the agreement, the Company and American Express have also agreed to develop certain product features enabling a higher level of integration between XMS and certain American Express services and products.

  Strategic Marketing Alliance Agreement with ADP, Inc.

     In November 1998, the Company entered into a strategic alliance agreement with ADP, Inc., a subsidiary of Automatic Data Processing, Inc., under which ADP has agreed to refer potential customers for travel and entertainment expense management software products and services exclusively to the Company. The Company and ADP also agreed to jointly market the Company's travel and entertainment expense report processing products and services to ADP customers.

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

16. SIGNIFICANT AGREEMENTS (CONTINUED)
  Co-Branded XMS Service Marketing Agreement

     In August 1998, the Company entered into a Co-Branded XMS Service Marketing Agreement with American Express' affiliate TRS. Under the terms of the agreement, TRS will receive a fee for marketing to TRS's clients a co-branded enterprise service provider ("ESP") version of XMS containing special features. The marketing fee is based on the amount of revenue received. The Company is responsible for providing warranty and customer support services to these customers. In addition, under the terms of the agreement, the Company and TRS have agreed to jointly develop certain product features for integration into the co-branded ESP version of XMS.

    License and Other Agreements

     The Company has entered into various agreements that allow the Company to incorporate licensed technology into its products or that allow the Company the right to sell separately the licensed technology. The Company incurs royalty fees under these agreements that are based on a predetermined fee per license sold. Royalty costs incurred under these agreements are recognized as products are licensed and are included in cost of product sales. These amounts totaled $203,000 and $348,000 for the years ended September 30, 1997 and 1998, respectively. Amounts recognized in 1996 were insignificant.

17. RELATED PARTY TRANSACTION

     During 1998 the Company paid fees of $121,000 to a stockholder and received proceeds of $41,000 under the terms of a sales referral agreement. Additionally, the Company recorded $134,000 in revenue for the sale of a license agreement to another stockholder in 1998. No sales were made to stockholders or under the sales referral agreement prior to 1998. At September 30, 1998 accounts receivable from stockholders were $152,000 and accounts payable to stockholders were $83,000. For the six months ended March 31, 1999, the Company paid fees of $254,000 and received proceeds totaling $219,000 under the terms of the sales referral agreement. At March 31, 1999, accounts receivable from stockholders was $0 and accounts payable to stockholders was $95,000.

18. SUBSEQUENT EVENT

    Reverse Stock Split

     On August 21, 1998 the Board of Directors authorized a reverse stock split of the Company's common stock. The reverse split was approved for a range of split ratios by the Stockholders in October 1998. The split ratio of 1-to-2.5 was determined on November 16, 1998. The reverse stock split was effected on December 9, 1998. The related common share, preferred share and per share data in the accompanying financial statements has been retroactively restated to reflect the reverse stock split, including preferred share data on an as-converted to common stock basis.

                           CONCUR TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (INFORMATION AS OF MARCH 31, 1999 AND FOR EACH OF THE SIX MONTH PERIODS ENDED
               MARCH 31, 1998 AND 1999 IS UNAUDITED.) (CONTINUED)

19. INITIAL PUBLIC OFFERING ("IPO"), FOLLOW-ON OFFERING, AND PRIVATE PLACEMENT

     On December 16, 1998, the Company issued 3,365,000 shares of its Common Stock (including 465,000 shares issued upon the exercise of the underwriters' over allotment option) at an initial public offering price of $12.50 per share. The net proceeds to the Company from the offering, net of offering costs were approximately $37.4 million. In connection with the IPO, warrants were exercised to purchase 225,000 shares of common stock at a price of $11.625 per share, resulting in additional proceeds to the Company totaling $2.6 million. Concurrent with the IPO, each outstanding share of the Company's redeemable convertible preferred stock was automatically converted into one share of Common Stock and remaining preferred stock warrants for 2,237,454 shares were automatically converted into warrants for the purchase of 2,237,454 shares of common stock.

     On March 15, 1999, the Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to execute a follow-on offering of its common stock to the public. On April 16, 1999 the Company issued an additional 2,018,620 shares of its common stock at an offering price $43.50. The net proceeds to the Company, net of offering costs, were approximately $82.5 million.

     In April of 1999 Seeker issued 972,944 shares of Series C preferred stock in a private placement for cash of $9,434,000 and conversion of notes payable to stockholders and accrued interest aggregating to $2,566,000.

                           CONCUR TECHNOLOGIES, INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following financial statements present the Concur Technologies, Inc. ("Concur" or the Company) Pro Forma Consolidated Balance Sheet at March 31, 1999 and the Concur Pro Forma Consolidated Statements of Operations for the year ended September 30, 1998.

     The Company's acquisition of 7Software, Inc. ("7Software"), effective June 30, 1998, has been accounted for under the "purchase" method of accounting, which requires the purchase price to be allocated to the acquired assets and liabilities of 7Software on the basis of their estimated fair values as of the date of acquisition. The Company's merger with Seeker Software, Inc. ("Seeker") effective June 1, 1999, will be accounted for as a pooling of interests. The following Pro Forma Consolidated Balance Sheet as of March 31, 1999 and pro forma consolidated statement of operations for the year ended September 30, 1998 give effect to the merger with Seeker Software as presented in the Supplemental Consolidated Financial Statements. The pro forma consolidated statements of operations for the year ended September 30, 1998 also gives effect to the acquisition of 7Software as if it occurred on October 1, 1997, and includes adjustments directly attributable to the acquisition of 7Software and expected to have a continuing impact on the combined company (collectively, the "Pro Forma Financial Statements"). The pro forma information is derived from historical financial statements of 7Software and the Supplemental Consolidated Financial Statements of Concur. The information has been prepared in accordance with the rules and regulations of the Commission and is provided for comparative purposes only. The pro forma information does not purport to be indicative of the results that actually would have occurred had the combination been effected at the beginning of the period presented.

                           CONCUR TECHNOLOGIES, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                                          PRO FORMA      PRO FORMA
                                                              CONCUR     ADJUSTMENTS    CONSOLIDATED
                                                             --------    -----------    ------------
Current assets:
  Cash & cash equivalents..................................  $  9,861           --        $  9,861
  Marketable securities....................................    37,544           --          37,544
  Accounts receivable......................................     8,680           --           8,680
  Prepaid expenses & other current assets..................     1,415           --           1,415
                                                             --------      -------        --------
       Total current assets................................    57,500           --          57,500
Equipment & furniture, net.................................     3,488           --           3,488
Deposits and other assets..................................     3,653           --           3,653
                                                             --------      -------        --------
       Total assets........................................  $ 64,641           --        $ 64,641
                                                             ========      =======        ========
Liabilities & Stockholders' Equity
Current liabilities:
  Accounts payable & accrued liabilities...................  $ 14,676           --        $ 14,676
  Notes payable to stockholders............................     2,667           --           2,667
  Current portion of long term obligations.................     5,555           --           5,555
  Deferred revenue.........................................     4,445           --           4,445
  Accrued merger expenses..................................        --        7,900           7,900
                                                             --------      -------        --------
          Total current liabilities........................    27,343        7,900          35,243
Long term obligations, net of current portion..............     8,940                        8,940
Redeemable convertible preferred stock.....................     8,201       (8,201)             --
Stockholders' equity:
  Convertible preferred stock..............................     3,139       (3,139)             --
  Common stock.............................................    79,000       11,340          90,340
  Deferred stock compensation..............................    (2,328)          --          (2,328)
  Accumulated deficit......................................   (59,654)      (7,900)        (67,554)
                                                             --------      -------        --------
       Total stockholders' equity..........................    20,157          301          20,458
                                                             --------      -------        --------
       Total liabilities and stockholders' equity..........  $ 64,641      $    --        $ 64,641
                                                             ========      =======        ========


                            See accompanying notes.

                           CONCUR TECHNOLOGIES, INC.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             PURCHASE      PRO FORMA
                                                      CONCUR    7SOFTWARE   ADJUSTMENTS   CONSOLIDATED
                                                     --------   ---------   -----------   ------------
Total revenues, net................................  $ 21,216     $ 197       $    --       $ 21,413
Cost of revenues...................................     9,066        30           174          9,270
                                                     --------     -----       -------       --------
Gross profit.......................................    12,150       167          (174)        12,143
Sales and marketing................................    17,091       162            33         17,286
Research and development...........................    10,370       243            33         10,646
General and administrative.........................     6,302        --            --          6,302
Acquired in process R&D............................     5,203        --        (5,203)            --
                                                     --------     -----       -------       --------
     Total operating expenses......................    38,966       405        (5,137)        34,234
                                                     --------     -----       -------       --------
Loss from operations...............................   (26,816)     (238)        4,963        (22,091)
Other expense......................................      (313)       (1)           --           (314)
                                                     --------     -----       -------       --------
     Net loss......................................  $(27,129)    $(239)      $ 4,963       $(22,405)
                                                     ========     =====       =======       ========
Basic and diluted net loss per share...............  $  (8.41)                              $  (6.44)
                                                     ========                               ========
Shares used in calculation of basic and diluted net
  loss per share...................................     3,224                                  3,480
                                                     ========                               ========

                            See accompanying notes.

                           CONCUR TECHNOLOGIES, INC.

                               NOTES TO PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     On June 30, 1998, Concur Technologies, Inc. ("Concur" or the Company) acquired 7Software, Inc. ("7Software") in an acquisition accounted for as a purchase. 7Software was incorporated in May 1997 and focused on the development and licensing of Internet-based procurement solutions that bring purchasing to the desktops of employees of large corporations. Concurrent with this transaction, 7Software was merged into the Company.

     On May 31, 1999 Concur entered into the merger agreement that resulted in a merger with Seeker Software, Inc. ("Seeker") in a merger transaction accounted for on a pooling of interests. Seeker develops markets and sells web-based self-service HR workplace solution applications which allow employees within an organization to access, update and share information from their desktop computers.

     The unaudited pro forma information presented is not necessarily indicative of future consolidated results of operations of Concur or the consolidated results of operations that would have resulted had the acquisition and merger taken place on October 1, 1997. The unaudited pro forma consolidated statements of operations for the year ended September 30, 1998 has been determined based on the supplemental consolidated statement of operations combining the results of the Company and Seeker and the effects of the 7Software acquisition, assuming the related events occurred as of October 1, 1997 for the purposes of the unaudited pro forma consolidated statements of operations. The unaudited pro forma balance sheet at March 31, 1999 reflects the merger with Seeker as if the merger occurred on March 31, 1999.

2. UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL ADJUSTMENTS

     The unaudited pro forma consolidated 1998 financial statements of operations reflect the conversion of all the outstanding shares of 7Software common stock into 708,918 shares and stock options to purchase 123,921 shares of Concur common stock pursuant to the acquisition. This consideration resulted in a total purchase price of $6.2 million (including acquisition expenses).

     The allocation of the purchase price resulted in intangible assets, primarily capitalized technology and the value of an acquired workforce, of $960,000 which are being amortized on a straight line basis over three years. In-process research and development acquired and valued using the income approach in the amount of $5,203,000 was charged to expense. In-process research and development charges have not been reflected in the pro forma consolidated financial statements of operations for the year ended September 30, 1998 as they are considered a nonrecurring charge.

     The pro forma financial statements have been prepared using the pooling of interest method of accounting to give effect to the Seeker merger as reflected in the supplemental consolidated financial statements. As a result of the use of the pooling of interest method of accounting for the business combination, the consolidated financial statements of Concur are being restated, and therefore the pro forma combined financial statements have been restated to reflect the merger as if it had occurred prior to the dates of the statements. The computations of weighted average shares outstanding include the conversions of shares of Seeker common stock and preferred stock into shares of Concur common stock and the conversion of options to purchase Seeker common stock into options to purchase Concur common stock.

                           CONCUR TECHNOLOGIES, INC.

                               NOTES TO PRO FORMA
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. UNAUDITED PRO FORMA CONSOLIDATED NET LOSS PER SHARE

     The net loss per share and shares used in computing the net loss per share is based upon the historical weighted average common shares outstanding adjusted to reflect the issuance, as of October 1, 1997 of approximately 708,918 shares and stock options to purchase 123,921 shares of Concur common stock as described in Note 2 to these Notes to Unaudited Pro Forma Consolidated Financial Statements. Options to purchase approximately 364,000 shares of 7Software common stock were assumed by Concur pursuant to the acquisition and converted into options to purchase approximately 123,921 shares of Concur common stock. The Concur common stock issuable upon the exercise of the stock options have been excluded as the effect would be antidilutive. The unaudited pro forma consolidated net loss per share also includes the effect of the shares of common stock issued in the Seeker Merger.

4. PURCHASE ADJUSTMENTS

     Pro forma adjustments to the 1998 Statement of Operations have been prepared to reflect the elimination of the non-recurring one-time charge for acquired in-process technology in connection with the 7Software acquisition and to reflect the amortization of capitalized technology and other intangible assets.


     Pro forma adjustments to the March 31, 1999 Pro Forma Consolidated Balance Sheet have been prepared to reflect the conversion of the Seeker preferred stock to Concur common stock and to reflect the accrual of $7.9 million of merger related costs consisting primarily of financial advisory fees for both companies, attorneys, accountants, financial printing, and other related charges.

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses to be paid by the Company in connection with the sale of shares of Common Stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee.........  $ 12,598
Accounting fees and expenses................................   150,000
Legal fees and expenses.....................................   125,000
Printing and engraving expenses.............................   225,000
Transfer agent and registrar fees and expenses..............     2,000
Custodian fees..............................................     3,000
Miscellaneous...............................................     2,402
                                                              --------
          Total.............................................  $520,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the DGCL, the Bylaws of the Company provide that: (i) the Company is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL (except if such person is seeking indemnity in connection with a proceeding (or part thereof) initiated by such person and not authorized by the Board of Directors); (ii) the Company may, in its discretion, indemnify other officers, employees and agents as set forth in the DGCL; (iii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Company is required to advance expenses, as incurred, to its directors and executive officers to the fullest extent permitted by the DGCL in connection with a proceeding (except if the expenses incurred by such person are incurred because the Company is directly bringing a claim, in a proceeding, against such person, alleging that such person has breached his or her duty of loyalty to the Company, committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or derived an improper personal benefit from a transaction); (iv) the rights conferred in the Bylaws are not exclusive and the Company is authorized to enter into indemnity agreements with its directors, officers, employees and agents; and (v) the Company may not retroactively amend the Bylaw provisions relating to indemnity.

     The Company's policy is to enter into Indemnity Agreements with each of its directors and executive officers. The Indemnity Agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Company, on account of their services as directors, officers, employees or agents of the Company or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Company. The Company will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims (i) initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification under the indemnity agreements; (ii) for any amounts paid in settlement of a proceeding unless the Company consents to such settlement; (iii) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Company pursuant to the provisions of sec. 16(b) of the Securities Exchange Act of 1934 and related laws; (iv) on account of conduct by an indemnified party that is finally adjudged to have been in bad faith or conduct that the indemnified party did not reasonably believe to be in, or not opposed to, the best interests of the Company; (v) on account of any criminal action or proceeding arising out of conduct that the indemnified party had reasonable cause to believe was unlawful; or (vi) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     The Indemnity Agreement requires a director or executive officer to reimburse the Company for expenses advanced only to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Bylaws, his or her indemnity agreement or otherwise to be indemnified for such expenses. The Indemnity Agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, Delaware law or otherwise.

     The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Company and its directors and executive officers, may be sufficiently broad to permit indemnification of the Company's directors and executive officers for liabilities arising under the Securities Act.

     As authorized by the Company's Bylaws, the Company has obtained, directors and officers liability insurance.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                          DOCUMENT                            EXHIBIT NUMBER
                          --------                            --------------
Company's Certificate of Incorporation......................       3.03
Company's Bylaws............................................       3.04
Form of Indemnity Agreement.................................      10.06

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following table sets forth information regarding all securities of the Company sold by the Company from September 30, 1995 to June 15, 1999. References to warrants below assume the full exercise of all warrants. Preferred stock numbers are presented on an as converted to common stock basis.

      CLASS OF                                                                      NUMBER         AGGREGATE
     PURCHASERS           DATE OF SALE             TITLE OF SECURITIES           OF SECURITIES   PURCHASE PRICE
     ----------        ------------------  ------------------------------------  -------------   --------------
1 investor             May 15, 1996        Warrants to purchase 28,125 shares             --               --
                                           of Series C Preferred Stock
10 investors           July 10, 1996       Series C Preferred Stock                3,750,000      $ 7,500,000
2 investors            December 31, 1996   Series C Preferred Stock                  134,920          269,697
1 investor             July 22, 1997       Warrants to purchase 67,815 shares             --               --
                                           of Series D Preferred Stock
10 investors           July 23, 1997       Series D Preferred Stock                1,275,338        4,655,001
1 investor             September 3, 1997   Warrants to purchase 14,000 shares             --               --
                                           of Series D Preferred Stock
1 investor             April 28, 1998      Warrants to purchase 13,187 shares             --               --
                                           of Series E Preferred Stock
1 investor             May 8, 1998         Warrants to purchase 56,451 shares             --               --
                                           of Series E Preferred Stock
8 shareholders         June 30, 1998       Common Stock                              708,918               --
25 investors           June 30, 1998 and   Series E Preferred Stock                1,648,660       12,777,196
                       August 11, 1998
1 investor             August 11, 1998     Warrant to purchase 2,400,000 shares           --               --
                                           of Series E Preferred Stock
1 investor             December 16, 1998   Exercise of warrant to purchase            33,537               --
                                           Common Stock
1 investor             December 21, 1998   Exercise of warrant to purchase           225,000        2,616,000
                                           Common Stock
1 investor             February 8, 1999    Exercise of warrant to purchase            10,515               --
                                           Common Stock
53 investors           June 1, 1999        Common Stock                            3,419,929               --
Officers, directors,   September 30, 1995  Exercise of options to purchase           290,898           38,024
employees and other    to June 15, 1999    Common Stock
eligible participants

      CLASS OF              FORM OF
     PURCHASERS          CONSIDERATION
     ----------        ------------------
1 investor                          --(1)
10 investors                         Cash
2 investors                         --(2)
1 investor                          --(3)
10 investors                         Cash
1 investor                          --(4)
1 investor                          --(5)
1 investor                          --(6)
8 shareholders               Exchange for
                             Common Stock
                            of 7Software,
                                  Inc.(7)
25 investors                         Cash
1 investor                          --(8)
1 investor                   Net exercise
1 investor                           Cash
1 investor                   Net exercise
53 investors                 Exchange for
                             Common Stock
                                of Seeker
                                Software,
                                  Inc.(9)
Officers, directors,             Cash(10)
employees and other
eligible participants

-------------------------
 * As part of the reincorporation of the Company into Delaware, the Company exchanged 3,099,959 shares of its Common Stock, 10,213,553 shares of its redeemable convertible preferred stock and warrants to purchase 2,329,578 shares of its redeemable convertible preferred stock for 3,099,959 shares of Common Stock, 10,213,553 shares of redeemable convertible preferred stock and warrants to purchase 2,329,578 shares of redeemable convertible preferred stock, respectively.

 (1) Issued to Imperial Bank as additional consideration for a bank line of credit.

 (2) In connection with the cancellation of previous indebtedness, 70,390 shares of Series C Preferred Stock were issued to Michael W. Hilton and 64,530 shares of Series C Preferred Stock were issued to S. Steven Singh.

 (3) Issued to Comdisco, Inc. as additional consideration for a promissory note and an equipment lease.

 (4) Issued to Imperial Bank as additional consideration for a bank line of credit and other financing.

 (5) Issued to Imperial Bank as additional consideration for additional financing.

 (6) Issued to Comdisco, Inc. as additional consideration for a promissory note.

 (7) In connection with the Company's acquisition of 7Software, the Company exchanged 708,918 shares of Common Stock for 7Software's Common Stock.

 (8) Issued to TRS in connection with TRS's purchase of Series E Preferred Stock. See "Certain Transactions."

 (9) In connection with the Company's acquisition of Seeker Software, the Company exchanged 3,419,929 shares of Common Stock for Seeker Software's Common Stock.

(10) With respect to the grant of stock options, exemption from registration under the Securities Act was unnecessary in that none of such transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

     All sales of Common Stock made pursuant to the exercise of stock options granted under the stock option plans of the Company or its predecessors were made pursuant to the exemption from the registration requirements of the Securities Act afforded by Rule 701 promulgated under the Securities Act.

     All other sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. The securities were sold to a limited number of people with no general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment and who represented to the issuer that the shares were being acquired for investment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following exhibits are filed herewith:

EXHIBIT
NUMBER                          EXHIBIT TITLE
-------                         -------------
 2.01    Form of Agreement and Plan of Merger between Company and
         Concur Technologies, Inc., a Washington corporation.*
 2.02    Agreement and Plan of Reorganization between Company, PSC
         Merger Corp., 7Software, Inc., Andrew Dent and Melissa
         Widner dated June 30, 1998.*
 2.03    Agreement and Plan of Reorganization between Company,
         ConStar Acquisition Corp. and Seeker Software, Inc. dated
         May 26, 1999 (incorporated herein by reference to Exhibit
         2.1 to the Company's Current Report on Form 8-K dated June
         1, 1999).
 3.01    Company's Certificate of Incorporation.*
 3.02    Company's Certificate of Designation.*
 3.03    Form of Company's Amended and Restated Certificate of
         Incorporation filed with the Delaware Secretary of State
         immediately following the Company's Initial Public
         Offering.*
 3.04    Company's Bylaws.*
 3.05    Amended and Restated Certificate of Incorporation
         (incorporated herein by reference to Exhibit 4.03 to the
         Registration Statement on Form S-8 (File No. 333-70455)
         effective January 12, 1999).
 4.01    Specimen Certificate for Company's Common Stock.*
 4.02    Shelf Registration Statement among Company and signatories who were stockholders of Seeker Software, Inc. dated May 26,
         1999 (incorporated herein by reference to Exhibit 4.1 to the
         Company's Current Report on Form 8-K dated June 1, 1999).
 4.03    Third Amended and Restated Information and Registration
         Rights Agreement dated May 26, 1999 (incorporated herein by reference to Exhibit 4.2 to the Company's Current Report on
         Form 8-K dated June 1, 1999).

EXHIBIT
NUMBER                          EXHIBIT TITLE
-------                         -------------
 4.04    Escrow Agreement among Company, Chase Manhattan Bank and
         Trust Company, and representatives of former stockholders
         and optionholders of Seeker Software, Inc. dated May 26,
         1999 (incorporated herein by reference to Exhibit 4.3 to the
         Company's Current Report on Form 8-K dated June 1, 1999).
 5.01    Opinion of Fenwick & West LLP regarding legality of the
         securities being issued.****
10.01    Company's Amended and Restated 1994 Stock Option Plan and
         related documents.*
10.02    Company's Amended 1998 Equity Incentive Plan and related
         documents.*
10.03    Company's 1998 Employee Stock Purchase Plan and related
         documents.*
10.04    Company's 1998 Directors Stock Option Plan and related
         documents.**
10.05    Company's 401(k) Profit Sharing and Trust Plan.*
10.06    Form of Indemnity Agreement entered into by Company with
         each of its directors and executive officers.*
10.07    Series D Preferred Stock Purchase Agreement dated July 22,
         1997.*
10.08    Series E Preferred Stock Purchase Agreement dated May 29,
         1998.*
10.09    Strategic Marketing Alliance Agreement between Company and
         American Express Company dated December 17, 1997.*/+
10.10    Co-Branded XMS Service Marketing Agreement between Company and American Express Travel Related Services Company, Inc.
         ("TRS") dated August 11, 1998.*/+
10.11    Warrant to purchase shares of Company's Series E Preferred
         Stock issued by Company to TRS dated August 11, 1998.*
10.12    Voting Agreement among Company and stockholders of Company identified therein dated May 29, 1998.*
10.13    Amendment Agreement among Company and stockholders of
         Company identified therein dated July 30, 1998.*
10.14    Facility Lease between Company and CarrAmerica Realty
         Corporation dated October 31, 1997, as amended on April 10,
         1998.*
10.15    Letter Agreement between Company and Sterling R. Wilson
         dated April 21, 1994.*
10.16    Letter Agreement between Company and Jon T. Matsuo dated
         June 20, 1994.*
10.17    Letter Agreement between Company and Frederick L. Ingham
         dated December 5, 1996.*
10.18    Letter Agreement between Company and John P. Russo, Jr.
         dated April 1, 1996.*
10.19    Standstill Agreement between Company and TRS dated August
         10, 1998.*
10.20    Security and Loan Agreement between Company and Imperial
         Bank dated September 3, 1997.*
10.21    Addendum to Security and Loan Agreement between Company and
         Imperial Bank dated September 3, 1997.*
10.22    Second Amendment to Loan Documents between Company and
         Imperial Bank dated April 28, 1998.*
10.23    Bonus Agreement between Company and Melissa Widner and
         Andrew Dent dated June 30, 1998.*
10.24    Amendment to Standstill Agreement between Company and TRS
         dated November 30, 1998.*
10.25    Letter Agreement between Company and John A. Prumatico dated
         June 24, 1998.*
10.26    Letter Agreement between Company and Michael Watson dated
         June 24, 1998.*
10.27    Third Amendment to Lease between Company and Carr America
         Realty Corporation dated February 11, 1999.**
10.28    Sublease between Company and Emerging Technology Solutions
         International (ETSI), Inc. dated February 1, 1999.**
10.29    Third Amendment to Security and Loan Agreement and Addendum
         to Security and Loan Agreement between Company and Imperial
         Bank dated March 15, 1999.**
10.30    Letter Agreement between Company and Bruce Chatterley dated
         March 2, 1999.**

EXHIBIT
NUMBER                          EXHIBIT TITLE
-------                         -------------
10.31    Letter Agreement between Company and Robert K. Reid dated
         May 26, 1999.***
10.32    Letter Agreement between Company and Gary L. Durbin dated
         May 26, 1999.***
10.33    Office Lease between Seeker Software, Inc. and Webster
         Street Partners, Ltd., dated August 7, 1997.***
10.34    First Amendment to Office Lease between Seeker Software,
         Inc. and Webster Street Partners, Ltd. dated November 10,
         1998.***
21.01    List of Company's subsidiaries.***
23.01    Consent of Fenwick & West LLP (included in Exhibit
         5.01).****
23.02    Consent of Ernst & Young LLP, Independent Auditors.
24.01    Power of Attorney***


-------------------------
   * Incorporated herein by reference to the exhibit with the same number filed with the Registrant's Registration Statement on Form S-1 (File No. 333-62299) declared effective by the Securities and Exchange Commission on December 16, 1998.

  ** Incorporated herein by reference to the exhibit with the same number filed with the Registrant's Registration Statement on Form S-1 (File No. 333-74685) declared effective by the Securities and Exchange Commission on April 16, 1999.


 *** Previously filed.



**** To be filed by amendment.


   + Confidential treatment has been granted with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.


ITEM 17. UNDERTAKINGS


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 14 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on the 23rd day of June, 1999.


                                   CONCUR TECHNOLOGIES, INC.

                                   By:          /s/ S. STEVEN SINGH
                                      ------------------------------------------
                                                   S. Steven Singh
                                        President, Chief Executive Officer and
                                                       Director


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                       NAME                                          TITLE                      DATE
                       ----                                          -----                      ----

                /s/ S. STEVEN SINGH                   President, Chief Executive Officer    June 23, 1999
---------------------------------------------------    and Director (principal executive
                  S. Steven Singh                                  officer)

              /s/ STERLING R. WILSON                 Chief Financial Officer and Executive  June 23, 1999
---------------------------------------------------      Vice President of Operations
                Sterling R. Wilson                     (principal financial officer and
                                                         principal accounting officer)

                MICHAEL W. HILTON*                    Chairman of the Board of Directors    June 23, 1999
---------------------------------------------------       and Chief Technical Officer
                 Michael W. Hilton

                 JEFFREY D. BRODY*                                 Director                 June 23, 1999
---------------------------------------------------
                 Jeffrey D. Brody

               NORMAN A. FOGELSONG*                                Director                 June 23, 1999
---------------------------------------------------
                Norman A. Fogelsong

                RUSSELL P. FRADIN*                                 Director                 June 23, 1999
---------------------------------------------------
                 Russell P. Fradin

                EDWARD P. GILLIGAN*                                Director                 June 23, 1999
---------------------------------------------------
                Edward P. Gilligan

               MICHAEL J. LEVINTHAL*                               Director                 June 23, 1999
---------------------------------------------------
               Michael J. Levinthal

              JAMES D. ROBINSON III*                               Director                 June 23, 1999
---------------------------------------------------
               James D. Robinson III

            *By: /s/ STERLING R. WILSON
   ---------------------------------------------
                Sterling R. Wilson
                 Attorney-in-fact

                                 EXHIBIT INDEX


                                                                      SEQUENTIALLY
EXHIBIT                                                                 NUMBERED
NUMBER                          EXHIBIT TITLE                             PAGE
-------                         -------------                         ------------
23.02    Consent of Ernst & Young LLP, Independent Auditors..........